                                  Exhibit 10.25

                                 EXECUTION COPY

================================================================================

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                           DATED AS OF APRIL 23, 1997


                                      AMONG


                                LIBBEY GLASS INC.
                                       and
                               LIBBEY CANADA INC.,
                                  as Borrowers,

                           THE LENDERS LISTED HEREIN,
                                   as Lenders,

                            THE BANK OF NOVA SCOTIA,
                               as Canadian Agent,

                       THE FIRST NATIONAL BANK OF CHICAGO,
                              as Syndication Agent,

                               NATIONSBANK, N.A.,
                             as Documentation Agent,

                              THE BANK OF NEW YORK,
                            THE BANK OF NOVA SCOTIA,
                      CAISSE NATIONALE DE CREDIT AGRICOLE,
                              FLEET BANK, N.A. and
                          KEYBANK NATIONAL ASSOCIATION
                                  as Co-Agents,

                                       and

                             BANKERS TRUST COMPANY,
                             as Administrative Agent

================================================================================

                                LIBBEY GLASS INC.
                                       and
                               LIBBEY CANADA INC.
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
Section 1.       DEFINITIONS.....................................................................................  2
         1.1     Certain Defined Terms...........................................................................  2
         1.2     Accounting Terms; Utilization of GAAP for Purposes of Calculations
                 Under Agreement................................................................................. 28
         1.3     Other Definitional Provisions................................................................... 28
         1.4     Appendices...................................................................................... 28

Section 2.       AMOUNTS AND TERMS OF COMMITMENTS AND LOANS...................................................... 28
         2.1     Commitments; Loans.............................................................................. 28
         2.2     Interest on the Loans........................................................................... 35
         2.3     Fees............................................................................................ 38
         2.4     Prepayments and Reductions in Commitments; General Provisions
                 Regarding Payments.............................................................................. 38
         2.5     Use of Proceeds................................................................................. 43
         2.6     Special Provisions Governing Eurodollar Rate Loans.............................................. 44
         2.7     Letters of Credit............................................................................... 44
         2.8     Canadian Dollar Loans to Libbey Canada.......................................................... 47
         2.9     Bankers' Acceptances............................................................................ 57
         2.10    Canadian Letters of Credit...................................................................... 62
         2.11    Negotiated Rate Loans........................................................................... 65

Section 3.       CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND TO
                 LOANS AND LETTERS OF CREDIT..................................................................... 66
         3.1     Conditions to Effectiveness..................................................................... 66
         3.2     Conditions to All Loans......................................................................... 69
         3.3     Conditions to All Letters of Credit and Canadian Letters of Credit.............................. 70

Section 4.       REPRESENTATIONS AND WARRANTIES.................................................................. 70
         4.1     Organization, Powers, Qualification, Good Standing, Business and
                 Subsidiaries.................................................................................... 71
         4.2     Authorization of Borrowing, etc................................................................. 72
         4.3     Financial Condition............................................................................. 72
         4.4     No Material Adverse Change; No Restricted Junior Payments....................................... 73
         4.5     Title to Properties; Liens...................................................................... 73
         4.6     Litigation; Adverse Facts....................................................................... 73
         4.7     Payment of Taxes................................................................................ 74
         4.8     Performance of Agreements; Materially Adverse Agreements........................................ 74

                                       (i)

                                                                                                                 Page
                                                                                                                 ----

         4.9     Governmental Regulation......................................................................... 74
         4.10    Securities Activities........................................................................... 74
         4.11    Employee Benefit Plans.......................................................................... 75
         4.12    Certain Fees.................................................................................... 75
         4.13    Environmental Protection........................................................................ 75
         4.14    Employee Matters................................................................................ 77
         4.15    Solvency........................................................................................ 77
         4.16    Disclosure...................................................................................... 77

Section 5.       AFFIRMATIVE COVENANTS........................................................................... 78
         5.1     Financial Statements and Other Reports.......................................................... 78
         5.2     Corporate Existence, etc........................................................................ 82
         5.3     Payment of Taxes and Claims; Tax Consolidation.................................................. 82
         5.4     Maintenance of Properties; Insurance............................................................ 82
         5.5     Inspection...................................................................................... 83
         5.6     Compliance with Laws, etc....................................................................... 83
         5.7     Environmental Disclosure and Inspection......................................................... 83
         5.8     Company's Remedial Action Regarding Hazardous Materials......................................... 84

Section 6.       NEGATIVE COVENANTS.............................................................................. 84
         6.1     Indebtedness.................................................................................... 85
         6.2     Liens and Related Matters....................................................................... 86
         6.3     Investments; Joint Ventures..................................................................... 87
         6.4     Contingent Obligations.......................................................................... 90
         6.5     Restricted Junior Payments...................................................................... 91
         6.6     Financial Covenants............................................................................. 91
         6.7     Restriction on Fundamental Changes; Asset Sales................................................. 92
         6.8     Sale or Discount of Receivables................................................................. 93
         6.9     Transactions with Shareholders and Affiliates................................................... 93
         6.10    Disposal of Subsidiary Stock.................................................................... 93
         6.11    Conduct of Business............................................................................. 94
         6.12    Receivables Programs............................................................................ 94

Section 7.       EVENTS OF DEFAULT............................................................................... 94
         7.1     Failure to Make Payments When Due............................................................... 94
         7.2     Default in Other Agreements..................................................................... 94
         7.3     Breach of Certain Covenants..................................................................... 95
         7.4     Breach of Warranty.............................................................................. 95
         7.5     Other Defaults Under Loan Documents............................................................. 95
         7.6     Involuntary Bankruptcy; Appointment of Receiver, etc............................................ 95
         7.7     Voluntary Bankruptcy; Appointment of Receiver, etc.............................................. 96
         7.8     Judgments and Attachments....................................................................... 96
         7.9     Dissolution..................................................................................... 96
         7.10    Employee Benefit Plans.......................................................................... 96

                                      (ii)

                                                                                                                 Page
                                                                                                                 ----

         7.11    Change in Control...............................................................................  97

Section 8.       GUARANTY OF COMPANY.............................................................................  98
         8.1     Guaranty by Company.............................................................................  98
         8.2     Terms of Guaranty...............................................................................  99

Section 9.       AGENT AND CO-AGENTS............................................................................. 101

Section 10.      MISCELLANEOUS................................................................................... 102
         10.1    Assignments and Participations in Loans and Letters of Credit................................... 102
         10.2    Expenses........................................................................................ 104
         10.3    Indemnity....................................................................................... 105
         10.4    Set Off......................................................................................... 106
         10.5    Ratable Sharing................................................................................. 106
         10.6    Amendments and Waivers.......................................................................... 107
         10.7    Increased Costs; Taxes; Capital Adequacy........................................................ 109
         10.8    Lenders' Obligation to Mitigate; Replacement of Lender.......................................... 112
         10.9    Change in Accounting Principles................................................................. 114
         10.10   Intercreditor Agreement......................................................................... 114
         10.11   Independence of Covenants....................................................................... 115
         10.12   Notices......................................................................................... 115
         10.13   Survival of Representations, Warranties and Agreements.......................................... 115
         10.14   Failure or Indulgence Not Waiver; Remedies Cumulative........................................... 116
         10.15   Marshalling; Payments Set Aside................................................................. 116
         10.16   Severability.................................................................................... 116
         10.17   Obligations Several; Independent Nature of Lenders' Rights...................................... 116
         10.18   Headings........................................................................................ 117
         10.19   Applicable Law.................................................................................. 117
         10.20   Successors and Assigns.......................................................................... 117
         10.21   Consent to Jurisdiction and Service of Process.................................................. 117
         10.22   Waiver of Jury Trial............................................................................ 118
         10.23   Confidentiality................................................................................. 119
         10.24   Entire Agreement................................................................................ 119
         10.25   Counterparts; Effectiveness..................................................................... 119

              Signature pages ................................................................................... S-1

                                      (iii)

                                   APPENDICES

A             SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE
              LOANS

B             ADDITIONAL PROVISIONS GOVERNING LETTERS OF
              CREDIT

C             PROVISIONS RELATING TO AGENT AND CO-AGENTS

D             ADDITIONAL PROVISIONS GOVERNING CANADIAN LETTERS OF
              CREDIT

                                      (iv)

                                    EXHIBITS

I                      FORM OF NOTICE OF BORROWING
II                     FORM OF NOTICE OF CONVERSION/CONTINUATION
III                    FORM OF NEGOTIATED RATE LOAN NOTE
IV-A                   FORM OF REVOLVING NOTE
IV-B                   FORM OF CANADIAN LOAN NOTE
V                      FORM OF SWING LINE NOTE
VI                     FORM OF COMPLIANCE CERTIFICATE
VII-A                  FORM OF OPINIONS OF LATHAM & WATKINS
VII-B                  FORM OF OPINIONS OF ARTHUR H. SMITH
VIII                   FORM OF OPINION OF GOWLING, STRATHY & HENDERSON
IX                     FORM OF OPINION OF O'MELVENY & MYERS LLP
X                      FORM OF ASSIGNMENT AND ACCEPTANCE
XI                     FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
XII                    FORM OF DRAWING NOTICE
XIII-A                 FORM OF DRAFT
XIII-B                 FORM OF ACCEPTANCE


                                       (v)

                                    SCHEDULES

2.1              LENDERS' COMMITMENTS AND PRO RATA SHARES
2.7              EXISTING LETTERS OF CREDIT
2.10             EXISTING CANADIAN LETTERS OF CREDIT
3.1A(i)          EXCEPTIONS TO GOOD STANDING CERTIFICATES
4.1              SUBSIDIARIES OF COMPANY
4.6              LITIGATION
4.11             CERTAIN EMPLOYEE BENEFIT PLANS
4.13             ENVIRONMENTAL MATTERS
6.1              CERTAIN EXISTING INDEBTEDNESS
6.2              CERTAIN EXISTING LIENS
6.3              CERTAIN EXISTING INVESTMENTS
6.4              CERTAIN EXISTING CONTINGENT OBLIGATIONS



                                      (vi)

                                LIBBEY GLASS INC.
                                       AND
                               LIBBEY CANADA INC.

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                 This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of April 23, 1997 and entered into by and among LIBBEY GLASS INC., a Delaware corporation ("COMPANY"), LIBBEY CANADA INC., a corporation organized under the Province of Ontario ("LIBBEY CANADA"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), THE BANK OF NOVA SCOTIA ("NOVA SCOTIA"), as lender to Libbey Canada ("CANADIAN AGENT"), THE FIRST NATIONAL BANK OF CHICAGO, as Syndication Agent ("SYNDICATION AGENT"), NATIONSBANK, N.A., as Documentation Agent ("DOCUMENTATION AGENT"), THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA, CAISSE NATIONALE DE CREDIT AGRICOLE, FLEET BANK, N.A. and KEYBANK NATIONAL ASSOCIATION as co-agents for Lenders (each individually referred to herein as a "CO-AGENT" and collectively as "CO-AGENTS"), and BANKERS TRUST COMPANY ("BANKERS"), as Administrative Agent for Lenders ("AGENT"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in subsection 1.1 of this Agreement.

                               R E C I T A L S
                               - - - - - - - -

                 WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of August 24, 1994, as amended by the First Amendment thereto dated as of July 17, 1995 (the "EXISTING CREDIT AGREEMENT") among Company, Libbey Canada, the lenders ("EXISTING LENDERS") and lead managers listed on the signature pages thereof, Nova Scotia as a lender to Libbey Canada ("EXISTING CANADIAN AGENT"), the coagents listed on the signature pages thereof and Bankers as Agent, Existing Lenders have made certain credit facilities available to Company and Existing Canadian Agent has made certain credit facilities available to Libbey Canada in accordance with the terms thereof.

                 WHEREAS, the parties to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement for the purposes of, among other things, increasing the amount of the available facilities, reducing the interest rate applicable to the Loans, providing greater operating flexibility and amending certain covenants as described herein.

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Libbey Canada, Lenders, Syndication

Agent, Documentation Agent, Co-Agents and Agent agree that the Existing Credit Agreement is hereby amended and restated as follows:

SECTION 1. DEFINITIONS

1.1      CERTAIN DEFINED TERMS.

                 The following terms used in this Agreement shall have the following meanings:

                 "ACCEPTANCE USAGE" means, as at any date of determination, the aggregate Face Amount of all completed Bankers' Acceptances which have not been repaid by Libbey Canada whether or not due and whether or not held by Canadian Agent. For purposes of this definition, any Bankers' Acceptance for which security has been given to Canadian Agent for the full amount thereof shall not be deemed to be outstanding and all Bankers' Acceptances shall be valued in Dollar Equivalents as of such date of determination.

                 "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to a Eurodollar Rate Loan, the rate obtained by DIVIDING (i) the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of that Reference Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to the Interest Period for which such Adjusted Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% MINUS the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); PROVIDED that if any Reference Lender fails to provide Agent with its aforementioned quotation then the Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to Agent by the other Reference Lender(s).

                 "AGENT" means Bankers and any successor thereto appointed administrative agent pursuant to section 6 of Appendix C annexed hereto.

                 "AFFECTED LENDER" has the meaning assigned to that term in section C of Appendix A annexed hereto.

                 "AFFECTED LOANS" has the meaning assigned to that term in section C of Appendix A annexed hereto.

                 "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                 "AGREEMENT" means this Second Amended and Restated Credit Agreement dated as of April 23, 1997, as it may be amended, restated, supplemented or otherwise modified from time to time.

                 "APPLICABLE EURODOLLAR MARGIN" means, as of any date of determination, a percentage per annum determined by the Level in effect on such date as shown below:

                  LEVEL               APPLICABLE EURODOLLAR MARGIN
                  Level I                                     0.500%
                  Level II                                    0.425%
                  Level III                                   0.350%
                  Level IV                                    0.275%
                  Level V                                     0.225%

; PROVIDED that for the period commencing on the Effective Date to and including December 31, 1997, the Applicable Eurodollar Margin for Level II shall be 0.350%.

                  "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries outside of the ordinary course of business; PROVIDED that neither (a) the sale of worn or obsolete equipment in the ordinary course of business nor (b) the sale of account receivables pursuant to a Receivables Program shall be deemed to be an "Asset Sale".

                  "ASSET SALE THRESHOLD AMOUNT" means 15% of Consolidated Assets as at the end of the fiscal quarter most recently concluded prior to the most recent date on which a mandatory reduction of the Revolving Loan Commitments has been required to be made pursuant to subsection 2.4A(iii)(a) or, if no such mandatory reduction has yet been required to be made, the most recent fiscal quarter concluded prior to the Effective Date.

                  "ASSIGNMENT AND ACCEPTANCE" means an Assignment and Acceptance entered into by a Lender and an Eligible Assignee, and accepted by Agent, in substantially the form of EXHIBIT X annexed hereto.

                  "BANKERS" has the meaning assigned to that term in the introduction to this Agreement.

                  "BANKERS' ACCEPTANCE" has the meaning assigned to that term in subsection 2.9A.

                  "BANKERS' ACCEPTANCE FACILITY" means the facility established by subsection 2.9.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BUSINESS DAY" means (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, findings and payments in connection with Canadian Loans, Canadian Letters of Credit and the Bankers' Acceptance Facility, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Province of Ontario, Canada or is a day on which banking institutions located in such Province are authorized or required by law or other governmental action to close and (iii) (A) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank Eurodollar market and (B) with respect to all notices, determinations, findings and payments in connection with the Canadian Eurodollar Rate or any Canadian Eurodollar Rate Loans, any day that is a Business Day described in clause (ii) above and that is also a day for trading by and between banks in Canadian Dollar deposits in the applicable interbank Canadian Eurodollar market.

                  "CANADIAN AGENT" means Nova Scotia, in its capacity as lender to Libbey Canada pursuant to subsection 2.8, as the acceptor and/or purchaser of Drafts pursuant to subsection 2.9 and as the issuer of Canadian Letters of Credit pursuant to subsection 2.10, together with its successors and permitted assigns pursuant to subsection 10.1.

                  "CANADIAN DOLLAR EQUIVALENTS" means, with respect to any amount of Dollars, the amount of Canadian Dollars which is equivalent to such amount of Dollars determined at the rate of exchange quoted by Bankers in New York City at 9:00 A.M. (New York time) on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of Canadian Dollars with Dollars.

                  "CANADIAN DOLLARS" or "CDN.$" means the lawful money of Canada.

                  "CANADIAN EURODOLLAR RATE" means, with respect to each Interest Period to be applicable to a Canadian Eurodollar Rate Loan, the offered quotation to first-class banks in the interbank Canadian Eurodollar market by Canadian Agent for Canadian Dollar deposits of an amount in immediately available funds approximately equal to the principal amount of the Canadian Eurodollar Rate Loan to be made by Canadian Agent for a period approximately equal to such Interest Period determined as of 10:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period.

                  "CANADIAN EURODOLLAR RATE LOANS" means any Canadian Loan denominated in Canadian Dollars made by Canadian Agent pursuant to subsection 2.8A and bearing interest at a rate determined with reference to the Canadian Eurodollar Rate as provided in subsection 2.8F.

                  "CANADIAN LETTER OF CREDIT" or "CANADIAN LETTERS OF CREDIT" means Commercial Letters of Credit or Standby Letters of Credit issued, or deemed issued, by Canadian Agent for the account of Libbey Canada pursuant to subsection 2.10A.

                  "CANADIAN LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Canadian Letters of Credit then outstanding PLUS (ii) the aggregate amount of all drawings under all Canadian Letters of Credit honored by Canadian Agent and not theretofore reimbursed by Libbey Canada.

                  "CANADIAN LOAN COMMITMENT" means the commitment of Canadian Agent to make or maintain Canadian Loans pursuant to subsection 2.8A, to accept Drafts and purchase Bankers' Acceptances pursuant to subsection 2.9 and to issue Canadian Letters of Credit pursuant to subsection 2.10.

                  "CANADIAN LOAN EXPOSURE" means, with respect to Canadian Agent as of any date of determination, the sum of (A)(i) prior to the termination of the Canadian Loan Commitment, Canadian Agent's Canadian Loan Commitment and (ii) after the termination of the Canadian Loan Commitment, the sum of the aggregate outstanding principal amount of the Canadian Loans of Canadian Agent PLUS (B) the Acceptance Usage with respect to Canadian Agent PLUS (C) the Canadian Letter of Credit Usage with respect to Canadian Agent.

                  "CANADIAN LOANS" means the Loans denominated in Canadian Dollars made by Canadian Agent pursuant to subsection 2.8A.

                  "CANADIAN OBLIGATIONS" has the meaning assigned to that term in subsection 8.1.

                  "CANADIAN PRIME RATE" means, with respect to any Canadian Loan, the rate which Canadian Agent announces from time to time as its prime lending rate per annum with respect to demand loans to customers denominated in Canadian Dollars, as in effect from time to time. As to any loan, the Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Canadian Agent for loans denominated in Canadian Dollars. Canadian Agent may make commercial loans or other loans denominated in Canadian Dollars at rates of interest at, above or below the Canadian Prime Rate.

                  "CANADIAN PRIME RATE LOANS" means Canadian Loans denominated in Canadian Dollars made by Canadian Agent pursuant to subsection 2.8A and bearing interest at rates determined by reference to the Canadian Prime Rate as provided in subsection 2.8F.

                  "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "CASH" means money, currency or a credit balance in a Deposit Account.

                  "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;
(iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any Lender or any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000; (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Lender or an Affiliate of a Lender (whether such deposit is with such Lender or such Affiliate); and (vi) repurchase agreements and reverse repurchase agreements with any Lender relating to marketable direct obligations issued or unconditionally guarantied by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof.

                  "CASH PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received, other than the portion of such deferred payment constituting interest, which interest shall be deemed not to constitute "Cash Proceeds") received by Company or any of its Subsidiaries from such Asset Sale.

                  "CO-AGENTS" means the Lenders having that title as so identified in the introduction to this Agreement and for all other purposes shall include the Documentation Agent and the Syndication Agent.

                  "COLI DEBT" means all Indebtedness of the Company or any of its Subsidiaries to the insurance company issuing the COLI Policies, if and for so long as:

                  (a) the aggregate principal amount of such Indebtedness is equal to or less than the aggregate account value of all COLI Policies at the time such Indebtedness is incurred by the Company and such Subsidiaries and at all times thereafter; and

                  (b) the documentation with respect to such Indebtedness limits the recourse of the insurance company issuing the COLI Policies, as lender, against the Company and such Subsidiaries for the payment of such Indebtedness to the ownership interest of the Company and its Subsidiaries in the COLI Policies.

                  "COLI POLICIES" means all corporate-owned life insurance policies now or hereafter purchased and maintained by the Company or any of its Subsidiaries to insure the lives of certain employees of the Company and its Subsidiaries, which policies name the Company or such Subsidiary as the beneficiary upon the death of such employee.

                  "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

                  "COMMITMENT FEE PERCENTAGE" means, as at any date of determination, a percentage per annum determined by the Level in effect on such date as shown below:

                  LEVEL                   COMMITMENT FEE PERCENTAGE
                  -----                   -------------------------
                  Level I                                     .250%
                  Level II                                    .200%
                  Level III                                   .200%
                  Level IV                                    .150%
                  Level V                                     .125%

                  "COMMITMENTS" means the commitments of Lenders to make Revolving Loans and the commitment of Bankers to make Swing Line Loans as set forth in subsection 2.1A and the commitment of Canadian Agent to make Canadian Loans as set forth in subsection 2.8A.

                  "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                  "COMPANY COMMON STOCK" means the common stock of Company, par value $.01 per share.

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT VI annexed hereto delivered to Lenders by Company pursuant to subsection 5.1(iii).

                  "CONSOLIDATED ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items reducing Consolidated Net Income, and (vii) aggregate amount of any discount on the sale of accounts receivables by Company or any of its Subsidiaries pursuant to a Receivables Program LESS other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

                  "CONSOLIDATED ASSETS" means, as at any date of determination, the aggregate stated balance sheet amount of total assets of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability but excluding capitalized interest and that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries and excluding expenditures made in connection with the replacement, substitution or restoration of assets (A) to the extent financed from insurance proceeds paid on account of the loss or damage to the assets being replaced or restored or (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; PROVIDED that expenditures relating to acquisitions of Securities or other assets permitted under subsection 6.7(iv) shall not constitute "Consolidated Capital Expenditures".

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding any interest expense of any of Company's Subsidiaries to the extent (A) the income of such Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (iii) of the definition of Consolidated Net Income and (B) the obligation of such Subsidiary related to such interest expense is non-recourse to Company or Libbey Canada PLUS (ii) the aggregate amount of any discount on the sale of accounts receivables by Company or any of its Subsidiaries pursuant to a Receivables Program.

                  "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

                  "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid under all Capital Leases and Operating Leases of Company and its Subsidiaries as lessee (net of sublease income).

                  "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                  "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements, Currency Agreements and futures contracts or options for futures contracts for commodities. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited. "Contingent Obligations" shall not include COLI Debt.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Securities issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other material instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "COVERED TAX" means any Tax that is not an Excluded Tax.

                  "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in currency values.

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                  "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

                  "DOLLAR EQUIVALENTS" means, with respect to any amount of Canadian Dollars, the amount of Dollars which is equivalent to such amount of Canadian Dollars determined at the rate of exchange quoted by Bankers in New York City, at 9:00 A.M. (New York time) on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of Dollars with Canadian Dollars.

                  "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

                  "DRAFT" means, at any time, a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), in substantially the form of
EXHIBIT XIII-A annexed hereto, issued by Libbey Canada to be accepted by Canadian Agent (which, upon such acceptance will be a Bankers' Acceptance) and bearing such distinguishing letters and numbers as Canadian Agent may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by Canadian Agent.

                  "DRAWING" means an acceptance of completed Drafts by Canadian Agent or by any other Person pursuant to subsection 2.9.

                  "DRAWING DATE" means any Business Day fixed pursuant to subsection 2.9B for a Drawing.

                  "DRAWING FEE" means, with respect to the Drafts issued by Libbey Canada hereunder and accepted as provided herein on any Drawing Date, an amount equal to the aggregate Face Amount of such Drafts MULTIPLIED BY the Applicable Eurodollar Margin, calculated, in each case, on the basis of the term to maturity of such Draft and a year of 365 days; PROVIDED that the amount of the Drawing Fee may be revised from time to time pursuant to the written agreement of Company and Canadian Agent, with a copy of such agreement delivered to Agent.

                  "DRAWING NOTICE" has the meaning assigned to that term in subsection 2.9B(1).

                  "DRAWING PURCHASE PRICE" means, in respect of Bankers' Acceptances to be purchased by Canadian Agent or any other Person, the difference between (i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of such Bankers' Acceptances by the sum of one plus the product of (x) the Effective Discount Rate multiplied by (y) a fraction the numerator of which is the term of maturity of such Bankers' Acceptances and the denominator of which is 365; and (ii) the applicable Drawing Fee.

                  "EFFECTIVE DATE" means the date on which all conditions to the effectiveness of this Agreement set forth in subsection 3.1 are satisfied or waived.

                  "EFFECTIVE DISCOUNT RATE" means, in respect of any Bankers' Acceptances to be purchased by Canadian Agent or any other Person pursuant hereto, the discount rate at which Canadian Agent would purchase, on the relevant Drawing Date, its own Bankers' Acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers' Acceptances to be acquired by Canadian Agent or other Person on such Drawing Date.

                  "ELIGIBLE ASSIGNEE" means (A)(i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; PROVIDED that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Agent; and (B) any Lender and any Affiliate of any Lender; PROVIDED that no Affiliate of Company shall be an Eligible Assignee; PROVIDED FURTHER that, only with respect to assignments of a Lender's Revolving Loan Commitment or Revolving Loans or Canadian Agent's Canadian Loan Commitment or Canadian Loans, in order to be an Eligible Assignee a Person must have at the time of determination unimpaired capital and surplus of not less than $100,000,000.

                  "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA (a) which is, or was within the past six years, maintained or contributed to by Company or any of its ERISA Affiliates or (b) with respect to which Company or any of its ERISA Affiliates retains any liability.

                  "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Company, any of its Subsidiaries, any of their respective Affiliates or any Facility.

                  "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, plans or decrees relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or
(iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any or their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act ( 33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C.
Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "ERISA AFFILIATE", as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of
Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

                  "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a material required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any material required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;
(vi) the imposition of material liability on Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, in any such case if such event would reasonably be expected to result in material liability to Company or its ERISA Affiliates; (viii) the occurrence of an act or omission which could give rise to the imposition on Company or any of its ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

                  "EVENT OF DEFAULT" means each of the events set forth in
Section 7.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "EXCLUDED TAX" means any of the following taxes, levies, imposts, duties, deductions, withholdings or charges, and all liabilities with respect thereto: (i) Taxes imposed on the net income of a Lender, Agent, a Co-Agent or Tax Transferee (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income (collectively referred to as "net income taxes") by
(A) the jurisdiction under the laws of which such Lender, Agent, such Co-Agent or Tax Transferee is organized or any political subdivision thereof or (B) the jurisdiction of such Lender's, Tax Transferee's, such Co-Agent's or Agent's applicable lending office or any political subdivision thereof or (C) any jurisdiction in which the Lender, Agent, the Co-Agent or Tax Transferee is doing business (other than solely by virtue of being a Lender under this Agreement),
(ii) any Taxes to the extent that they are in effect and would apply to a payment to such Lender, Agent or such Co-Agent, as applicable, as of the Effective Date, or as of the date such Person becomes a Lender, in the case of any assignee pursuant to subsection 10.1, (iii) any Taxes that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of the Loans by such Tax Transferee or the date of the change of lending office of such Tax Transferee, as the case may be (PROVIDED, HOWEVER, that a Person shall not be considered a Tax Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pursuant to subsection 10.8), (iv) with respect to any Taxes for which any credit or other Tax benefit, in the reasonable good faith judgment of such Lender, Tax Transferee, such Co-Agent or Agent, as the case may be, is available to such Lender, Tax Transferee, such Co-Agent or Agent, as applicable, as a result thereof and is allocable to the transactions contemplated by this Agreement, the amount of such credit or other Tax benefit or (v) any Taxes that would not have been imposed but for (A) the failure by Agent, such Co-Agent or such Lender or Tax Transferee, as applicable, to provide and keep current any certification or other documentation required to qualify for an exemption from or reduced rate of any Tax or (B) the gross negligence or willful misconduct of Agent, a Co-Agent or a Lender.

                  "EXISTING CANADIAN AGENT" has the meaning assigned to that term in the Recitals to this Agreement.

                  "EXISTING CANADIAN LETTERS OF CREDIT" means the letters of credit issued by the Existing Canadian Letter pursuant to the Existing Credit Agreement for the account of Libbey Canada outstanding on the Effective Date and as described in Schedule 2.10 annexed hereto, which letters of credit shall be deemed to be Canadian Letters of Credit under this Agreement as of the Effective Date. The aggregate Canadian Letters of Credit Usage relating to the Existing Canadian Letters of Credit on the Effective Date is as specified in Schedule 2.10.

                  "EXISTING CANADIAN LOANS" means the loans outstanding under the Existing Credit Agreement on or prior to the Effective Date as the Canadian Loans (as such term is defined in the Existing Credit Agreement).

                  "EXISTING CREDIT AGREEMENT" has the meaning assigned to that term in the Recitals to this Agreement.

                  "EXISTING LENDERS" has the meaning assigned to that term in the Recitals to this Agreement.

                  "EXISTING LETTERS OF CREDIT" means the letters of credit issued by Bankers pursuant to the Existing Credit Agreement for the account of Company outstanding on the Effective Date and as described in Schedule 2.7 annexed hereto, which letters of credit shall be deemed to be Letters of Credit under this Agreement as of the Effective Date. The aggregate Letters of Credit Usage relating to the Existing Letters of Credit on the Effective Date is as specified in Schedule 2.7.

                  "EXISTING LOANS" means the loans outstanding under the Existing Credit Agreement on or prior to the Effective Date, including the Revolving Loans and Swing Line Loans (as such terms are defined in the Existing Credit Agreement) but excluding the Existing Canadian Loans.

                  "EXISTING NOTES" means the promissory notes issued by Company under the Existing Credit Agreement and outstanding on the Effective Date which evidence the obligations of Company to repay the Existing Loans, including the Revolving Notes and the Swing Line Note (as such terms are defined in the Existing Credit Agreement).

                  "FACE AMOUNT" means, in respect of a Draft or a Bankers' Acceptance as the case may be, the amount payable to the holder thereof on its maturity.

                  "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

                  "FIRST AMENDMENT" means that certain First Amendment to Amended and Restated Credit Agreement dated as of July 17, 1995 by and among Company, Libbey Canada, Agent and Lenders.

                  "FISCAL YEAR" means the fiscal year of Company ending on December 31 of each calendar year.

                  "FUNDING DATE" means the date of the funding of a Loan.

                  "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                  "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any foreign, federal, state or local governmental authority, agency or court.

                  "GOVERNMENT ACTS" has the meaning assigned to that term in section C of Appendix B annexed hereto.

                  "GUARANTY" has the meaning assigned to that term in subsection 8.1.

                  "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (ix) pesticides.

                  "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but "Indebtedness" shall not include COLI Debt. Obligations under Interest Rate Agreements, Currency Agreements, futures contracts or options for futures contracts in commodities constitute Contingent Obligations and not Indebtedness.

                  "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

                  "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition

(financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

                  "INTEREST COVERAGE RATIO" means, as at any date of determination, the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense for the four fiscal quarter period ending as of the last day of the fiscal quarter immediately preceding the fiscal quarter during which such date of determination occurs; except that, if the date of determination is the last day of a fiscal quarter, the four fiscal quarter period tested shall include the preceding three fiscal quarters and the fiscal quarter then ending.

                  "INTEREST PAYMENT DATE" means (i) with respect to any Prime Rate Loan or Canadian Prime Rate Loan, each January 1, April 1, July 1 and October 1 of each year, commencing on the first such date to occur after the Effective Date, (ii) with respect to any Eurodollar Rate Loan or Canadian Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; PROVIDED that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each three month anniversary of the commencement of such Interest Period, and (iii) in the case of any Negotiated Rate Loans, the last day of each month or such other dates as are mutually agreed upon by Company and the applicable Lender.

                  "INTEREST PERIOD" means, with respect to each Eurodollar Rate Loan, a period of time of one, two, three, six, nine or twelve months to be selected by Company and, with respect to each Canadian Eurodollar Rate Loan, a period of time of one, two, three, six and, if available, nine or twelve months to be selected by Libbey Canada, in each case pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation.

                  "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

                  "INTEREST RATE DETERMINATION DATE" means each date for calculating the Adjusted Eurodollar Rate, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a Eurodollar Rate Loan.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

                  "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person (other than of a Person which immediately prior to the time of such purchase or other acquisition is a wholly-owned Subsidiary of Company), or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a

Subsidiary of Company) including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of busineSection The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                  "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                  "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement (including Canadian Agent), together with their successors and permitted assigns pursuant to subsection 10.1; PROVIDED that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

                  "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit or Standby Letters of Credit issued, or deemed issued, by Bankers for the account of Company or any of its Subsidiaries pursuant to subsection 2.7A.

                  "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding PLUS (ii) the aggregate amount of all drawings under all Letters of Credit honored by Bankers and not theretofore reimbursed by Company.

                  "LETTER OF CREDIT FEE PERCENTAGE" means, as of any date of determination, a percentage per annum determined by the Level in effect on such date as shown below:

                  LEVEL                 LETTER OF CREDIT FEE PERCENTAGE
                  -----                 -------------------------------
                  Level I                            .375%
                  Level II                           .300%
                  Level III                          .225%
                  Level IV                           .150%
                  Level V                            .100%

; PROVIDED that for the period commencing on the Effective Date to and including December 31, 1997, the Letter of Credit Fee Percentage for Level II shall be 0.225%.

                  "LEVEL" means Level I, Level II, Level III, Level IV or Level V, whichever is in effect on the date of determination. The applicable Level for any date shall be determined by the most recent Level Determination Certificate delivered pursuant to subsection 3.1E or 5.1(xii), as the case may be; PROVIDED that if a Level Determination Certificate is not delivered at the time required pursuant to subsection 3.1E or 5.1(xii), Level I shall be applicable from such time until delivery of a succeeding Level Determination Certificate; PROVIDED FURTHER that if a Level Determination Certificate erroneously indicates a Level more favorable to Company than should be afforded by the actual calculation of the Total Leverage Ratio, Company shall promptly pay additional interest, commitment fees and letter of credit fees to correct for such error.

                  "LEVEL I" means such periods as the Total Leverage Ratio is greater than 3.50:1.00.

                  "LEVEL II" means such periods as the Total Leverage Ratio is less than or equal to 3.50:1.00 but greater than 3.00:1.00.

                  "LEVEL III" means such periods as the Total Leverage Ratio is less than or equal to 3.00:1.00 but greater than 2.50:1.00.

                  "LEVEL IV" means such periods as the Total Leverage Ratio is less than or equal to 2.50:1.00 but greater than 2.00:1.00.

                  "LEVEL V" means such periods as the Total Leverage Ratio is less than or equal to 2.00:1.00.

                  "LEVEL DETERMINATION CERTIFICATE" means an Officers' Certificate of Company delivered on the Effective Date and thereafter pursuant to subsection 5.1(xii) setting forth in reasonable detail the Total Leverage Ratio which is applicable as of the date on which such Officers' Certificate is delivered.

                  "LIBBEY" means Libbey Inc.

                  "LIBBEY CANADA" has the meaning assigned to that term in the introduction of this Agreement.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any other agreement intended to create any of the foregoing.

                  "LOANS" means one or more of the Revolving Loans, Swing Line Loans, Canadian Loans, Negotiated Rate Loans or any combination thereof.

                  "LOAN DOCUMENTS" means this Agreement, any applications, reimbursement agreements and other documents or certificates executed in favor of Bankers relating to the Letters of Credit, the Drafts, Bankers' Acceptances and the Notes.

                  "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System (or any successor thereto) as in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Company to perform, or of Agent, Co-Agents or Lenders to enforce, the Obligations.

                  "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in Section 3(37) of ERISA, (a) to which Company or any of its ERISA Affiliates is contributing, or within the past six years has contributed, or (b) to which Company or any of its ERISA Affiliates has, or within the past six years has had, an obligation to contribute, or (c) with respect to which Company or any of its ERISA Affiliates retains any liability.

                  "NEGOTIATED RATE" means, with respect to any Negotiated Rate Loans, the fixed rate of interest per annum agreed upon by Company and the Lender funding such Loan.

                  "NEGOTIATED RATE LOANS" means a Loan made by a Lender to Company pursuant to subsection 2.11, in each case, bearing interest at the Negotiated Rate for such Loan.

                  "NEGOTIATED RATE LOAN NOTES" means the promissory notes of Company issued pursuant to subsection 2.11D, substantially in the form of
Exhibit III annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                  "NET CASH PROCEEDS" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including
(i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) required to be repaid under the terms thereof as a result of such Asset Sale, (iii) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes payable as a consequence of such Asset Sale, (iv) a reasonable reserve determined in good faith by Company for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by Company or any of its Subsidiaries in connection with such Asset Sale and (v) all distributions and other payments made to minority interest holders in Subsidiaries as a result of such Asset Sale attributable to the interest of such minority interest holders in such Subsidiaries.

                  "NOTES" means one or more of the Revolving Notes, Swing Line Note or Negotiated Rate Loan Notes or any combination thereof.

                  "NOTICE OF BORROWING" means a notice substantially in the form of EXHIBIT I annexed hereto (i) delivered by Company to Agent pursuant to subsection 2.1B with respect to a proposed borrowing of Revolving Loans, Swing Line Loans or Negotiated Rate Loans or (ii) delivered by Company and Libbey Canada to Canadian Agent (with a copy to Agent) pursuant to subsection 2.8B with respect to a proposed borrowing of Canadian Loans.

                  "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto (i) delivered by Company to Agent pursuant to subsection 2.2C or (ii) delivered by Company and Libbey Canada to Canadian Agent (with a copy to Agent) pursuant to subsection 2.8C, in each case with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

                  "NOVA SCOTIA" has the meaning assigned to that term in the introduction to this Agreement.

                  "OBLIGATIONS" means all obligations of every nature of Libbey, Company and/or Libbey Canada from time to time owed to Agent, Co-Agents, Canadian Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

                  "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer or an assistant treasurer; PROVIDED that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

                  "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

                  "ORIGINAL CLOSING DATE" means June 24, 1993.

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

                  "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

                  "PERMITTED ENCUMBRANCES" means the following types of Liens:

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3, other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by any statutory provisions under ERISA;

                  (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

                  (v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                  (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                  (vii) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

                  (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement; and

                  (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

                  "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                  "PRIME RATE" means the rate that Bankers announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                  "PRIME RATE LOANS" means Loans bearing interest at rates determined by reference to the Prime Rate as provided in subsection 2.2A.

                  "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by DIVIDING (x) the Revolving Loan Exposure of that Lender BY (y) the aggregate Revolving Loan Exposure of all Lenders, and (ii) for all other purposes with respect to each Lender, the percentage obtained by DIVIDING (x) the sum of the Revolving Loan Exposure of that Lender PLUS the Canadian Loan Exposure of that Lender BY (y) the sum of the aggregate Revolving Loan Exposure of all Lenders PLUS the aggregate Canadian Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1B. The Pro Rata Share of each Lender as of the Effective Date for purposes of each of clauses (i) and (ii) of the preceding sentence is set forth opposite the name of that Lender in SCHEDULE 2.1 annexed hereto.

                  "RECEIVABLES PROGRAM" has the meaning set forth in subsection 6.12.

                  "REFERENCE LENDERS" means Bankers, The First National Bank of Chicago and NationsBank, N.A.

                  "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iii).

                  "REGISTER" has the meaning assigned to that term in subsection 2.1D.

                  "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto), as in effect from time to time.

                  "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any

Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                  "REPLACED LENDER" has the meaning assigned to such term in subsection 10.8.

                  "REPLACEMENT LENDER" has the meaning assigned to such term in subsection 10.8.

                  "REQUEST FOR ISSUANCE OF LETTER OF CREDIT" means a request in the form of EXHIBIT XI annexed hereto, with appropriate insertions and deletions, with respect to the proposed issuance or amendment of a Letter of Credit.

                  "REQUISITE LENDERS" means Lenders having or holding 51% or more of the sum of (i) the aggregate Revolving Loan Exposure of all Lenders PLUS
(ii) the aggregate Canadian Loan Exposure of Canadian Agent.

                  "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding.

                  "RESPONSIBLE OFFICER" means, with respect to any Person, any one of the president, vice presidents and the treasurer of such Person.

                  "REVOLVING LOAN COMMITMENT" or "REVOLVING LOAN COMMITMENTS" means the commitment or commitments of a Lender or Lenders to make Revolving Loans, participate in Swing Line Loans and issue or participate in Letters of Credit as set forth in subsections 2.1A(ii), 2.1A(iii) and 2.7A, respectively.

                  "REVOLVING LOAN COMMITMENT TERMINATION DATE" means May 1,
2002.

                  "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender PLUS (b) in the case of Bankers, the aggregate amount of all drawings under Letters of Credit honored by Bankers and not theretofore reimbursed by Company (in each case net of any participations purchased by other Lenders in the applicable Letters of Credit) PLUS (c) the aggregate amount of all participations purchased by that Lender in (X) any drawings under Letters of Credit honored by Bankers and not theretofore reimbursed by Company and (Y) any Swing Line Loans made by Bankers PLUS (d) the aggregate outstanding principal amount of the Negotiated Rate Loans of that Lender PLUS (e) in the case of Bankers, the aggregate outstanding principal amount of Swing Line Loans (net of any participations purchased by other Lenders in Swing Line Loans).

                  "REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

                  "REVOLVING NOTES" means the promissory notes of Company issued pursuant to subsection 2.1E substantially in the form of Exhibit IV annexed hereto and the promissory notes of Company issued pursuant to the First Amendment to this Agreement substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "SOLVENT" means, with respect to any Person, that as of the date of determination (i) the then fair saleable value of the property of such Person as a going concern is (y) greater than the total amount of liabilities (including anticipated Contingent Obligations and other contingent liabilities only to the extent of the probable liability with respect to such Contingent Obligations and other contingent liabilities) of such Person and (z) greater than the amount that will be required to pay the probable liabilities of such Person's then existing debts as they become absolute and matured; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

                  "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, (vi) obligations of Company or any of its Subsidiaries imposed by statute or by a court of competent jurisdiction to post appeal bonds or other security in connection with litigation appeals and (vii) other obligations of Company or any of its Subsidiaries approved by Agent in its sole discretion; PROVIDED that Standby Letters of Credit may not be issued for the purpose of supporting (x) trade payables in any amount or (y) Indebtedness (other than Indebtedness described in clause (i) above) in an aggregate amount at any one time in excess of $20,000,000.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                  "SWING LINE LOAN COMMITMENT" means the commitment of Bankers to make or to maintain Swing Line Loans pursuant to subsection 2.1A(iii).

                  "SWING LINE LOANS" means the Loans to Company Bankers has agreed to make or maintain pursuant to subsection 2.1A(iii).

                  "SWING LINE NOTE" means a promissory note issued by Company to Bankers pursuant to subsection 2.1E, substantially in the form of EXHIBIT V annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

                  "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

                  "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; PROVIDED that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

                  "TAX TRANSFEREE" means any Person who acquires any interest in the Loans (whether or not by operation of law) or the office to which a Lender, Agent or a Co-Agent has transferred its Loans for purposes of determining where the Loans are made, accounted for or booked.

                  "TERM LOANS" means the Term Loans (as defined in the Existing Credit Agreement) made by the Existing Lenders to Company pursuant to the Existing Credit Agreement.

                  "TERM NOTES" means the promissory notes of Company issued pursuant to subsection 2.1E of the Existing Credit Agreement.

                  "TOTAL LEVERAGE RATIO" means, as at any date of determination, the ratio of (i) the sum of (without duplication) (A) Consolidated Total Debt PLUS (B) the net sales proceeds of accounts receivables sold by the Company or any of its Subsidiaries pursuant to a Receivables Program MINUS any collections thereon to (ii) Consolidated Adjusted EBITDA for the four fiscal quarter period ending as of the last day of the fiscal quarter immediately preceding the fiscal quarter during which such date of determination occurs; except that, if the date of determination is the last day of a fiscal quarter, the four fiscal quarter period tested shall include the preceding three fiscal quarters and the fiscal quarter then ending; PROVIDED that if any Person is acquired by Company or its Subsidiaries as permitted under subsection 6.7(iv) and thereby becomes a Subsidiary of Company, Consolidated Total Debt and Consolidated Adjusted EBITDA shall be calculated as if such person was a Subsidiary of Company for the preceding four fiscal quarter period; PROVIDED FURTHER that if any Investments in Joint Ventures are made by Company or its Subsidiaries as permitted under subsection 6.3, Consolidated Total Debt and Consolidated Adjusted EBITDA shall be calculated as if such Investments were made at the beginning of such four fiscal quarter period.

                  "TOTAL UTILIZATION OF CANADIAN LOAN COMMITMENT" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Canadian Loans PLUS (ii) the Acceptance Usage PLUS (iii) the Canadian Letter of Credit Usage, in each case valued in Dollar Equivalents.

                  "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans, Swing Line Loans and Negotiated Rate Loans PLUS
(ii) the Letter of Credit Usage.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

                  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and
(xii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and, if necessary, delivered together with the written statements provided for in subsection 5.1(iv)). Notwithstanding the foregoing, if any changes in accounting principles from those used in the preparation of the financial statements referred to in subsection 5.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements or opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in the inclusion of any interest expense associated with the COLI Debt in the method of calculation of financial covenants, standards or terms found in Sections 1, 5 and 6 hereof, the parties hereto agree that notwithstanding such change in accounting principles, any and all interest expense associated with the COLI Debt shall not be included in the method of calculation of financial covenants, standards or terms found in Sections 1, 5 and 6 hereof.

1.3      OTHER DEFINITIONAL PROVISIONS.

                  References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

1.4      APPENDICES.

                  Each Appendix annexed to this Agreement forms a part of this Agreement and is incorporated herein by this reference. Each provision set forth in such Appendices shall have the same force and effect as if it were set forth in this Agreement.

SECTION 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      COMMITMENTS; LOANS.

         A.       COMMITMENTS; REPAYMENT OF LOANS ON THE EFFECTIVE DATE.

                  (i)  [Intentionally omitted].

                  (ii) REVOLVING LOANS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, as of the Effective Date, each Lender hereby severally agrees to lend to Company, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Revolving Loan Commitment to be used for the purposes identified in subsection 2.5A. The principal amount of each Lender's Revolving Loans outstanding as of the Effective Date and the aggregate principal amount of the Revolving Loans outstanding as of the Effective Date are set forth on Schedule 2.1 annexed hereto. The initial amount of each Lender's Revolving Loan Commitment is set forth opposite its name on
         Schedule 2.1 annexed hereto, and the aggregate initial amount of the Revolving Loan Commitments is $365,000,000; PROVIDED that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4A(ii) and 2.4A(iii). Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                  Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations:

                           (a) The amount otherwise available for borrowing under the Revolving Loan Commitments as of any time of determination (other than to repay the Swing Line Loans or Negotiated Rate Loans and accrued and unpaid interest thereon and to reimburse Bankers for the amount of any drawings under any Letters of Credit honored by Bankers and not theretofore reimbursed by Company) shall be reduced by an amount equal to the sum of (1) the principal amount of all Swing Line Loans then outstanding PLUS (2) the Letter of Credit Usage as of such time of determination PLUS (3) the principal amount of all outstanding Negotiated Rate Loans; and

                           (b) The Total Utilization of Revolving Loan
         Commitments shall not exceed the aggregate Revolving Loan Commitments.

                  (iii) SWING LINE LOANS. Bankers hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, (A) to maintain its outstanding Swing Line Loans and (B) to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Effective Date through but excluding the Revolving Loan Commitment Termination Date in an aggregate principal amount of up to $25,000,000 by making Swing Line Loans to Company, notwithstanding the fact that such Swing Line Loans, when aggregated with Bankers' outstanding Revolving Loans may exceed Bankers' Revolving Loan Commitment. In no event shall (a) the aggregate principal amount of Swing Line Loans outstanding at any time exceed the Swing Line Loan Commitment, (b) the aggregate principal amount of Revolving Loans, Swing Line Loans and Negotiated Rate Loans outstanding at any time exceed the aggregate Revolving Loan Commitments as reduced by the Letter of Credit Usage, or (c) the Swing Line Loan Commitment exceed the aggregate Revolving Loan Commitments. Any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4A(ii) or 2.4A(iii) which reduces the Revolving Loan Commitments below the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Bankers. Bankers' Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and Swing Line Loans shall be paid in full no later than the Revolving Loan Commitment Termination Date.

                  Amounts borrowed by Company under this subsection 2.1A(iii) may be repaid and, to but excluding the Revolving Loan Commitment Termination Date, reborrowed. All Swing Line Loans shall be made as Prime Rate Loans and shall not be entitled to be converted into Eurodollar Rate Loans. Swing Line Loans made on any Funding Date may be in any amount.

                  Bankers may, at any time in its sole and absolute discretion and shall, no later than the fifteenth Business Day after the Funding Date of any Swing Line Loan, require each Lender, including Bankers, and each Lender hereby agrees, subject to this subsection 2.1A(iii), to make a Revolving Loan (which shall initially be funded as a Prime Rate
         Loan) in an amount equal to such Lender's Revolving Loan Commitment Pro Rata Share of the amount of the Swing Line Loans ("REFUNDED SWING LINE LOANS") outstanding on the date notice is given which Bankers requests Lenders to pay; PROVIDED, HOWEVER, that the obligation of each Lender to make any such Revolving Loan is subject to the satisfaction of one of the following: (i) Bankers believed in good faith that all conditions under Section 3 to the making of such Swing Line Loan were satisfied at the time such Swing Line Loan was made; or (ii) such Lender had actual knowledge, by receipt of the statements required pursuant to subsection 5.1 or otherwise, that any such condition had not been satisfied and failed to notify Bankers and Agent in writing that it had no obligation to make Revolving Loans until such condition was satisfied (which notice shall be effective as of the date of receipt by Bankers and Agent); or (iii) the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Swing Line Loan was made. In the case of Revolving Loans made by Lenders other than Bankers under the immediately preceding sentence, each such Lender shall make the amount of its Revolving Loan available to Agent, in same day funds, at the office of Agent located at One Bankers Trust Plaza, New York, New York, not later than 12:00 Noon (New York time) on the Business Day next succeeding the fifth Business Day after the date such notice is given. The proceeds of such Revolving Loans shall be immediately delivered to Bankers (and not to Company) and applied to repay the Refunded Swing Line Loans. On the day such Revolving Loans are made, Bankers' Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Bankers and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall be due as a Revolving Loan made by Bankers. Company authorizes Agent and Bankers to charge Company's accounts with Agent and Bankers (up to the amount available in each such account) in order to immediately pay Bankers the amount of such Refunded Swing Line Loans to the extent amounts received from Lenders, including amounts deemed to be received from Bankers, are not sufficient to repay in full such Refunded Swing Line Loans; PROVIDED that Agent or Bankers, as the case may be, shall give Company prior notice of such charges or as soon as reasonably practicable thereafter. If any portion of any amount paid (or deemed to be paid) to Bankers should be recovered from Bankers by or on behalf of Company in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders proportionately in accordance with their respective Revolving Loan

         Commitment Pro Rata Shares; PROVIDED, HOWEVER, that in the case of amounts recovered from Bankers in respect of amounts charged against Company's accounts, the loss of the amount so recovered shall be shared ratably by all Lenders whose Revolving Loans made pursuant to this paragraph were less than each such respective Lender's Revolving Loan Commitment Pro Rata Share of the Refunded Swing Line Loan. Subject to the proviso contained in the first sentence of this paragraph, each Lender's obligation to make the Revolving Loans referred to in this paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Bankers, Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Potential Event of Default; (iii) any adverse change in the condition (financial or otherwise) of Company or any of its Subsidiaries; (iv) the acceleration or maturity of any Loans or the termination of the Revolving Loan Commitments after the making of any Swing Line Loan; (v) any breach of this Agreement by any party to this Agreement, Agent or any other Lender; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                  In the event that Company or any of its Subsidiaries has filed for protection under the Bankruptcy Code or otherwise if Bankers requests and, in any event, subject to satisfaction of the conditions set forth in the PROVISO to the first sentence of the preceding paragraph, each Lender shall acquire without recourse or warranty an undivided participation interest equal to such Lender's Revolving Loan Commitment Pro Rata Share of any Swing Line Loan otherwise required to be repaid by such Lender pursuant to the preceding paragraph by paying to Bankers on the date on which such Lender would otherwise have been required to make a Revolving Loan in respect of such Swing Line Loan pursuant to the preceding paragraph, in immediately available funds, an amount equal to such Lender's Revolving Loan Commitment Pro Rata Share of such Swing Line Loan, and no Revolving Loans shall be made by such Lender pursuant to the preceding paragraph. If such amount is not in fact made available to Bankers by that Lender on the date when Revolving Loans would otherwise be required to be made pursuant to the preceding paragraph, Bankers shall be entitled to recover such amount on demand from that Lender together with interest accrued from such date at the customary rate set by Bankers for the correction of errors among banks for three Business Days and thereafter at the rate of interest then applicable to Prime Rate Loans. From and after the date on which any Lender purchases an undivided participation interest in a Swing Line Loan pursuant to this paragraph, Bankers shall promptly distribute to such Lender such Lender's Revolving Loan Commitment Pro Rata Share of all payments of principal and interest in respect of such Swing Line Loan.


                  A copy of each notice given by Bankers to Lenders pursuant to the second preceding paragraph shall be promptly delivered by Bankers to Company. Upon the making of a Revolving Loan by a Lender pursuant to this subsection 2.1A(iii), the amount so funded shall become due under such Lender's Revolving Note (if any) and shall no longer be owed under the Swing Line Note (if any).

                  Notwithstanding anything herein to the contrary, Bankers shall not be obligated to make any Swing Line Loans if it has elected after the occurrence and during the continuation of a Potential Event of Default or Event of Default not to make Swing Line Loans and has notified Company in writing or by telephone (promptly confirmed in writing) of such election. Bankers shall promptly give notice to Lenders of such election not to make Swing Line Loans.

         B. BORROWING MECHANICS. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to 2.1A(iii) for the purpose of refunding Swing Line Loans or subsection 2.7C for the purpose of reimbursing Bankers for the amount of a drawing under a Letter of Credit issued by it and Negotiated Rate Loans) shall be in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount. A Negotiated Rate Loan shall be in such minimum amounts as may be mutually agreed upon by Company and the applicable Lender. A Swing Line Loan made on any date shall not be subject to a minimum amount. Whenever Company desires that Lenders make Revolving Loans it shall deliver to Agent a Notice of Borrowing no later than 12:00 Noon (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan), or at least one Business Day in advance of the proposed Funding Date (in the case of a Prime Rate Loan). Whenever Company desires that a Lender make a Negotiated Rate Loan under subsection 2.11, it shall deliver to Agent and such Lender a Notice of Borrowing no later than 12:00 Noon (New York time) on the proposed Funding Date. Whenever Company desires that Bankers make a Swing Line Loan under subsection 2.1A(iii), it shall deliver to Agent a Notice of Borrowing no later than 12:00 Noon (New York time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) whether such Loans shall be Prime Rate Loans, Eurodollar Rate Loans or Negotiated Rate Loans, (iv) in the case of Revolving Loans and Swing Line Loans, that the amount of the proposed borrowing will not cause the Total Utilization of Revolving Loan Commitments to exceed the aggregate Revolving Loan Commitments, (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor, (vi) in the case of Swing Line Loans, that the amount of the proposed borrowing will not cause the aggregate principal amount of Swing Line Loans outstanding to exceed the Swing Line Loan Commitment then in effect, and (vii) or in the case of Negotiated Rate Loans, that the aggregate outstanding principal amount of Negotiated Rate Loans will not exceed $190,000,000 and the proposed maturity date therefor. Revolving Loans (other than Negotiated Rate Loans) may be continued as or converted into Prime Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2C. In lieu of delivering the above-described Notice of Borrowing, Company may give Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the applicable Funding Date.

                  Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

                  Except as otherwise provided in sections B, C and G of Appendix A annexed hereto, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith, unless Company pays to Lenders such amounts as may be due under section D of Appendix A annexed hereto for failure of a borrowing of a Eurodollar Rate Loan to occur on the date specified therefor in a Notice of Borrowing (or telephonic notice in lieu thereof).

         C. DISBURSEMENT OF FUNDS. All Loans (other than Swing Line Loans, Negotiated Rate Loans and Canadian Loans) under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the Commitments for the particular type of Loans requested, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan (other than Canadian Loans) available to Agent, in same day funds, at the office of Agent located at One Bankers Trust Plaza, New York, New York, not later than 12:00 Noon (New York time) on the applicable Funding Date. Except with respect to the repayment of Refunded Swing Line Loans, as provided in subsection 2.1A(iii), the reimbursement of Bankers for a drawing on a Letter of Credit, as provided in subsection 2.7C, or any Canadian Loans, upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 and 3.2, Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by Agent from Lenders to be credited to the account of Company at the office of Agent specified in the preceding sentence.

                  Except with respect to Negotiated Rate Loans, unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Agent the amount of such Lender's Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to

Agent, at the customary rate set by Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement at such time for Prime Rate Loans that are Revolving Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

         D.       THE REGISTER.

                  (i) Agent shall maintain, at its address referred to in subsection 10.12, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). Company, Agent, Co-Agents and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Company, Agent, any Co-Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (ii) Agent shall record in the Register the Commitments and the Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest or demonstrable error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect Company's or Libbey Canada's Obligations in respect of the applicable Loans.

                  (iii) Each Lender shall record on its internal records (including, without limitation, any promissory note described in subsection 2.1E) the amount of each Loan made by it and each payment in respect thereof; PROVIDED that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern, absent manifest or demonstrable error.

         E. NOTE OPTION. If so requested by any Lender by written notice to Company (with a copy to Agent) at least two Business Days' prior to the Effective Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 10.1 hereof) on the Effective Date (or, if such notice is delivered after the Effective Date, within three Business Days of Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Revolving Loans or Swing Line Loans, substantially in the form of EXHIBIT IV-A, EXHIBIT IV-B or EXHIBIT V hereto, respectively.

2.2      INTEREST ON THE LOANS.

         A. RATE OF INTEREST. Subject to the provisions of Appendix A annexed hereto and subsection 10.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Prime Rate or the Adjusted Eurodollar Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any such Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any such Loan may be changed from time to time pursuant to subsection 2.2C. If on any day any such Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest as determined by reference to the Prime Rate. Subject to the provisions of subsection 10.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Prime Rate.

                  Subject to the provisions of subsections 2.2D and 10.7, from and after the Effective Date the Revolving Loans shall bear interest through maturity as follows:

                  (i) if a Prime Rate Loan, then at the Prime Rate per annum MINUS the applicable Commitment Fee Percentage; or

                  (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Eurodollar Margin; and

subject to the provisions of subsections 2.2D and 10.7, the Swing Line Loans shall bear interest through maturity at the Prime Rate MINUS the applicable Commitment Fee Percentage.

                  Upon delivery of the Level Determination Certificate by Company to Agent pursuant to subsection 5.1(xii), the Applicable Eurodollar Margin shall automatically be adjusted in accordance with the Level in effect as determined by such Level Determination Certificate, such adjustment to become effective on the next succeeding Business Day after the receipt by Agent of such Level Determination Certificate; PROVIDED that on the Effective Date, the Applicable Eurodollar Margin shall be determined in accordance with the Level in effect as determined by the Level Determination Certificate delivered by Company to Agent pursuant to subsection 3.1E.

                  Subject to the provisions of subsection 2.2D and 10.7, each Negotiated Rate Loan shall bear interest at the Negotiated Rate applicable thereto.

         B. INTEREST PAYMENTS. Subject to the provisions of subsection
2.2D, interest on each Revolving Loan and Swing Line Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (if such Loan is a

Eurodollar Rate Loan (to the extent accrued on the amount being prepaid)) and at maturity (including final maturity).

         C. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans (but not Swing Line Loans or Negotiated Rate Loans) equal to $2,500,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,500,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be converted into a Prime Rate Loan on the expiration date of an Interest Period applicable thereto, unless Company pays to Lenders such amounts as may be due under section D of Appendix A annexed hereto for failure of a conversion to or continuation of any Eurodollar Rate Loan to occur on the date specified therefor in a Notice of Conversion/Continuation (or telephonic notice in lieu thereof); PROVIDED FURTHER that Swing Line Loans shall only bear interest as Prime Rate Loans and Company shall not have any right to convert outstanding Swing Line Loans which are Prime Rate Loans into Swing Line Loans bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate; and PROVIDED FURTHER that no Loan may be made as (other than the making of Swing Line Loans) or converted into a Prime Rate Loan during the period from December 24 of any year to and including January 7 of the immediately succeeding year for the purpose of investing in securities bearing interest at a rate determined by reference to any other basis for the purpose of arbitrage or speculation. Negotiated Rate Loans may not be converted or continued but shall at all times bear interest at the applicable Negotiated Rate.

                  Company shall deliver a Notice of Conversion/Continuation to Agent no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion/continuation date (in the case of a conversion to a Prime Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to or a continuation of a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2C; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date.

                  Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2C, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

                  Except as otherwise provided in sections B, C and G of Appendix A annexed hereto, a Notice of Conversion/Continuation for conversion to, or continuation of a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith, unless Company pays to Lenders such amounts as may be due under section D of Appendix A annexed hereto for failure of a conversion to or continuation of any Eurodollar Rate Loan to occur on the date specified therefor in a Notice of Conversion/Continuation (or telephonic notice in lieu thereof).

         D. POST-MATURITY INTEREST. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement at such time for Prime Rate Loans that are Revolving Loans; PROVIDED that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Prime Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement at such time for Prime Rate Loans that are Revolving Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent, any Co-Agent or any Lender.

         E. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Prime Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Prime Rate Loan, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Prime Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Prime Rate Loan to such Eurodollar Rate Loan, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Notwithstanding the foregoing, interest on the Negotiated Rate Loans shall be computed on such basis as is agreed upon by Company and the Lender advancing such Loan.

2.3      FEES.

         A. COMMITMENT FEES. Company agrees to pay to Agent for distribution to each Lender in proportion to that Lender's Pro Rata Share of the Revolving Loan Commitments, commitment fees for the period from and after the Effective Date to and excluding the Revolving Loan Commitment Termination Date, equal to the quarterly average (but if not for a full quarter, then the average for the applicable portion of such quarter) of the Revolving Loan Commitments MULTIPLIED BY the Commitment Fee Percentage, such commitment fees in each case to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year and on the Revolving Loan Commitment Termination Date (or, if earlier, on the date on which the Revolving Loan Commitments are terminated).

         B. FACILITY FEES. Company agrees to pay to Agent for distribution to each Lender on the Effective Date, a facility fee equal to the amount set forth in a letter from Company and Agent to such Lender.

         C. OTHER FEES. Company agrees to pay to Agent the fees agreed to and in the amounts and at the times set forth in writing between Company and Agent.

2.4 PREPAYMENTS AND REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

         A. PREPAYMENTS; REDUCTIONS IN COMMITMENTS; CASH COLLATERALIZATION OF STANDBY LETTERS OF CREDIT.

                  (i)      VOLUNTARY PREPAYMENTS.

                           (a) Company may, upon written or telephonic notice to Agent on or prior to 12:00 Noon (New York time) on the date of prepayment, which notice, if telephonic shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan in whole or in part in any aggregate amount. Company may, upon not less than one Business Day's (in the case of Prime Rate Loans) or three Business Days' (in the case of Eurodollar Rate Loans) prior written or telephonic notice confirmed in writing to Agent (which notice Agent will promptly transmit by telecopy, telex or telephone to each Lender), at any time and from time to time prepay any Loans (other than Swing Line Loans and Negotiated Rate Loans, which Negotiated Rate Loans are prepayable only upon such terms and conditions as are agreed to between the Company and the Lender funding such Negotiated Rate Loans) in whole or in part on any Business Day in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount; PROVIDED, HOWEVER, that if a Eurodollar Rate Loan is prepaid on a date other than the last day of the Interest Period applicable thereto, Company shall be liable for any payments required by section D of Appendix A annexed hereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

                           (b) In the event Company is entitled to replace a non-consenting Lender pursuant to subsection 10.6B, Company shall have the right, upon five Business Days' written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), to prepay all Loans, together with accrued and unpaid interest, fees and other amounts owing to such Lender in accordance with subsection 10.6B so long as (1) in the case of the prepayment of the Revolving Loans of any Lender pursuant to this subsection 2.4A(i)(b), the Revolving Loan Commitment of such Lender is terminated concurrently with such prepayment pursuant to subsection 2.4A(ii)(b) (at which time SCHEDULE
         2.1 shall be deemed modified to reflect the changed Revolving Loan Commitments), and (2) in the case of the prepayment of the Loans of any Lender, the consents required by subsection 10.6B in connection with the prepayment pursuant to this subsection 2.4A(i)(b) shall have been obtained, and at such time, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Section D of Appendix A annexed hereto, Section C of Appendix B annexed hereto and in subsections 10.2, 10.3 and 10.7), which shall survive as to such Lender.

                  (ii) (a) VOLUNTARY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Agent (which notice Agent will promptly transmit by telecopy, telex or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; PROVIDED that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $2,500,000 and integral multiples of $500,000 in excess of that amount; PROVIDED FURTHER that at the time Company effects any permanent reduction in the Revolving Loan Commitments, unless otherwise agreed to in writing by Canadian Agent, it shall also effect a permanent reduction in the Canadian Loan Commitment in a proportionate amount equal to the proportion that the Revolving Loan Commitments bear to the Canadian Loan Commitment at such time. Company's notice to Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

                           (b) In the event Company is entitled to replace a non-consenting Lender pursuant to subsection 10.6B, Company shall have the right, upon five Business Days' written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as (1) all Loans, together with accrued and unpaid interest, fees and other amounts owing to such Lender are repaid, including without limitation amounts owing to such Lender pursuant to subsection Section D of Appendix A, pursuant to subsection 2.4A(i)(b) concurrently with the effectiveness of such termination (at which time SCHEDULE 2.1 shall be deemed modified to reflect such changed amounts) and (2) the consents required by subsection 10.6B in connection with the prepayment pursuant to subsection 2.4A(i)(b) shall have been obtained, and at such time, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Section D of Appendix A annexed hereto, Section C of Appendix B annexed hereto and in subsections 10.2, 10.3 and 10.7), which shall survive as to such Lender; PROVIDED that at the time Company effects any permanent reduction in the Revolving Loan Commitment of a nonconsenting Lender pursuant to subsection 10.6B, unless otherwise agreed to in writing by Canadian lender, it shall also effect a permanent reduction in the Canadian Loan Commitment in a proportionate amount equal to the proportion that the Revolving Loan Commitments bear to the Canadian Loan Commitment at such time.

                  (iii) MANDATORY PREPAYMENTS OF REVOLVING LOANS AND MANDATORY REDUCTIONS OF REVOLVING LOAN COMMITMENTS.

                           (a) PREPAYMENTS AND REDUCTIONS FROM ASSET SALES.
                  Following the receipt by Company or any of its Subsidiaries of Cash Proceeds relating to one or more Asset Sales or a series of related Asset Sales by Company and its Subsidiaries on and after the Effective Date in excess of the Asset Sale Threshold Amount, Company shall FIRST prepay the Swing Line Loans in an amount equal to the Net Cash Proceeds of such Asset Sale, SECOND, to the extent the Net Cash Proceeds of such Asset Sale exceed the aggregate outstanding principal amount of the Swing Line Loans, permanently reduce the Revolving Loan Commitments and the Canadian Loan Commitment on a PRO rata basis in an amount equal to the excess of the Net Cash Proceeds of such Asset Sale over the aggregate outstanding principal amounts of the Swing Line Loans, THIRD, (X) to the extent the Total Utilization of Revolving Loan Commitments exceeds the Revolving Loan Commitments as so reduced, prepay the Revolving Loans in an amount equal to the excess of the Total Utilization of Revolving Loan Commitments over the Revolving Loan Commitments and (Y) to the extent the Total Utilization of Canadian Loan Commitment exceeds the Canadian Loan Commitment as so reduced, prepay the Canadian Loans and/or cash collateralize outstanding Bankers' Acceptances in an amount equal to the excess of the Total Utilization of Canadian Loan Commitment over the Canadian Loan Commitment and FOURTH, (X) to the extent that the Revolving Loan Commitments as reduced are less than the Letter of Credit Usage, cash collateralize Letters of Credit outstanding and (Y) to the extent that the Canadian Loan Commitment as so reduced is less than the Canadian Letter of

                  Credit Usage, cash collateralize Canadian Letters of Credit outstanding. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments and the Canadian Loan Commitment and/or cash collateralization of Bankers' Acceptances and Letters of Credit and Canadian Letters of Credit pursuant to this subsection 2.4A(iii)(a), Company shall deliver to Agent an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds of each Asset Sale from the gross sales price thereof. In the event that Company shall, at any time after the prepayment or a reduction of the Revolving Loan Commitments and the Canadian Loan Commitment pursuant to this subsection 2.4A(iii)(a), determine that the prepayments and/or reductions of the Revolving Loan Commitments and the Canadian Loan Commitment previously made were in an aggregate amount less than that required by the terms of this subsection 2.4A(iii)(a), Company shall promptly make an additional prepayment of the Swing Line Loans, the Revolving Loans and/or the Canadian Loans, as the case may be (and, if applicable, shall permanently reduce the Revolving Loan Commitments and the Canadian Loan Commitment and cash collateralize Bankers' Acceptances, Letters of Credit and Canadian Letters of Credit), in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to Agent an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit. Any mandatory prepayments made pursuant to this subsection 2.4A(iii)(a) shall be applied as specified in subsection 2.4A(iv).

                           (b) PREPAYMENTS DUE TO REDUCTIONS OR RESTRICTIONS OF
                  REVOLVING LOAN COMMITMENTS. Company shall from time to time prepay the Swing Line Loans, Revolving Loans and Negotiated Rate Loans (with the consent of the Lender funding such Negotiated Rate Loans) to the extent necessary (1) so that the aggregate outstanding principal amount of the Swing Line Loans, Revolving Loans and Negotiated Rate Loans shall not at any time exceed the Revolving Loan Commitments then in effect and (2) to give effect to the other limitations set forth in the second paragraph of subsection 2.1A(ii), in the first paragraph of subsection 2.1A(iii) and in the proviso of subsection 2.11A, as applicable. Any such mandatory prepayments shall be applied first to the Swing Line Loans, next to the Revolving Loans and then to the Negotiated Rate Loans, and otherwise as specified in subsection 2.4A(iv).

         (iv)     APPLICATION OF PREPAYMENTS.

                           (a) APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF
                  LOANS AND ORDER OF MATURITY. Any voluntary prepayments pursuant to subsection 2.4A(i)(a) shall be applied to the Swing Line Loans and/or the Revolving Loans as specified by Company in the applicable notice of prepayment; PROVIDED that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied FIRST to repay outstanding

                  Swing Line Loans to the full extent thereof, and SECOND to repay outstanding Revolving Loans to the full extent thereof.

                           (b) APPLICATION OF PREPAYMENTS TO PRIME RATE LOANS
                  AND EURODOLLAR RATE LOANS. Any prepayment shall be applied first to Prime Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to section D of Appendix A annexed hereto.

         B.       GENERAL PROVISIONS REGARDING PAYMENTS.

                  (i) MANNER AND TIME OF PAYMENT. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Agent not later than 12:00 Noon (New York time) on the date due at its office located at One Bankers Trust Plaza, New York, New York, or such other place as Agent shall designate in writing to Company for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose); PROVIDED that Agent shall give Company prior notice of such charges or as soon as reasonably practicable thereafter. Notwithstanding the foregoing, all payments by Company of principal, interest, fees and other Obligations under the Negotiated Rate Loan Notes shall be made and delivered directly to the applicable Lender on the date due in the manner, by such time and at such place as may be agreed to between the Company and such Lender.

                  (ii) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

                  (iii) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to each Lender's respective Pro Rata Share of such Loans. Subject to the last sentence of subsection 2.7D, Agent (or, in the case of payments received by Bankers (in its capacity as issuer of a Letter of Credit) from Company after payments have been made to Bankers by Lenders pursuant to subsection 2.7D, Bankers) shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Agent (or Bankers) (other than Swing Line Loans and Negotiated Rate Loans) and the commitment fees of such Lender when received by Agent pursuant to subsection 2.3.

         Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of section C of Appendix A annexed hereto, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Prime Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

                  (iv) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                  (v) NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5      USE OF PROCEEDS.

         A. REVOLVING LOANS, SWING LINE LOANS, NEGOTIATED RATE LOANS AND LETTERS OF CREDIT. The proceeds of any Revolving Loans, Swing Line Loans, Negotiated Rate Loans and Letters of Credit made on and after the Effective Date shall be applied by Company for working capital purposes, letter of credit requirements and any general corporate purposes, which may include, without limitation, the making of intercompany loans to any of Company's wholly-owned Subsidiaries, in accordance with subsection 6.1(iv), for their own working capital purposes, letter of credit requirements, making of Restricted Junior Payments as permitted under Section 6.5 and other general corporate purposes.

         B. CANADIAN LOANS. The proceeds of the Canadian Loans and of all Bankers' Acceptances shall be applied by Libbey Canada to repay certain intercompany indebtedness owing by Libbey Canada to Company which was incurred to provide funds for Libbey Canada's acquisition of certain assets of Libbey-St. Clair, a Canadian glass tableware manufacturer, and for general corporate purposes of Libbey Canada.

         C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System (or any successor thereto) or any other regulation of such Board (or any successor thereto) or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6      SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

                  Notwithstanding any other provision of this Agreement to the contrary, the provisions set forth in Appendix A annexed hereto shall govern with respect to Eurodollar Rate Loans as to the matters covered.

2.7      LETTERS OF CREDIT

         A. LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company set forth herein, Bankers hereby agrees to (A) maintain the Existing Letters of Credit set forth on Schedule 2.7 hereto which shall be deemed to have been issued pursuant to the terms of this Agreement, as of the Effective Date and to
(B) issue Standby Letters of Credit and Commercial Letters of Credit for the account of Company and its Subsidiaries denominated in Dollars as Company may request in accordance with the provisions of this subsection 2.7A on and after the Effective Date. Issuances of Letters of Credit shall be subject to the following limitations:

                  (i) Company shall not request that Bankers issue any Standby Letter of Credit or Commercial Letter of Credit if, after giving effect to such issuance, (x) the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments, as the amount available under such Revolving Loan Commitments may be limited from time to time pursuant to the second paragraph of subsection 2.1A(ii) or
         (y) the Letter of Credit Usage would exceed $35,000,000; and

                  (ii) In no event shall Bankers issue, amend or permit the extension of: (x) any Letter of Credit having an expiration date later than the Revolving Loan Commitment Termination Date in effect at the time of issuance, amendment or extension (automatic or otherwise) thereof; (y) subject to the foregoing clause (x), any Standby Letter of Credit having an expiration date later than the earlier of (1) the date which is five Business Days prior to the Revolving Loan Commitment Termination Date and (2) the date which is one year from the date of issuance of such Standby Letter of Credit; PROVIDED that subject to the foregoing clause (x), this clause (y) shall not prevent Bankers from agreeing that a Standby Letter of Credit will automatically be extended annually for a period not to exceed one year if Bankers does not cancel such extension; or (z) any Commercial Letter of Credit having an expiration date which is not acceptable to Bankers in its reasonable discretion or which is more than 180 days after its date of issuance.

         It shall be a condition precedent to the issuance of any Standby Letter of Credit or Commercial Letter of Credit in accordance with the provisions of this subsection 2.7 that each condition set forth in subsections 3.2 and 3.3 shall have been satisfied.

         Immediately upon the issuance of each Standby Letter of Credit or Commercial Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Bankers a participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

         Each Standby Letter of Credit and Commercial Letter of Credit may provide that Bankers may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to Bankers for distribution to Lenders (or, if all Obligations shall have been indefeasibly paid in full, to Company) if no payment to the beneficiary has been made and 30 days after the final date available for drawings under the Letter of Credit have passed. Each payment or deposit of funds by Bankers as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by Bankers under the related Letter of Credit.

         B. REQUEST FOR ISSUANCE. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Bankers a Request for Issuance of Letter of Credit in the form of EXHIBIT XI hereto no later than 1:00 P.M. (New York time) at least five Business Days or such shorter period as may be agreed to by Bankers in any particular instance, in advance of the proposed date of issuance. The Request for Issuance of Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary, and (v) a summary of the purpose and the verbatim text of such Letter of Credit. Prior to the date of issuance, Company shall specify a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require Bankers to make payment under the Letter of Credit; PROVIDED that Bankers, in its sole reasonable judgment, may require changes in any such documents and certificates. In determining whether to pay under any Letter of Credit, Bankers shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

                  If so requested by any other Lender, Bankers shall promptly after issuance of a Letter of Credit, or any amendment, payment or cancellation thereto, furnish such Lender with a copy of such Letter of Credit or of such amendment, payment or cancellation, as the case may be.

         C. PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. In the event Bankers has determined to honor any drawing under any Letter of Credit issued by it, Bankers shall promptly notify Company, and Company shall reimburse Bankers on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing; PROVIDED that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Agent prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date which Bankers intends to honor the drawing that Company intends to reimburse Bankers for the amount of such drawing with funds other than the proceeds of Swing Line Loans and/or Revolving Loans, Company shall be deemed to have given a Notice of Borrowing to Agent requesting Bankers to make Swing Line Loans to the extent of the unused Swing Line Loan Commitment and, if required, requesting Lenders to make Revolving Loans to the extent of the unused Revolving Loan Commitments on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) subject to satisfaction or waiver of the conditions specified in subsection 3.2, Bankers and/or Lenders shall, on the date of such drawing, make Swing Line Loans and/or Revolving Loans, respectively, in the aggregate amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse Bankers for the amount of such drawing; and FURTHER PROVIDED that, if Revolving Loans are required to be made and for any reason proceeds of Revolving Loans are not received by Bankers on such date in an amount, together with Swing Line Loans made on such date, equal to the amount of such drawing, Company shall reimburse Bankers, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Swing Line Loans and Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in subsection 2.7E(iii).

         D. PAYMENT BY LENDERS WITH RESPECT TO LETTERS OF CREDIT. In the event that Company shall fail to reimburse Bankers as provided in subsection 2.7C in an amount equal to the amount of any drawing honored by Bankers under a Letter of Credit issued by it, Bankers shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein, which participation shall be equal to such Lender's Pro Rata Share of the unreimbursed amount of such drawing. Each Lender shall make available to Bankers an amount equal to its respective participation in same day funds, at the office of Bankers specified in such notice, not later than 1:00 P.M. (New York time) on the Business Day after the date notified by Bankers. In the event that any Lender fails to make available to Bankers the amount of such Lender's participation in such Letter of Credit as provided in this subsection 2.7D, Bankers shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by Bankers for the correction of errors among banks for three Business Days and thereafter at the Prime Rate. Nothing in this subsection 2.7 shall be deemed to prejudice the right of any Lender to recover from Bankers any amounts made available by such Lender to Bankers pursuant to this subsection 2.7D in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by Bankers in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Bankers. Bankers shall distribute to each other Lender which has paid all amounts payable by it under this subsection 2.7D with respect to any Letter of Credit issued by Bankers such other Lender's Pro Rata Share of all payments received by Bankers from Company in reimbursement of drawings honored by Bankers under such Letter of Credit when such payments are received. Notwithstanding anything to the contrary herein, each Lender which has paid all amounts payable by it under this subsection 2.7D shall have a direct right to reimbursement of such amounts from Company, subject to the procedures for reimbursing Lenders set forth in this subsection 2.7.

         E. COMPENSATION. Company agrees to pay, without duplication, the following amounts to Bankers with respect to each Letter of Credit issued by it:

                  (i) with respect to each Letter of Credit, an administrative fee payable to Bankers equal to the greater of (x) .125% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, calculated in on and through the last day of each calendar quarter and on the basis of a 360-day year and the actual number of days elapsed and (y) $500 (or, in the case of either (x) or (y), such lesser amount as is agreed to between Company and Bankers), payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each calendar year in immediately available funds;

                  (ii) with respect to each Letter of Credit, a letter of credit fee payable to Bankers equal to the product of (a) the Letter of Credit Fee Percentage MULTIPLIED BY (b) the maximum amount available from time to time to be drawn under such Letter of Credit, in each case calculated on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each calendar year and upon expiration of such Letter of Credit in immediately available funds;

                  (iii) with respect to payment made under any Letter of Credit, interest, payable in immediately available funds on demand, on the amount paid by Bankers in respect of each such payment from the date of the payment through the date such amount is reimbursed by Company (but only if not reimbursed when due) at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement for Prime Rate Loans which are Revolving Loans; and

                  (iv) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Bankers' standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

         Promptly upon receipt by Bankers of any amount described in subdivision
(ii) or (iii) of this subsection 2.7E, Bankers shall distribute to each Lender its Pro Rata Share of such amount.

         F. ADDITIONAL PROVISIONS. Additional provisions governing the Letters of Credit are set forth in Appendix B annexed hereto.

2.8      CANADIAN DOLLAR LOANS TO LIBBEY CANADA

         Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Canadian Loans as to the matters covered:

         A.       CANADIAN LOAN COMMITMENT.

                  (i) Notwithstanding anything to the contrary in this Agreement, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Libbey Canada herein set forth, as of the Effective Date, Canadian Agent hereby agrees (A) to maintain its Existing Canadian Loans as Canadian Loans hereunder and (B) to make revolving credit loans in Canadian Dollars to Libbey Canada from time to time from the Effective Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Canadian Dollar Equivalent of $15,000,000, as such amount may be reduced as provided herein. Libbey Canada may use the Canadian Loan Commitment by borrowing, prepaying the Canadian Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Canadian Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Canadian Loans and all other amounts owed hereunder with respect to the Canadian Loans shall be paid in full no later than that date.

                  (ii) The Canadian Loans may be (a) Canadian Eurodollar Rate Loans, (b) Canadian Prime Rate Loans or (c) a combination thereof, as determined by Libbey Canada and notified to Canadian Agent in accordance with subsection 2.8B; PROVIDED, HOWEVER, that no Canadian Eurodollar Rate Loan shall be made after the day that is one month prior to the Revolving Loan Commitment Termination Date. Until Canadian Agent designates in writing to Libbey Canada a different lending office in Canada, Canadian Loans shall be made and maintained by Canadian Agent at its lending office at County Fair Mall, 60-16 McNaughton Avenue, Wallaceburg, Ontario N8A1R9, Canada (such office, or such other office of Canadian Agent as may be mutually agreed by Libbey Canada and Canadian Agent, the "CANADIAN LENDING OFFICE").

                  (iii) Anything contained in this Agreement to the contrary notwithstanding, the Canadian Loans and the Canadian Loan Commitment shall be subject to the following limitations:

                           (a) The amount otherwise available for borrowing
                  under the Canadian Loan Commitment as of any time of determination shall be reduced by an amount equal to the sum of the Acceptance Usage PLUS the Canadian Letter of Credit Usage as of such time of determination; and

                           (b) The Total Utilization of Canadian Loan Commitment
                  shall not exceed the Canadian Loan Commitment then in effect.

         B. PROCEDURE FOR BORROWING. Libbey Canada may borrow under the Canadian Loan Commitment on any Business Day; PROVIDED, HOWEVER, that Company and Libbey Canada shall have given Canadian Agent (with a copy to Agent) a Notice of Borrowing in writing at the Canadian Lending Office (which notice must be received by Canadian Agent prior to 11:00 A.M., (Toronto time), (A) on the requested Funding Date (in the case of requests for Canadian Prime Rate Loans of less than Cdn.$ 5,000,000),
(B) at least one Business Day prior to the requested Funding Date (in the case of requests for Canadian Prime Rate Loans of Cdn.$5,000,000 or more but of less than Cdn.$10,000,000) and at least two Business Days prior to the requested Funding Date (in the case of requests for Canadian Prime Rate Loans of Cdn.$10,000,000 or more) or (C) three Business Days prior to the requested Funding Date (in the case of a Canadian Eurodollar Rate Loan) specifying (i) the amount to be borrowed, (ii) the requested Funding Date, (iii) whether the borrowing is to be a Canadian Eurodollar Rate Loan, a Canadian Prime Rate Loan or a combination thereof and (iv) if the Canadian Loan is to be entirely or partly a Canadian Eurodollar Rate Loan, the length of the Interest Period for such Loan which shall be periods of one, two, three, six or, if available, nine or twelve months. If an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day. No Interest Period with respect to any Canadian Loan shall extend beyond the Revolving Loan Commitment Termination Date. Each borrowing pursuant to the Canadian Loan Commitment shall be in a principal amount equal to Cdn.$1,000,000 or a whole multiple of Cdn.$10,000 in excess thereof; PROVIDED that the minimum amount for a borrowing of a Canadian Prime Rate Loan of less than Cdn.$5,000,000 requested on a same day basis shall be in a principal amount equal to Cdn.$100,000 or a whole multiple of Cdn.$10,000 in excess thereof. The amount of the borrowing for each Canadian Eurodollar Rate Loan shall be made available to Libbey Canada on the Funding Date requested by Libbey Canada in the required Notice of Borrowing in immediately available funds at such account of Libbey Canada in Canada as Libbey Canada shall have previously notified to Canadian Agent in writing. The amount of borrowing for each Canadian Prime Rate Loan shall be made available by funding to Libbey Canada's current account maintained at the office of Canadian Agent located at County Fair Mall, 60-16 McNaughton Avenue, Wallaceburg, Ontario N8A1R9, Canada or such other office of Canadian Agent as may be mutually agreed by Libbey Canada and Canadian Agent.

         C. CONVERSIONS OR CONTINUATIONS. Any Canadian Loan to Libbey Canada may be converted from Canadian Loans bearing interest at a rate determined by reference to one basis to Canadian Loans bearing interest at a rate determined by reference to an alternative basis, or any Canadian Eurodollar Rate Loan may be continued as such upon the expiration of an Interest Period with respect thereto, by the giving of a Notice of Conversion/Continuation to Canadian Agent by Company and Libbey Canada in compliance with the notice provisions contained in subsection 2.8B; PROVIDED, HOWEVER, that no Canadian Loan may be continued as, or be converted into, a Canadian Eurodollar Rate Loan when any Potential Event of Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Canadian Prime Rate Loan on the last day of the Interest Period in effect for such Canadian Eurodollar Rate Loan during which such Potential Event of Default or Event of Default occurs; and PROVIDED FURTHER that (subject to the preceding proviso) if Libbey Canada shall not have complied with such notice provisions, Libbey Canada shall be deemed irrevocably to have requested that such Canadian Eurodollar Rate Loan be continued as a Canadian Eurodollar Rate Loan having an Interest Period of one month and in the same principal amount, unless such time is less than one month from the Revolving Loan

Commitment Termination Date, then such Canadian Eurodollar Rate Loan shall be converted to a Canadian Prime Rate Loan.

         D. TERMINATION OR OPTIONAL REDUCTION OF CANADIAN LOAN COMMITMENT. Libbey Canada shall have the right, upon not less than three Business Days' notice to Canadian Agent in writing, to terminate the Canadian Loan Commitment or, from time to time, reduce the amount of the Canadian Loan Commitment by an amount not greater than the then unused portion of such Commitment after giving effect to any contemporaneous prepayment thereof. Any reduction shall be in an amount equal to the minimum borrowing amount with respect to Libbey Canada, as provided pursuant to subsection 2.8B, and shall reduce permanently the amount of the Canadian Loan Commitment then in effect. The Canadian Loan Commitment, once terminated or reduced, may not be reinstated.

         E.       PREPAYMENTS.

                  (i) Libbey Canada may at any time and from time to time prepay the Canadian Loans made to it hereunder, in whole or in part, upon at least one Business Day's (in the case of Canadian Prime Rate Loans) or three Business Days' (in the case of Canadian Eurodollar Rate Loans) prior written or telephonic notice confirmed in writing to Canadian Agent, specifying the date and amount of prepayment and whether the prepayment is of Canadian Eurodollar Rate Loans or Canadian Prime Rate Loans, or a combination thereof and, if a combination thereof, the amount of prepayment allocable to each. If such notice is given, Libbey Canada shall make such prepayment, and the principal amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid if the prepayment is of Canadian Eurodollar Rate Loans, and any amounts payable pursuant to subsection 2.8J in connection therewith. Partial prepayments of Canadian Loans shall each be in a principal amount at least equal to the minimum borrowing amount with respect to such Loans as provided pursuant to subsection 2.8B.

                  (ii) If, after giving effect to any termination or reduction of the Canadian Loan Commitment pursuant to subsection 2.8D or subsection 2.4A(ii)(b), the sum of the aggregate outstanding principal amount of the Canadian Loans PLUS the Acceptance Usage PLUS the Canadian Letter of Credit Usage exceeds the amount of such Commitment then in effect (giving effect to the Canadian Dollar Equivalent then in effect), Libbey Canada shall prepay the Canadian Loans on the date of such termination or reduction in an aggregate principal amount sufficient to reduce the sum of the aggregate principal amount of the then outstanding Canadian Loans PLUS the Acceptance Usage PLUS the Canadian Letter of Credit Usage to an amount not in excess of the amount of the Canadian Loan Commitment as so reduced, together with interest thereon accrued to the date of such prepayment and any amounts payable pursuant to subsection 2.8J in connection therewith.

                  (iii) If, at any time, the sum of the aggregate outstanding principal amount of the Canadian Loans PLUS the Acceptance Usage PLUS the Canadian Letter of Credit

         Usage exceeds the Canadian Loan Commitment then in effect (valued in Dollar Equivalents) Canadian Agent shall promptly notify Libbey Canada in writing of such exceSection Within five Business Days after receipt of such notice, Libbey Canada shall prepay the Canadian Loans in an aggregate principal amount sufficient to reduce the sum of the aggregate principal amount of the Canadian Loans PLUS the Acceptance Usage PLUS the Canadian Letter of Credit Usage to an amount not in excess of the Canadian Loan Commitment then in effect (valued in Dollar Equivalents on the date of such payment within such five Business Day period).

                  (iv) The Canadian Loans are also subject to mandatory prepayments as provided in subsection 2.4A(iii).

         F.       INTEREST RATES AND PAYMENT DATES.

                  (i) Each Canadian Eurodollar Rate Loan shall bear interest for each Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the applicable Canadian Eurodollar Rate determined for such Interest Period PLUS the Applicable Eurodollar Margin.

                  (ii) Each Canadian Prime Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Canadian Prime Rate per annum MINUS the applicable Commitment Fee Percentage.

                  (iii) Any principal payments on the Canadian Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Canadian Loans payable hereunder not paid when due (the "DUE DATE"), in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall upon delivery of written notice to Libbey Canada from Canadian Agent bear interest from and after the Due Date payable upon demand at a rate that is two percent (2%) per annum in excess of the rate of interest otherwise payable under this Agreement. The payment or acceptance of the increased rate provided by this subsection 2.8F shall not constitute a waiver of any Event of Default or an amendment to this Agreement or otherwise prejudice or limit any rights or remedies of Agent, any Co-Agent or any Lender.

                  (iv) If all or any part of any Canadian Eurodollar Rate Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such Loan shall be automatically converted to a Canadian Prime Rate Loan at the end of the then current Interest Period therefor.

                  (v) Interest on each Canadian Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (if such Loan is a Canadian Eurodollar Rate Loan (to the extent accrued on the amount being prepaid)) and at maturity (including final maturity).

                (vi) Upon delivery of the Level Determination Certificate by Company to Agent pursuant to subsection 5.1(xii), the Applicable Eurodollar Margin shall automatically be adjusted in accordance with the Level in effect as determined by such Level Determination Certificate, such adjustment to become effective on the next succeeding Business Day of the receipt by Agent of such Level Determination Certificate; PROVIDED that on the Effective Date, the Applicable Eurodollar Margin shall be determined in accordance with the Level in effect as determined by the Level Determination Certificate delivered by Company to Agent pursuant to subsection 3.1E.

         G. INABILITY TO DETERMINE INTEREST RATE. In the event that Canadian Agent shall have determined (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the interbank Canadian Eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Canadian Eurodollar Rate applicable pursuant to subsection 2.8F for any Interest Period with respect to (i) proposed Canadian Loans that Libbey Canada has requested be made as Canadian Eurodollar Rate Loans, (ii) Canadian Eurodollar Rate Loans that will result from the requested conversion of Canadian Prime Rate Loans into Canadian Eurodollar Rate Loans or (iii) the continuation of Canadian Eurodollar Rate Loans beyond the expiration of the then current Interest Period with respect thereto, Canadian Agent shall forthwith give telecopy notice of such determination, confirmed in writing, to Libbey Canada at least one Business Day prior to, as the case may be, the requested Funding Date for such Canadian Eurodollar Rate Loans, the conversion date of such Canadian Prime Rate Loans or the last day of such Interest Period. If such notice is given to Libbey Canada (x) unless Libbey Canada requests immediately upon receipt of such notice that such Canadian Eurodollar Rate Loans not be made as Canadian Prime Rate Loans, any Canadian Eurodollar Rate Loans requested by Libbey Canada shall be made as Canadian Prime Rate Loans, (y) any Canadian Prime Rate Loans to Libbey Canada that were to have been converted to Canadian Eurodollar Rate Loans shall be continued as Canadian Prime Rate Loans and (z) any outstanding Canadian Eurodollar Rate Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Canadian Prime Rate Loans. Until any such notice with respect to Canadian Eurodollar Rate Loans has been withdrawn by Canadian Agent, no further Canadian Eurodollar Rate Loans shall be made, nor shall Libbey Canada have the right to convert Canadian Prime Rate Loans to Canadian Eurodollar Rate Loans. Such notice shall be withdrawn promptly by Canadian Agent when Canadian Agent shall reasonably determine that adequate and reasonable means exist for ascertaining the applicable Canadian Eurodollar Rate.

         H. ILLEGALITY. Notwithstanding any other provisions herein, if at any time Canadian Agent reasonably determines that any introduction of or change in any applicable law, treaty, rule or regulation of any agency or any country or state or in the interpretation or application thereof by any competent court or other competent authority charged with the administration thereof (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), shall make it unlawful in Canada, or Canadian Agent reasonably determines it cannot comply thereby, in order to fund or allow to remain outstanding all or part of the Canadian Loan Commitment, then, upon Canadian Agent notifying Libbey Canada by telecopy of such circumstances giving reasonable details thereof confirmed in writing, within thirty days of the occurrence of such circumstances or such earlier date (if any) as Canadian Agent shall certify as necessary to comply with the relevant law, treaty, rule or regulation, Libbey Canada shall prepay any Canadian Loans then outstanding together with any accrued interest thereon. Until such notice has been withdrawn by Canadian Agent, no further Canadian Loans shall be made. Such notice shall be withdrawn promptly by Canadian Agent when Canadian Agent shall reasonably determine that it shall no longer be illegal in Canada for Canadian Agent to make or maintain Canadian Loans.

                  If Libbey Canada receives a notice pursuant to this subsection 2.8H, so long as no Event of Default shall have occurred and be continuing and Libbey Canada has obtained a commitment from another Lender or an Eligible Assignee to become Canadian Agent for all purposes under this Agreement and to assume all obligations of Canadian Agent, Libbey Canada may require Canadian Agent to assign all of its Canadian Loans and Canadian Loan Commitment to such other Lender or Eligible Assignee pursuant to the provisions of subsection 10.1B; PROVIDED that, prior to or concurrently with such replacement (i) Libbey Canada has paid to Canadian Agent all principal, interest, fees and other amounts owed to Canadian Agent through such date of replacement, (ii) Libbey Canada has paid to Agent the processing and recordation fee required to be paid by subsection 10.1B(i) and (iii) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the receipt by Agent of an executed Assignment and Acceptance and other supporting documents, have been fulfilled.

         I.       REQUIREMENTS OF LAW.

                  (i) If after the date hereof by reason of (x) the introduction of or change in, or in the official interpretation of any applicable law or regulation by the authority charged with the administration or interpretation thereof or (y) compliance by Canadian Agent with any guideline or request (whether or not having the force of law) imposed or made after the date hereof from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally;

                           (a) Canadian Agent shall be subject to any increase
                  in the net amount of any tax, duty, charge or other cost with respect to any Canadian Loan or to any change in the basis of taxation of payments to Canadian Agent (except for any increase or other change in or with respect to Excluded Taxes); or

                           (b) any reserve, special deposit, compulsory loan or
                  similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Canadian Agent which is not otherwise included in the determination of the Canadian Eurodollar Rate or Canadian Prime Rate hereunder shall be imposed on Canadian Agent's applicable lending office; PROVIDED, that with respect to the determination of the Canadian Prime Rate,

                  Canadian Agent shall have been prohibited by applicable law or any guideline or request (whether or not having the force of law) from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally from including such requirement in its determination of the Canadian Prime Rate; and, PROVIDED FURTHER that upon request from Libbey Canada, Canadian Agent will provide a written explanation of such requirement reasonably satisfactory to Libbey Canada;

         and the result of any of the foregoing in the reasonable opinion of Canadian Agent is (1) to increase the cost to Canadian Agent of making, converting to, renewing or maintaining Canadian Loans to Libbey Canada, or (2) to reduce any amount payable to Canadian Agent hereunder in respect of Canadian Loans to Libbey Canada then, upon written notice from and demand by Canadian Agent, Libbey Canada shall pay to Canadian Agent, within five Business Days after receipt of such notice and demand, any additional amounts necessary to compensate Canadian Agent for such additional cost or reduced amount; PROVIDED that Canadian Agent shall not be entitled to avail itself of the benefit of this subsection 2.8I(i) to the extent that any such increased cost or reduction was incurred more than six months prior to the time it gives notice to Libbey Canada, unless such circumstances arose or became applicable retrospectively, in which case no time limit shall apply (PROVIDED that Canadian Agent has notified Libbey Canada within six months from the date such circumstances arose or became applicable).

                  (ii) In the event that after the date hereof the adoption of any law, treaty, governmental or quasi-governmental rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by Canadian Agent with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on Canadian Agent's capital as a consequence of its obligations hereunder to a level below that which Canadian Agent could have achieved but for such adoption, change or compliance (taking into consideration Canadian Agent's policies with respect to capital adequacy) by any amount reasonably deemed by Canadian Agent to be material, then from time to time, within 15 days after written notice from and demand by Canadian Agent, Libbey Canada shall pay to Canadian Agent such additional amount or amounts as will compensate Canadian Agent for such reduction; PROVIDED that Canadian Agent shall not be entitled to avail itself of the benefit of this subsection 2.8I(i) to the extent that any such increased cost or reduction was incurred more than six months prior to the time it gives notice to Libbey Canada, unless such circumstances arose or became applicable retrospectively, in which case no time limit shall apply (PROVIDED that Canadian Agent has notified Libbey Canada within six months from the date such circumstances arose or became applicable). For the avoidance of doubt, no amount shall be required to be paid to Canadian Agent under this subsection 2.8 in respect of any increased cost or reduced return arising from the implementation of, or compliance by Canadian Agent with, any rule, regulation, guideline, order or other request or directive regarding capital adequacy which is in existence at the date hereof.

                  (iii) If Canadian Agent becomes entitled to claim any additional amounts pursuant to this subsection 2.8I, it shall notify Libbey Canada thereof promptly after the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Canadian Agent to Libbey Canada setting forth in reasonable detail a description of such event and the basis of its calculation of such amounts shall be conclusive in the absence of manifest or demonstrable error.

                  (iv) Canadian Agent agrees to use reasonable efforts to change its applicable lending office to avoid or to minimize (1) any amounts which might otherwise be payable pursuant to clause (i) or (ii) of this subsection 2.8I or pursuant to subsection 2.8N or (2) the effect of any event referred to in subsection 2.8H; PROVIDED, HOWEVER, that such efforts shall not cause the imposition on Canadian Agent of any additional cost or legal, regulatory or administrative burdens deemed by Canadian Agent, in its sole discretion but in good faith, to be material. Any payments to be made by Libbey Canada under subsections 2.8G, 2.8I, 2.8J or 2.8N are to be without duplication.

         J. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Libbey Canada shall compensate Canadian Agent, upon written request by Canadian Agent (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by Canadian Agent to lenders of funds borrowed by it to make or carry its Canadian Eurodollar Rate Loans and any loss, expense or liability sustained by Canadian Agent in connection with the liquidation or re-employment of such funds) which Canadian Agent may sustain: (i) if for any reason (other than a default by Canadian Agent) a borrowing of any Canadian Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Canadian Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or conversion of any of its Canadian Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Canadian Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Libbey Canada, or (iv) as a consequence of any other default by Libbey Canada to repay its Canadian Eurodollar Rate Loans when required by the terms of this Agreement.

         K. PAYMENTS. All payments (including prepayments) by Libbey Canada on account of principal, interest and fees shall be made without set-off or counterclaim to Canadian Agent at the Canadian Lending Office or such other office of Canadian Agent in Canada as Canadian Agent may designate in writing to Libbey Canada, in each case in Canadian Dollars and in immediately available funds. If any payment hereunder (other than payments of principal on the Canadian Eurodollar Rate Loans) becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding

Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment of principal on a Canadian Eurodollar Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

         L.       COMPUTATION OF INTEREST AND FEES.

                  (i) Interest in respect of Canadian Prime Rate Loans and all fees shall be calculated on the basis of a 365-day year and interest in respect of Canadian Eurodollar Rate Loans shall be calculated on the basis of a 360-day year, in each case for the actual days elapsed. Canadian Agent shall as soon as practicable notify Libbey Canada of each determination of a Canadian Eurodollar Rate. Any change in the interest rate on the Canadian Loans resulting from a change in the Canadian Prime Rate shall become effective as of the opening of business on the day on which such change in the Canadian Prime Rate shall become effective.

                  (ii) Each determination of an interest rate by Canadian Agent pursuant to any provision of this Agreement shall be conclusive absent manifest or demonstrable error.

         M. MINIMUM EURODOLLAR TRANCHES. All borrowings, conversions, partial payments and partial prepayments hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the unpaid principal amount of any Canadian Eurodollar Rate Loan to Libbey Canada shall not be less than the minimum borrowing amount applicable to Canadian Eurodollar Rate Loans determined as provided in subsection 2.8B.

         N. TAXES. All payments made by Libbey Canada under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding Excluded Taxes (all such non-excluded taxes being called "FOREIGN TAXES"). If any Foreign Taxes are required to be withheld from any amounts payable to Canadian Agent hereunder, the amounts so payable to Canadian Agent shall be increased to the extent necessary in order that the net amount received by Canadian Agent after the required deduction of withholding shall equal the amount Canadian Agent would have received had no such deduction or withholding been made. Whenever any Foreign Tax is payable by Libbey Canada, as promptly as possible thereafter, Libbey Canada shall send to Canadian Agent a certified copy of an original official receipt showing payment thereof or a certificate of deduction by Libbey Canada showing the amount paid by Libbey Canada. If Libbey Canada fails to pay any Foreign Taxes when due to the appropriate taxing authority, Libbey Canada shall indemnify Canadian Agent for any incremental taxes, interest or penalties that may become payable by Canadian Agent as a result of any such failure.

         O. COMMITMENT FEE. Libbey Canada agrees to pay to Canadian Agent, until the Canadian Loan Commitment terminates, commitment fees in Canadian Dollars equal to the quarterly average of the Canadian Loan Commitment MULTIPLIED BY the Commitment Fee Percentage, such commitment fees in each case to be calculated on the basis of a 365-day year and the actual number of days elapsed and to be payable in quarterly arrears on January 1, April 1, July 1 and October 1 of each year and on the date the Canadian Loan Commitment expires.

2.9      BANKERS' ACCEPTANCES FOR LIBBEY CANADA

         A. ACCEPTANCE COMMITMENT. (1) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Libbey Canada set forth herein, Canadian Agent agrees, on the terms and subject to the conditions set forth in this subsection 2.9; (i) if Canadian Agent is willing and able to accept Drafts from Libbey Canada, to create acceptances (each, a "BANKERS' ACCEPTANCE") by accepting Drafts from Libbey Canada and to purchase such Bankers' Acceptances in accordance with subsection 2.9D; and (ii) if Canadian Agent has participated all or any part of its interest in the Bankers' Acceptance Facilities to a participant which is willing and able to accept Drafts from Libbey Canada, to arrange for the creation of Bankers' Acceptances by such participant and for the purchase of such Bankers' Acceptances by such participant, to the extent of such participation or assignment, in accordance with subsection 2.9D. The Total Utilization of Canadian Loan Commitment after any Drawing shall not exceed the Canadian Loan Commitment then in effect.

                  (2) Each Drawing shall be in an aggregate Face Amount of not less than Cdn.$500,000 and in integral multiples of Cdn.$100,000 and shall consist of the creation and purchase of Bankers' Acceptances or the purchase of Drafts on the same day, effected or arranged by Canadian Agent in accordance with subsection 2.9D.

                  (3) Anything contained in this Agreement to the contrary notwithstanding, the Bankers' Acceptance Facility and the Canadian Loan Commitment shall be subject to the following limitations:

                           (a) The amount otherwise available for Drawing under the Canadian Loan Commitment as of any time of determination shall be reduced by an amount equal to the sum of the outstanding Canadian Loans PLUS the Canadian Letter of Credit Usage as of such time of determination; and

                           (b) The Total Utilization of Canadian Loan Commitment shall not exceed the Canadian Loan Commitment then in effect.

         B. DRAWING NOTICE. (1) Each Drawing shall be made on one Business Day's (in the case of Drawings of less than Cdn.$10,000,000) or two Business Days' (in the case of Drawings of Cdn.$10,000,000 or more) prior written notice specified in relation to Bankers' Acceptances, given not later than 11:00 a.m. (Toronto time), by Company and Libbey Canada to Canadian Agent (with a copy to Agent). Each such notice of a Drawing (a "DRAWING NOTICE") shall be given in substantially the form of EXHIBIT XII annexed hereto or by telephone confirmed promptly in writing, containing the same information as would be contained in a Drawing Notice, and shall specify therein (i) the Drawing Date; (ii) the aggregate Face Amount of Drafts to be accepted; and (iii) the maturity date for such Drafts.

                  (2) Libbey Canada shall not request in a Drawing Notice a maturity date for Drafts which would be subsequent to the Revolving Loan Commitment Termination Date.

                  (3) Each Drawing Notice shall be irrevocable and binding on Libbey Canada. Libbey Canada shall indemnify Canadian Agent against any loss or expense incurred by Canadian Agent as a result of any failure by Libbey Canada to fulfill or honor before the date specified for any Drawing, the applicable conditions set forth in this subsection 2.9 or subsection 3.3, if the Drawing, as a result of such failure, is not made on such date.

                  (4) Libbey Canada shall repay, and there shall become due and payable, on the Drawing Date the principal amount of any Canadian Loans which Libbey Canada seeks to convert, in whole or in part, to Bankers' Acceptances on such Drawing Date.

                  (5) Canadian Agent shall not incur any liability to Libbey Canada or Company in acting on the telephonic notice referred to above which Canadian Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Libbey Canada or for otherwise acting in good faith under this subsection 2.9 and upon the acceptance of Drafts pursuant to any such telephonic notice, Libbey Canada shall be liable with respect thereto as provided herein. In the event of a conflict between Canadian Agent's record of the applicable terms of any Drawing and such Drawing Notice, Canadian Agent's record shall prevail, absent manifest or demonstrable error.

         C. FORM OF BANKERS' ACCEPTANCES. (1) Each Draft presented by Libbey Canada shall (i) be in an integral multiple of Cdn.$100,000; (ii) be dated the date of the Drawing; (iii) mature and be payable by Libbey Canada (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 7, 30, 60, 90, 120 or 180 days after the date thereof; and (iv) be substantially in the form of EXHIBIT XIII-A annexed hereto. The acceptance endorsed by Canadian Agent on any Draft shall be substantially in the form of EXHIBIT XIII-B annexed hereto or such other form as may be agreed by Libbey Canada and Canadian Agent.

                  (2) Libbey Canada hereby renounces, and shall not claim, any days of grace for the payment of any Bankers' Acceptances.

         D. ACCEPTANCE AND PURCHASE OF DRAFTS. (1) Not later than 11:00 a.m. (Toronto time) on an applicable Drawing Date, Canadian Agent shall, as the case may be, (i) complete one or more Drafts dated the date of such Drawing, with the maturity date specified by Libbey Canada in the Drawing Notice, accept such Drafts, and purchase the Bankers' Acceptances thereby created for the Drawing Purchase Price and (ii) arrange for its participant


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

to complete one or more Drafts dated the date of such Drawing, with the maturity date specified by Libbey Canada in the Drawing Notice, to accept such Drafts and to purchase the Bankers' Acceptances thereby created for the Drawing Purchase Price.

                  (2) The failure of Canadian Agent to accept Drafts or purchase Bankers' Acceptances as part of any Drawing shall not relieve it of its obligation, if any, to accept Drafts and purchase Bankers' Acceptances hereunder.

         E. PAYMENT OF DRAWING PURCHASE PRICE. (1) Subject to subsection 2.9B(4), Canadian Agent shall, before 12:00 noon (Toronto time) on the applicable Drawing Date, pay or cause to be paid, the Drawing Purchase Price in respect of any Bankers' Acceptances which Canadian Agent has purchased or arranged to have purchased pursuant to subsection 2.9D(1) by depositing or crediting Libbey Canada's account, as to which Libbey Canada shall have notified Canadian Agent prior thereto, maintained by Canadian Agent at County Fair Mall, 60-16 McNaughton Avenue, Wallaceburg, Ontario N8A1R9, Canada (or causing such account to be credited) with like funds in the aggregate amount of such funds.

                  (2) Bankers' Acceptances purchased by Canadian Agent or its participant hereunder may be held by it for its own account until maturity or sold by it at any time prior thereto in any relevant market therefor in Canada, in Canadian Agent's or its participant's sole discretion.

         F. EFFECTIVE DISCOUNT RATE DETERMINATION. Canadian Agent shall give prompt notice to Libbey Canada of the Effective Discount Rate determined by Canadian Agent for an applicable Drawing Date.

         G. PAYMENT AT MATURITY. (1) Libbey Canada shall pay to Canadian Agent, and there shall become due and payable, at 12:00 noon (Toronto time) on the maturity date for each Bankers' Acceptance an amount in Canadian Dollars in same day funds equal to the Face Amount of such Bankers' Acceptance. Libbey Canada shall make each payment hereunder in respect of Bankers' Acceptances by deposit of the required funds to Canadian Agent at County Fair Mall, 60-16 McNaughton Avenue, Wallaceburg, Ontario N8A1R9, Canada. Upon receipt of such payment, Canadian Agent will promptly thereafter cause such payment to be distributed in like funds in payment of Bankers' Acceptances ratably (based on the proportion that the aggregate Face Amount of Bankers' Acceptances held by any participant thereof maturing on the relevant date bears to the aggregate Face Amount of Bankers' Acceptances held by all participants or assignees thereof maturing on such date) for the account of any participant, to the extent of and in accordance with their participation. Such payment to Canadian Agent shall satisfy Libbey Canada's obligations under any Bankers' Acceptances to which it relates and if Canadian Agent has accepted such Bankers' Acceptances Canadian Agent shall thereafter be solely responsible for the payment of such Bankers' Acceptances.

                  (2) If Libbey Canada fails to pay any Bankers' Acceptance when due, or to convert or renew the Face Amount of such Bankers' Acceptance pursuant to subsection 2.9I, the unpaid amount due and payable in respect thereof shall be converted as of such date, and without any necessity for Libbey Canada to give a Notice of Borrowing in accordance with subsection 2.8B, to, and thereafter be outstanding as, a Canadian Prime Rate Loan made by, Canadian Agent and shall bear interest calculated and payable as provided in subsection 2.8.

         H. PRESIGNED DRAFT FORMS. To enable Canadian Agent to create Bankers' Acceptances or complete Drafts in the manner specified in this subsection 2.9, Company and Libbey Canada shall supply Canadian Agent with such number of Drafts as Canadian Agent may reasonably request, duly endorsed and executed on behalf of Company and Libbey Canada by any one or more of its authorized officers. Canadian Agent shall exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it. Canadian Agent will, upon request by Libbey Canada, promptly advise Libbey Canada of the number and designations, if any, of the uncompleted Drafts then held by it. The signatures of such officers may be mechanically reproduced in facsimile and Drafts and Bankers' Acceptances bearing such facsimile signatures shall be binding upon Libbey Canada as if they had been manually signed by such officers. Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft or Bankers' Acceptance as one of such officers may no longer hold office at the date thereof or at the date of its acceptance by Canadian Agent or a participant hereunder or at any time thereafter, any Draft or Bankers' Acceptance so signed shall be valid and binding upon Libbey Canada.

         I. CONVERSION OR RENEWAL OF BANKERS' ACCEPTANCES. Upon the maturity of a Bankers' Acceptance, Company and Libbey Canada may elect to (i) renew such Bankers' Acceptance, by giving a Drawing Notice in accordance with subsection 2.9(B)(1); or (ii) have all or a portion of the Face Amount of such Bankers' Acceptance converted to a Canadian Prime Rate Loan, by giving a Notice of Borrowing in accordance with subsection 2.8B. If the Bankers' Acceptances to be converted cannot be converted into a Canadian Prime Rate Loan in an aggregate amount which may be made as a Canadian Prime Rate Loan under this Agreement, then the amount which cannot be so converted shall be repaid to Canadian Agent on the date of such conversion.

         J. CIRCUMSTANCES MAKING BANKERS' ACCEPTANCES UNAVAILABLE. (1) If Canadian Agent determines in good faith, which determination shall be final, conclusive and binding upon Libbey Canada, and notifies Libbey Canada that, by reason of circumstances affecting the money market (i) there is no market for Bankers' Acceptances; or (ii) the demand for Bankers' Acceptances is insufficient to allow the sale or trading of the Bankers' Acceptances created and purchased hereunder; then,

                  (a) the right of Libbey Canada to request a Drawing shall be suspended until the Canadian Agent determines that the circumstances causing such suspension no longer exist and Canadian Agent so notifies Libbey Canada; and

                  (b) any Drawing Notice which is outstanding shall be cancelled and the Drawing requested therein shall not be made.



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

                  (2) Canadian Agent shall promptly notify Libbey Canada and Agent of the suspension of Libbey Canada's right to request a Drawing and of the termination of any such suspension.

         K. PREPAYMENTS. Except as required or permitted by Section 7, no repayment of a Bankers' Acceptance shall be made by Libbey Canada to Canadian Agent prior to the maturity date thereof. Any such repayment, made as required by Section 7, shall be made (unless such repayment has been rescinded or otherwise is required to be returned by Canadian Agent to Libbey Canada for any reason) in accordance with the provisions of subsection 2.9G(1). Any such payment by Libbey Canada to Canadian Agent shall satisfy Libbey Canada's obligations under the Bankers' Acceptance to which it relates and, in the case of a Bankers' Acceptance which has been accepted by Canadian Agent or its participant, Canadian Agent or such participant shall thereafter be solely responsible for the payment of such Bankers' Acceptance and shall indemnify and hold Libbey Canada harmless against any liabilities, costs or expenses incurred by Libbey Canada as a result of any failure by Canadian Agent or such participant to pay such Bankers' Acceptance in accordance with its terms.

         L. INCREASED COSTS. If, by reason of (y) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (z) the compliance with any guideline or request imposed or made after the date hereof from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law) any reserve (including, without limitation, any imposed under the Lender Act (Canada) or the Regulations thereunder), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Canadian Agent's applicable lending office shall be imposed or deemed applicable or any other condition affecting Drafts or Bankers' Acceptances or Canadian Agent's obligation to accept Drafts shall be imposed on Canadian Agent or its applicable lending office; and, as a result thereof, there shall be any increase in the cost to such Lender of agreeing to accept or accepting, funding or maintaining Drafts or Bankers' Acceptances, or there shall be a reduction in the amount received or receivable by Canadian Agent or its applicable lending office, then Libbey Canada shall from time to time, upon written notice from and demand by Canadian Agent (with a copy of such notice to Company and Agent), pay to Canadian Agent, within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify Canadian Agent against such increased cost; PROVIDED, HOWEVER, that neither Libbey Canada nor Company shall have any liability to Canadian Agent under this subsection 2.9L with respect to the imposition of any withholding tax to the extent Company is not required to make payments to such Lender with respect to the imposition of such withholding tax under subsection 10.7; PROVIDED FURTHER that Canadian Agent shall not be entitled to avail itself of the benefit of this subsection 2.9L to the extent that any such increased cost or reduction was incurred more than six months prior to the time it gives notice to Libbey Canada, unless such circumstance arose or became applicable retrospectively, in which case no time limit shall apply (PROVIDED that Canadian Agent has notified Libbey Canada within six months from the date such circumstances arose or became applicable). A certificate as to the amount of such increased



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

cost submitted to Libbey Canada, Company and Agent by Canadian Agent, shall, except for manifest or demonstrable error, be final, conclusive and binding for all purposes.

2.10     CANADIAN LETTERS OF CREDIT

         A. CANADIAN LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company and Libbey Canada set forth herein, Canadian Agent hereby agrees to (A) maintain the Existing Canadian Letters of Credit as of the Effective Date and to
(B) issue Standby Letters of Credit and Commercial Letters of Credit for the account of Libbey Canada denominated in Canadian Dollars as Company and Libbey Canada may request in accordance with the provisions of this subsection 2.10A on and after the Effective Date. Issuances of Canadian Letters of Credit shall be subject to the following limitations:

                  (i) Libbey Canada shall not request that Canadian Agent issue any Standby Letter of Credit or Commercial Letter of Credit if, after giving effect to such issuance, (x) the Total Utilization of Canadian Loan Commitment would exceed the Canadian Loan Commitment, as the amount available under such Canadian Loan Commitment may be limited from time to time pursuant to subsection 2.8A(iii) or (y) the Canadian Letter of Credit Usage would exceed the Canadian Dollar Equivalent of $3,000,000; and

                  (ii) In no event shall Canadian Agent issue, reissue, amend or permit the extension of: (x) any Canadian Letter of Credit having an expiration date later than the Revolving Loan Commitment Termination Date in effect at the time of issuance, reissuance, amendment or extension (automatic or otherwise) thereof; (y) subject to the foregoing clause (x), any Standby Letter of Credit having an expiration date more than one year after its date of issuance; PROVIDED that subject to the foregoing clause (x), this clause (y) shall not prevent Canadian Agent from agreeing that a Standby Letter of Credit will automatically be extended annually for a period not to exceed one year if Canadian Agent does not cancel such extension; or (z) any Commercial Letter of Credit having an expiration date which is not acceptable to Canadian Agent in its reasonable discretion or which is more than 180 days after its date of issuance.

         It shall be a condition precedent to the issuance of any Standby Letter of Credit or Commercial Letter of Credit in accordance with the provisions of this subsection 2.10 that each condition set forth in subsection 3.3 shall have been satisfied.

         Each Standby Letter of Credit and Commercial Letter of Credit may provide that Canadian Agent may (but shall not be required to) pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Canadian Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Canadian Letter of Credit if conditions to such payment are satisfied or returned to Canadian Agent (or, if all Canadian Obligations shall have been indefeasibly paid in full, to Libbey Canada) if no payment to the beneficiary has been made and 30 days after the final date available for drawings under the Canadian Letter of Credit has passed. Each payment or deposit of funds by Canadian Agent as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by Canadian Agent under the related Canadian Letter of Credit.

         B. REQUEST FOR ISSUANCE. Whenever Libbey Canada desires the issuance of a Canadian Letter of Credit, Company and Libbey Canada shall deliver to Canadian Agent a Request for Issuance of Letter of Credit in the form of EXHIBIT XI hereto no later than 1:00 P.M. (Toronto time) at least five Business Days or such shorter period as may be agreed to by Canadian Agent in any particular instance, in advance of the proposed date of issuance. The Request for Issuance of Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Canadian Letter of Credit, (iii) the expiration date of the Canadian Letter of Credit, (iv) the name and address of the beneficiary, and (v) a summary of the purpose and the verbatim text of such Canadian Letter of Credit. Prior to the date of issuance, Libbey Canada shall specify a precise description of the documents and the proposed text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Canadian Letter of Credit, would require Canadian Agent to make payment under the Canadian Letter of Credit; PROVIDED that Canadian Agent, in its sole reasonable judgment, may require changes in any such documents and certificates; PROVIDED FURTHER that no Canadian Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 A.M. (Toronto time) on such Business Day. In determining whether to pay under any Canadian Letter of Credit, Canadian Agent shall be responsible only to determine that the documents and certificates required to be delivered under that Canadian Letter of Credit have been delivered and that they comply on their face with the requirements of that Canadian Letter of Credit.

         C. PAYMENT OF AMOUNTS DRAWN UNDER CANADIAN LETTERS OF CREDIT. In the event of any drawing under any Canadian Letter of Credit by the beneficiary thereof, Canadian Agent shall promptly notify Libbey Canada, and Libbey Canada shall reimburse Canadian Agent on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing; PROVIDED that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Libbey Canada shall have notified Canadian Agent prior to 11:00 a.m. (Toronto time) on the Business Day immediately prior to the date of such drawing that Libbey Canada intends to reimburse Canadian Agent for the amount of such drawing with funds other than the proceeds of Canadian Loans, Company and Libbey Canada shall be deemed to have given a Notice of Borrowing to Canadian Agent requesting Canadian Agent to make Canadian Loans to the extent of the unused Canadian Loan Commitment on the date on which such drawing is honored in an amount equal to the amount of such drawing, and (ii) subject to satisfaction or waiver of the conditions specified in subsection 3.2, Canadian Agent shall, on the date of such drawing, make Canadian Loans in the aggregate amount of such drawing, the proceeds of which shall be applied directly by Canadian Agent to reimburse itself for the amount of such drawing; and FURTHER PROVIDED that, if Canadian Loans are required to be made and for any reason proceeds of Canadian Loans



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

are not received by Canadian Agent on such date in an amount equal to the amount of such drawing, Libbey Canada shall reimburse Canadian Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the Canadian Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in subsection 2.10D(iii).

         D. COMPENSATION. Libbey Canada agrees to pay, without duplication, the following amounts to Canadian Agent with respect to each Canadian Letter of Credit issued by it:

                  (i) with respect to each Canadian Letter of Credit, an administrative fee payable to Canadian Agent equal to the greater of
         (x) .125% per annum of the maximum amount available from time to time to be drawn under such Canadian Letter of Credit, calculated in arrears on and through the last day of each Fiscal Quarter and on the basis of a 365-day year and the actual number of days elapsed and (y) Cdn.$500 (or, in the case of either (x) or (y), such lesser amount as is agreed to by Company and Canadian Agent), payable on the Business Day immediately succeeding such date of calculation in immediately available funds;

                  (ii) with respect to each Canadian Letter of Credit, a letter of credit fee payable to Canadian Agent equal to the product of (a) the Letter of Credit Fee Percentage MULTIPLIED BY (b) the maximum amount available from time to time to be drawn under such Canadian Letter of Credit, in each case calculated on the basis of a 365-day year and the actual number of days elapsed and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each Fiscal Year and upon expiration of such Canadian Letter of Credit in immediately available funds;

                  (iii) with respect to drawings made under any Canadian Letter of Credit, interest, payable in immediately available funds on demand, on the amount paid by Canadian Agent in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by Libbey Canada (but only if not reimbursed when due) at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement for Canadian Prime Rate Loans; and

                  (iv) with respect to the issuance, amendment or transfer of each Canadian Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with Canadian Agent's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

         E. ADDITIONAL PROVISIONS. Additional provisions governing the Canadian Letters of Credit are set forth in Appendix D annexed hereto.



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

2.11     NEGOTIATED RATE LOANS

         A. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company set forth herein, as of the Effective Date, each Lender hereby severally agrees (A) to maintain its outstanding Negotiated Rate Loans and (B) that from time to time during the period from and including the Effective Date to but excluding the Revolving Loan Commitment Termination Date, Company may request one or more Lenders, in the sole discretion of each, to make one or more Loans to Company on a non-pro rata basis, each such Loan to remain outstanding for at least one day and to mature no later than 180 days after the making thereof (or if earlier, the Revolving Loan Commitment Termination Date) and to bear interest at such rate as shall be agreed to by Company and the applicable Lender (each such Loan being a "NEGOTIATED RATE LOAN"); PROVIDED that in no event shall (i) the aggregate principal amount of Negotiated Rate Loans outstanding at any time exceed $190,000,000 or (ii) the Total Utilization of Revolving Loan Commitments exceed the Revolving Loan Commitments then in effect. All Negotiated Rate Loans shall be in such minimum amounts as may be mutually agreed upon by Company and the applicable Lender. Company and Lenders acknowledge that (A) subject to the proviso in the first sentence of this paragraph, notwithstanding the Revolving Loan Commitment of any Lender, each Lender may, but shall not be obligated to, make Negotiated Rate Loans as of any date in an aggregate amount that would not cause the Total Utilization of Revolving Loan Commitments to exceed the Revolving Loan Commitments then in effect (and for such purposes each Lender may rely on the information provided by the Company in the Notice of Borrowing); and
(B) Negotiated Rate Loans need not be made in accordance with Lenders' Pro Rata Shares.

         B. Each Lender making any Negotiated Rate Loans shall, prior to or concurrently with the making thereof, provide Agent with written notice of the amount, Funding Date and maturity date of such Negotiated Rate Loans, and Company and Lenders will, from time to time, furnish such information to Agent as Agent may request relating to the making of Negotiated Rate Loans, including, without limitation, confirmation of amounts, Funding Dates and maturities (and, upon the occurrence and during the continuance of any Potential Event of Default or Event of Default only, applicable interest rates), for the purpose of determining the Total Utilization of Revolving Loan Commitments and the allocation of amounts received from Company for payment of all amounts owing hereunder.

         C. Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) requesting Negotiated Rate Loans, Agent shall forward a copy of such notice to the applicable Lender(s) specified therein. Upon satisfaction or waiver of the conditions precedent specified in subsection 3.2, the Lender funding any Negotiated Rate Loan shall make the proceeds of such Negotiated Rate Loan available to the Company on the applicable Funding Date by causing an amount equal to the proceeds of such Loan in same day funds to be credited to such account of the Company as may be agreed to by the Company and the Lender.

         D. On the Effective Date, Company shall execute and deliver to each Lender (or to Agent for that Lender) a Negotiated Rate Loan Note to evidence the Negotiated Rate Loans which may be advanced by such Lender.

         E. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Negotiated Rate Loans and any loss sustained by that Lender in connection with re-employment of such funds), which that Lender may sustain with respect to Negotiated Rate Loans: (i) if for any reason (other than a default or error by that Lender) a borrowing of any Negotiated Rate Loan does not occur on the date specified therefor in a Notice of Borrowing, (ii) if any prepayment or other principal payment of any of such Lender's Negotiated Rate Loans occurs on a date prior to the last day of the interest period applicable to that Negotiated Rate Loan, (iii) if any prepayment of any of such Lender's Negotiated Rate Loans is not made on any date specified in a notice of prepayment given by Company and consented to by such Lender, or
(iv) as a consequence of any other default by Company to repay such Lender's Negotiated Rate Loans when required by the terms of this Agreement.

         F. Company may not prepay any Negotiated Rate Loan without the consent of the applicable Lender; PROVIDED that Company shall deliver to Agent a notice of any prepayment of any Negotiated Rate Loan on or prior to the date of such prepayment.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND TO LOANS
AND LETTERS OF CREDIT

3.1      CONDITIONS TO EFFECTIVENESS.

                  The effectiveness of this Agreement is subject to the prior or concurrent satisfaction of the following conditions:

         A. COMPANY DOCUMENTS. On or before the Effective Date, Company shall deliver or cause to be delivered to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective
Date:

                  (i) Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware, and except as set forth on Schedule 3.1A(i), each other state in which it is qualified as a foreign corporation to do business, each dated a recent date prior to the Effective Date;

                  (ii) Copies of its Bylaws, certified by its corporate secretary or an assistant secretary;

                  (iii) Resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and approving and authorizing the incurrence of up to $365,000,000 of Revolving Loans and up to $190,000,000 of Negotiated Rate Loans, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

                  (iv) Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party;

                  (v) Executed copies of this Agreement, the Notes to be issued by it (if so requested in accordance with subsection 2.1E), drawn to the order of each Lender with appropriate insertions, and the other Loan Documents to which it is a party; and

                  (vi)     Such other documents as Agent may reasonably request.

         B. LIBBEY CANADA DOCUMENTS. On or before the Effective Date, Company shall deliver or cause to be delivered to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following, each, unless otherwise noted, dated the Effective
Date:

                  (i) Certified (or notarial) copies of Certificate or Article of Incorporation of Libbey Canada, together with evidence of its corporate status in the province of Ontario and each other jurisdiction in which it is qualified as a foreign corporation to do business, each dated a recent date prior to the Effective Date;

                  (ii) Copies of Bylaws of Libbey Canada, certified by its corporate secretary or an assistant secretary;

                  (iii) Resolutions of the Board of Directors of Libbey Canada, approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

                  (iv) Signature and incumbency certificates of officers of Libbey Canada executing this Agreement and the other Loan Documents to which it is a party;

                  (v) Executed copies of this Agreement and the other Loan Documents to which it is a party; and

                  (vi) Such other documents as Agent may reasonably request.

         C. CORPORATE PROCEEDINGS. On or before the Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance satisfactory to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

         D. OPINIONS OF AGENT'S COUNSEL. Agent on behalf of Lenders, with sufficient originally executed copies for each Lender, shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Agent, dated as of the Effective Date, substantially in the form of EXHIBIT IX annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request.

         E. DELIVERY OF LEVEL DETERMINATION CERTIFICATE. On the Effective Date, Company shall deliver a Level Determination Certificate calculated utilizing the most recent financial information available to Company and in any event taking into effect the funding of the Loans by the Lenders to Company and Libbey Canada, if any, pursuant to this Agreement on the Effective Date.

         F. OPINIONS OF COMPANY'S AND LIBBEY CANADA'S COUNSEL. Agent on behalf of Lenders, with sufficient numbers of originally executed copies for each Lender, shall have received (i) originally executed copies of one or more favorable written opinions of (a) Latham & Watkins, counsel for Company, and (b) Arthur H. Smith, general counsel of Company, each in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in
EXHIBIT VII-A and EXHIBIT VII-B annexed hereto, respectively, and as to such other matters as Agent may reasonably request, (ii) originally executed copies of one or more favorable written opinions of Gowling, Strathy & Henderson counsel for Libbey Canada, in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Effective Date and setting forth substantially the matters designated in EXHIBIT VIII annexed hereto and as to such other matters as Agent may reasonably request and (iii) evidence satisfactory to Agent that Company and Libbey Canada have requested such counsel to deliver such opinions to Lenders.

         G. EXECUTION OF AGREEMENT. On or before the Effective Date, each Lender shall have delivered to Agent originally executed copies of this Agreement.

         H. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Each of Company and Libbey Canada shall have delivered to Agent an Officers' Certificate, in form and substance satisfactory to Agent, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date and that each of Company and Libbey Canada has performed in all material respects all agreements and satisfied all conditions which each Loan Document to which it is a party provides shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by Agent and Co-Agents.



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

         I. FEES. Company shall have paid to Agent, for distribution (as appropriate) to Lenders, the fees payable on the Effective Date referred to in subsection 2.3.

         J. COMPENSATION FOR BREAKAGE. Company shall have paid any applicable fees and charges with respect to Eurodollar Rate Loans under the Existing Credit Agreement which are not continued as Eurodollar Rate Loans under this Agreement in accordance with section D of Appendix A of the Existing Credit Agreement.

         K. OTHER DOCUMENTS. Each of Company and Libbey Canada shall have delivered to Agent such other documents as Agent may reasonably request.

3.2      CONDITIONS TO ALL LOANS.

                  The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

         A. Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, on or before any Funding Date, an originally executed Notice of Borrowing, signed by the chief executive officer, the chief financial officer or the treasurer of Company and/or Libbey Canada, as the case may be, or by any executive officer of Company and/or Libbey Canada, as the case may be, designated by any of the above-described officers on behalf of Company and/or Libbey Canada, as the case may be, in a writing delivered to Agent.

         B.       As of that Funding Date:

                  (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except (a) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date and (b) to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement;

                  (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                  (iii) Each of Company and Libbey Canada shall have performed in all material respects all agreements and satisfied all conditions which this Agreement and the other Loan Documents provide shall be performed or satisfied by it on or before that Funding Date; and



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

                  (iv) There shall not be pending or, to the knowledge of Company or Libbey Canada, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 4.6 or 5.1(ix) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Requisite Lenders, would reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of Letters of Credit hereunder.

3.3      CONDITIONS TO ALL LETTERS OF CREDIT AND CANADIAN LETTERS OF CREDIT

                  The obligation of Bankers to issue any Letter of Credit and of Canadian Agent to issue any Canadian Letter of Credit hereunder is subject to prior or concurrent satisfaction of all of the following conditions:

         A. On or before the date of issuance of a Letter of Credit or a Canadian Letter of Credit pursuant to this Agreement, each of the conditions set forth in subsection 3.1 shall have been satisfied as of the Effective Date, and, on such date of issuance, all conditions precedent described in subsection 3.2B shall be satisfied to the same extent as though the issuance of such Letter of Credit or Canadian Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

         B. On or before the date of issuance of any Letter of Credit or Canadian Letter of Credit hereunder, Bankers shall have received, in accordance with the provisions of subsection 2.7B, a Request for Issuance of Letter of Credit relating to the proposed Letter of Credit or Canadian Letter of Credit, all other information specified in subsection 2.7B or 2.10B as the case may be, and such other documents as Bankers or Canadian Agent may reasonably require in connection with the issuance of such Letter of Credit or Canadian Letter of Credit.

SECTION 4.                 REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Bankers to issue Letters of Credit and to induce Lenders to purchase participations in Letters of Credit and to induce Canadian Agent to issue Canadian Letters of Credit and create Bankers' Acceptances, Company and Libbey Canada severally represent and warrant to each Lender, on the date of this Agreement, on each Funding Date, each Drawing Date and


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

on the date of issuance of each Letter of Credit and each Canadian Letter of Credit, that the following statements are true, correct and complete, which representations and warranties in the case of Libbey Canada shall be limited to Libbey Canada and its Subsidiaries and other facts and circumstances known to Libbey Canada:

4.1      ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
SUBSIDIARIES.

         A. ORGANIZATION AND POWERS. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Libbey Canada is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Company and Libbey Canada has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party, to carry out the transactions contemplated thereby and to issue and pay the Notes to be issued by it.

         B. QUALIFICATION AND GOOD STANDING. Each of Company and Libbey Canada is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

         C. CONDUCT OF BUSINESection Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.11.

         D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Effective Date are identified in SCHEDULE 4.1 annexed hereto (as SCHEDULE 4.1 may be modified to reflect the creation of any new Subsidiary formed or the deletion of any Subsidiary no longer existing, in each case to the extent permitted by subsection 6.7; all references herein to SCHEDULE 4.1 shall be deemed to be references to SCHEDULE 4.1 as it may be so modified at the time of delivery by Company of quarterly financial statements pursuant to subsection 5.1(i)). The capital stock of each of the Subsidiaries of Company identified in SCHEDULE 4.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in SCHEDULE 4.1 annexed hereto is validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has full corporate power and authority to own its assets and properties and to operate its business as presently owned and conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. SCHEDULE 4.1 annexed hereto correctly sets forth the ownership interest of Company in each of its Subsidiaries identified therein.




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

4.2      AUTHORIZATION OF BORROWING, ETC.

         A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate action on the part of Company and Libbey Canada, as the case may be.

         B. NO CONFLICT. The execution, delivery and performance by Company and Libbey Canada, as the case may be, of the Loan Documents, the issuance, delivery and payment of the Notes, and the incurrence and repayment of extensions of credit pursuant to the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of stockholders of Company or any of its Subsidiaries or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries.

         C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Company and Libbey Canada, as the case may be, of the Loan Documents, the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

         D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by Company and Libbey Canada, as the case may be, and is the legally valid and binding obligation of Company and Libbey Canada, as the case may be, enforceable against Company and Libbey Canada, as the case may be in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.3      FINANCIAL CONDITION.

                  Company has heretofore delivered to Lenders, at Lenders' request, the audited consolidated balance sheet of Libbey and its Subsidiaries as at December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows of Libbey and its Subsidiaries for the Fiscal Year then ended. All such statements were prepared in



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

conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the date thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for the period then ended, and such consolidated financial statements are not materially different from the consolidated financial statements of Company and its Subsidiaries. Company does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or other financial statements delivered pursuant to subsection 5.1(i) or (ii) or the notes thereto or otherwise permitted under subsection 6.4 and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

4.4      NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

                  Since December 31, 1996, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 6.5.

4.5      TITLE TO PROPERTIES; LIENS.

                  Company and its Subsidiaries have good, sufficient and legal title, subject to Permitted Encumbrances, to all of their respective properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7 and except for such defects that have not had, or would not reasonably be expected to result in, a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.6      LITIGATION; ADVERSE FACTS.

                  Except as described in SCHEDULE 4.6 annexed hereto, there is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has had, or would reasonably be expected to result in, a Material Adverse Effect. Neither Company nor any of its Subsidiaries is (i) in violation of any applicable law that has had, or would reasonably be expected to result in, a Material Adverse Effect or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department,


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commission, board, bureau, agency or instrumentality, domestic or foreign, that has had, or would reasonably be expected to result in, a Material Adverse
Effect.

4.7      PAYMENT OF TAXES.

                  Except to the extent permitted by subsection 5.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries that would be material for the condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; PROVIDED that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8      PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

         A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

         B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction which has had, individually or in the aggregate, a Material Adverse Effect.

4.9      GOVERNMENTAL REGULATION.

                  Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness for borrowed money.

4.10     SECURITIES ACTIVITIES.

                  Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.



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

4.11     EMPLOYEE BENEFIT PLANS.

                  A. Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan which could result in a material liability to Company, and have performed all their material obligations under each Employee Benefit Plan.

                  B. Except as set forth on Schedule 4.11, no ERISA Event has occurred or is reasonably expected to occur.

                  C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as described on SCHEDULE 4.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Company or any of its ERISA Affiliates.

                  D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) as set forth in the most recent actuarial report prepared for such Pension Plan, does not exceed $10,000,000.

4.12     CERTAIN FEES.

                  No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.13     ENVIRONMENTAL PROTECTION.

                  Except as set forth in SCHEDULE 4.13 annexed hereto:

                  (i) the operations of Company and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

                  (ii) Company and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations;

                  (iii) neither Company nor any of its Subsidiaries has received
         (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws which in either event would reasonably be expected to result in a liability to Company or any of its Subsidiaries in excess of $10,000,000, and, to the best of Company's knowledge, none of the operations of Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location which would reasonably be expected to result in a liability to Company or any of its Subsidiaries in excess of $10,000,000;

                  (iv) none of the operations of Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined is reasonably likely to have a Material Adverse Effect;

                  (v) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims, in each case which would reasonably be expected to result in a liability to Company or any of its Subsidiaries in excess of $10,000,000;

                  (vi) neither Company nor any of its Subsidiaries has any contractual undertaking which would create a liability in connection with any Release of any Hazardous Materials by Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect;

                  (vii) neither Company nor any of its Subsidiaries nor, to the best knowledge of Company, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility which would reasonably be expected to result in a liability to Company or any of its Subsidiaries in excess of $10,000,000;

                  (viii) no Hazardous Materials exist on, under or about any Facility in a manner that would reasonably be expected to result in an Environmental Claim having a Material Adverse Effect, and neither Company nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that would reasonably be expected to result in an Environmental Claim having a Material Adverse Effect;

                  (ix) neither Company nor any of its Subsidiaries nor, to the best knowledge of Company, any of their respective predecessors has disposed of any Hazardous Materials in a manner that would reasonably be expected to result in an Environmental Claim having a Material Adverse Effect;



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



                  (x) no underground storage tanks or surface impoundments are on or at any Facility currently owned/or operated by Company or any of its Subsidiaries or, to the best of the knowledge of Company or any of its Subsidiaries, were on or at any facility previously owned and/or operated by any of them during or prior to the period of such ownership or operation, except, in each case, in compliance with Environmental Laws in all material respects; and

                  (xi) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility which would reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything in this subsection 4.13 to the contrary, no event or condition has occurred with respect to Company or any of its Subsidiaries relating to any Environmental Laws or Release of Hazardous Materials at any Facility or any other location which, individually, or in the aggregate, has had a Material Adverse Effect.

4.14     EMPLOYEE MATTERS.

                  There is no strike or work stoppage in existence or, to Company's knowledge, threatened involving Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

4.15     SOLVENCY.

                  Company and its Subsidiaries, taken as a whole, and Libbey Canada are Solvent.

4.16     DISCLOSURE.

                  No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that has had, or would reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.



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

SECTION 5.        AFFIRMATIVE COVENANTS

                  Company and Libbey Canada severally covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, the cancellation or expiration of all Letters of Credit and Canadian Letters of Credit and the reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, each of Company and Libbey Canada shall perform all covenants in this Section 5 to be performed by it (including in the case of Libbey Canada, covenants applicable to it in its capacity as a Subsidiary of Company), and Company shall cause each of its Subsidiaries to perform, all covenants in this Section 5 applicable to such Subsidiary.

5.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

                  Company shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. Company shall deliver to Lenders:

                  (i) QUARTERLY FINANCIALS: as soon as available and in any event within 60 days after the end of each fiscal quarter of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter. Notwithstanding the foregoing, in the event that Company delivers a Quarterly Report on Form 10-Q for such fiscal quarter as filed with the Securities and Exchange Commission to each Lender within 60 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of this subsection 5.1(i); PROVIDED that in the event such Form 10-Q delivered to the Lenders shall be the Form 10-Q filed with the Securities and Exchange Commission by Libbey, such Form 10-Q shall be accompanied by (i) a written certification by the chief executive officer, chief financial officer, controller, treasurer or assistant treasurer of Company that the consolidated financial statements contained in such Form 10-Q are not materially different from the consolidated financial statements of Company and its Subsidiaries or (ii) financial statements

         (certified by the chief financial officer of Company) that would otherwise be in Form 10-Q if Company were to file a Form 10-Q with the Securities and Exchange Commission;

                  (ii) YEAR-END FINANCIALS: as soon as available and in any event within 105 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they present fairly in all material respects the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young or other independent auditors of recognized national standing selected by Company and satisfactory to Agent, which report shall be unqualified, shall not include any reference to doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such auditors in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. Notwithstanding the foregoing, in the event that Company delivers an Annual Report on Form 10-K for such Fiscal Year as filed with the Securities and Exchange Commission to each Lender within 105 days after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of this subsection 5.1(ii); PROVIDED that in the event such Form 10-K delivered to the Lenders shall be the Form 10-K filed with the Securities and Exchange Commission by Libbey, such Form 10-K shall be accompanied by (i) a written certification by the chief executive officer, chief financial officer, controller, treasurer or assistant treasurer of Company that the consolidated financial statements contained in such Form 10-K are not materially different from the consolidated financial statements of Company and its Subsidiaries or (ii) financial statements (certified by the chief financial officer of Company) that would otherwise be in Form 10-K if Company were to file a Form 10-K with the Securities and Exchange Commission;

                  (iii) OFFICERS' AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsections 6.1 through 6.8;

                  (iv) CHANGES IN ACCOUNTING PRINCIPLES: together with the delivery of financial statements pursuant to subdivisions (i) or (ii) of this subsection 5.1, a written statement from the chief accounting officer or chief financial officer or treasurer of Company setting forth, if necessary to explain any material changes in the consolidated financial statements caused by the adoption of new accounting principles, a comparison and reconciliation of the consolidated financial statements with pro forma consolidated financial statements prepared as if the new accounting principles had not been adopted (it being understood that only one such statement shall be required with respect to any particular adoption of any new accounting principles);

                  (v) ACCOUNTANTS' CERTIFICATION: together with each delivery of consolidated financial statements pursuant to subdivision (ii) above, a report by the independent auditors stating whether, in connection with their audit, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; PROVIDED that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit, and stating that based on their audit nothing has come to their attention that causes them to believe either or both that the financial information contained in the certificates delivered therewith pursuant to subdivision (iii) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iii) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

                  (vi) SEC FILINGS AND PRESS RELEASES: (a) promptly upon their becoming available, copies of (1) all financial statements, reports, notices and proxy statements sent or made available generally by Libbey to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company and (2) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Libbey or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (b) immediately prior to or concurrently with their being made available to intended recipients, all press releases and other statements made available generally by Libbey or any of its


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


         Subsidiaries to the public concerning material developments in the business of Libbey or any of its Subsidiaries;

                  (vii) EVENTS OF DEFAULT, ETC.: promptly upon any Responsible Officer of Company or Libbey Canada obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or any Agent has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or
         (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

                  (viii) LITIGATION: promptly upon any Responsible Officer of Company or Libbey Canada obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in the case of either clause (X) or (Y) if adversely determined, would reasonably be expected to cause a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

                  (ix) [Intentionally omitted];

                  (x) ENVIRONMENTAL AUDITS AND REPORTS: as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to environmental matters at any Facility or which relate to an Environmental Claim which, in each case, would reasonably be expected to result in a Material Adverse Effect;

                  (xi) BOARD OF DIRECTORS: with reasonable promptness, written notice of any change in the Board of Directors of Libbey or any of its Subsidiaries;



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

                  (xii) LEVEL DETERMINATION CERTIFICATE: concurrently with the delivery of the financial statements required under subsection 5.1(i) and 5.1(ii), Company shall deliver a Level Determination Certificate; PROVIDED that in addition thereto, Company may also deliver a Level Determination Certificate at its option at any other time; and

                  (xiii) OTHER INFORMATION: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2      CORPORATE EXISTENCE, ETC.

                  Except as permitted under subsection 6.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to the business of Company and its Subsidiaries, taken as a whole. So long as the Canadian Loan Commitment is in effect and Libbey Canada has any Obligations hereunder, Libbey Canada shall remain a wholly-owned Subsidiary of Company.

5.3      PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

         A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except for such taxes, assessments, governmental charges and claims which in the aggregate do not exceed $1,000,000; PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

         B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Libbey, Company or any of its Subsidiaries) for any period ending on or after the Effective Date.

5.4      MAINTENANCE OF PROPERTIES; INSURANCE.

                  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including, without limitation, Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries



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

against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses.

5.5      INSPECTION.

                  Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and its and their accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

5.6      COMPLIANCE WITH LAWS, ETC.

                  Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which in any case or in the aggregate would reasonably be expected to cause a Material Adverse Effect.

5.7      ENVIRONMENTAL DISCLOSURE AND INSPECTION.

         A. Company shall, and shall cause each of its Subsidiaries to, exercise all due diligence in order to comply and cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws.

         B. Except for the disclosure of matters as to which a legal privilege is asserted in good faith by Company or any of its Subsidiaries, Company shall promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws,
(ii) any and all written communications with respect to any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect or with respect to any Release of Hazardous Materials which is material in nature and is required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Company or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which would reasonably be expected to result in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that would reasonably be expected to result in a Material Adverse Effect,
(iv) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that has caused such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any notice from a governmental agency stating that Company or any of its Subsidiaries has been named as a potentially responsible party under applicable Environmental Laws or any other request for information from any governmental


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

agency that indicates such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect.

         C. Company shall promptly notify Lenders of any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that would reasonably be expected to expose Company or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to result in a Material Adverse Effect or that would reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Company or any of its Subsidiaries.

         D. Company shall, at its own expense, provide copies of such documents or information as Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 5.7.

5.8      COMPANY'S REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

                  Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable material Environmental Laws and Governmental Authorizations. In the event Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in material compliance with all applicable material Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability, including with respect to such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials, is being contested in good faith by Company or such Subsidiary.

SECTION 6.        NEGATIVE COVENANTS

                  Company and Libbey Canada severally covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, the cancellation or expiration of all Letters of Credit and Canadian Letters of Credit and the reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, each of Company and Libbey Canada shall perform all covenants in this Section 6 to be performed by it (including, in the case of Libbey Canada, covenants applicable to it in its capacity as a Subsidiary of Company), and Company shall cause each of its Subsidiaries to perform, all covenants in this Section 6 applicable to such Subsidiary.



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6.1      INDEBTEDNESS

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i) Company and Libbey Canada may become and remain liable with respect to their respective Obligations;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished and with respect to Letters of Credit;

                  (iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases;

                  (iv) Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary of Company; PROVIDED that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a PRO TANTO reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

                  (v) Company and its Subsidiaries, as applicable, may remain liable with respect to, and may refinance, Indebtedness described in
         SCHEDULE 6.1 annexed hereto;

                 (vi) Company and its Subsidiaries may become and remain liable with respect to, and may refinance, Indebtedness (a) of a Person existing at the time such Person becomes a Subsidiary of Company or its Subsidiaries after the date hereof, or (b) secured by Liens (to the extent such Liens are permitted under subsection 6.2) on specific assets, in either case to the extent such Person or assets are acquired pursuant to an acquisition permitted by subsection 6.7(iv);

                (vii) Company and its Subsidiaries may become and remain liable with respect to short-term Indebtedness commonly known as commercial paper in an aggregate face amount not to exceed at any time $100,000,000;

                (viii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred by Company or its Subsidiaries as a result of the transfer of assets and liabilities to Company and its Subsidiaries in settlement of delinquent obligations and other disputes with customers or suppliers in the ordinary course of business;

                  (ix) Company may become and remain liable with respect to Indebtedness in an aggregate amount not to exceed $10,000,000 at any one time outstanding represented by the obligations of Company to make payments with respect to the cancellation or repurchase of certain stock or stock options granted to employees of Company and its Subsidiaries;

                  (x) Company and its Subsidiaries may become liable with respect to additional Indebtedness incurred to finance Consolidated Capital Expenditures (which Indebtedness may be secured by Liens on real or personal property constituting such Consolidated Capital Expenditures, to the extent such Liens are permitted under subsection 6.2) in the aggregate amount not to exceed 20% of the Consolidated Assets (as determined by the most recent financial statements delivered pursuant to subsection 5.1(i) or (ii)) and may thereafter remain liable as to any such Indebtedness and may refinance such Indebtedness; and

                (xi) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed the sum of (A) $150,000,000 PLUS (B) the aggregate amount by which the Revolving Loan Commitments and the Canadian Loan Commitment have been permanently reduced pursuant to subsection 2.4(A)(ii) at any time outstanding.

6.2      LIENS AND RELATED MATTERS.

         A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

                  (i) Permitted Encumbrances and Liens on the interest of the Company or any of its Subsidiaries in the COLI Policies, which Liens secure COLI Debt;

                  (ii)     Liens described in SCHEDULE 6.2 annexed hereto;

                  (iii) Liens securing Indebtedness permitted to be outstanding under subsection 6.1(vi) and (x), so long as the aggregate amount of such Indebtedness so secured does not exceed $75,000,000; and

                  (iv) Liens securing any Indebtedness permitted to be outstanding under subsection 6.1 (other than subsection 6.1(vi) and (x)), so long as the aggregate amount of such Indebtedness so secured does not exceed $10,000,000.

         B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A or otherwise consented to by Requisite Lenders, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; PROVIDED that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A.

         C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale and property subject to Liens permitted under subsection 6.2A, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

         D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

6.3      INVESTMENTS; JOINT VENTURES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                  (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

                  (ii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iv);

                  (iii) Company and its Subsidiaries may make Consolidated Capital Expenditures;

                  (iv) Company and its Subsidiaries may continue to own the Investments owned by them and described in SCHEDULE 6.3 annexed hereto;

                  (v) Company and its Subsidiaries may make Investments in or make acquisitions of businesses substantially similar to those currently conducted by Company or in related industries and Company may make Investments in new Subsidiaries; PROVIDED that any such Investments are permitted by the provisions of subsection 6.7(iv);

                  (vi) Company and its Subsidiaries may acquire and retain ownership of Investments in connection with Asset Sales permitted by subsection 6.7(iii) and other asset sales (including of worn or obsolete equipment) in the ordinary course of business; PROVIDED that the aggregate fair value, as determined in good faith by senior management of Company, of all such Investments in connection with Asset Sales permitted by subsection 6.7(iv) shall not at any time exceed $20,000,000; PROVIDED FURTHER, however, that for purposes of compliance with this subsection 6.3(vi) Asset Sales involving the simultaneous receipt of notes and sale of such notes to a third party shall be excluded if such sale is permitted by subsection 6.8;

                  (vii) Company and its Subsidiaries may make and own Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                  (viii) Company and its Subsidiaries may make and own Investments with respect to Contingent Obligations which are permitted by subsection 6.4 and, upon any Investment actually arising pursuant thereto, the Investment corresponding to the Contingent Obligation so extinguished;

                  (ix) Company and its Subsidiaries may make and own Investments in equity securities listed on the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMSE"), or of equity securities traded in the NASDAQ National Market System ("NASDAQ"), in each case received in transactions; PROVIDED that such equity securities are held for a period not in excess of two weeks; and PROVIDED FURTHER that the aggregate fair value, as determined by the closing price on the NYSE, AMSE or NASDAQ for such equity securities on the Business Day prior to making the Investment, of such equity securities at any one time held by Company shall not exceed $10,000,000;

                  (x) Company and its Subsidiaries may (A) continue to own Investments in, and may make and own Investments resulting from capital calls, buyout obligations or similar requirements in respect of, Joint Ventures operating outside of the United

         States which are in existence on the date hereof; (B) make and own Investments in Joint Ventures operating outside of the United States if such arrangement is required pursuant to the law of the jurisdiction in which such Joint Venture is operating; and (C) continue to own and may make and own Investments in Joint Ventures; PROVIDED that the aggregate amount of such Investments referred to in clauses (A), (B) and (C) (other than the Investments referred to in subsection 6.3(xvi)) shall not at any one time exceed $75,000,000;

                  (xi) Company and its Subsidiaries may make and own Investments arising in connection with agreements and arrangements designed to protect Company or any of its Subsidiaries against fluctuations in the prices of commodities entered into in accordance with current industry practice or the past practices of Company and its Subsidiaries;

                  (xii) Company and its Subsidiaries may make and own Investments in Margin Stock; PROVIDED that the aggregate fair value of investments in Margin Stock permitted under this subsection 6.3(xii) shall not at any time exceed $200,000;

                  (xiii) Company may make and own Investments in Libbey's common stock in connection with the administration of Company's 401K program and any deferred compensation plan of Company for its executive officers; PROVIDED that the aggregate fair value, as determined by the closing price on the NYSE for such equity securities on the Business Day prior to making the Investment, of such equity securities at any one time held by Company shall not exceed $10,000,000;

                  (xiv) Company may make and maintain loans to Libbey in an aggregate amount at any one time outstanding not to exceed the amount of Restricted Junior Payments Company may make on its capital stock which are permitted under subsection 6.5 (without giving effect to the reduction of the amount of Restricted Junior Payments permitted under subsection 6.5 by the amount of loans made to Libbey) at the time any such loan is made;

                  (xv) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $40,000,000; and

                  (xvi) Company or any of its Subsidiaries may make and own Investments in Vitrocrisa S.A. DE C.V., Crisa Corporation, Vitrocrisa Holding S.A. DE C.V. and any affiliated entities therewith pursuant to a Joint Venture to be entered into by and between Company and Vitro S.A. DE C.V.; PROVIDED that this clause (xvi) shall not apply to any additional Investments to be made by the Company or any of its Subsidiaries subsequent to the date of the making of the initial Investments pursuant to such Joint Venture.



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6.4      CONTINGENT OBLIGATIONS.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                  (i) Company and its Subsidiaries may become and remain liable with respect to (a) Contingent Obligations in respect of Commercial Letters of Credit and Standby Letters of Credit securing Company's Indebtedness referred to in subsection 6.1(vii) (the "CP LETTERS OF CREDIT") in an aggregate amount not to exceed at any time $100,000,000,
         (b) Contingent Obligations in respect of Commercial Letters of Credit and Standby Letters of Credit (which are not, in each case, Letters of Credit or Canadian Letters of Credit or CP Letters of Credit) in an aggregate amount not to exceed at any time $40,000,000 and (c) Contingent Obligations in respect of Commercial Letters of Credit and Standby Letters of Credit (in each case including Letters of Credit and Canadian Letters of Credit issued hereunder but excluding CP Letters of Credit) in an aggregate amount not to exceed at any time $60,000,000;

                  (ii) Company may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements with respect to Indebtedness;

                  (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

                  (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

                  (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of Company or any of its Subsidiaries permitted under this Agreement or not regulated hereby;

                  (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in SCHEDULE 6.4 annexed hereto;

                  (vii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of (A) Currency Agreements entered into by Company or any Subsidiary in the ordinary course of business or in connection with Asset Sales and (B) futures contracts or options for futures contracts entered into by Company or any Subsidiary for commodities in the ordinary course of business;

                  (viii) Company may become and remain liable with respect to Contingent Obligations relating to obligations of Company to make payments with respect to the cancellation or repurchase of certain stock or stock options granted to employees of Company in an aggregate amount not to exceed $10,000,000;

                  (ix) Company may become and remain liable with respect to Contingent Obligations in respect of the guaranty of the Canadian Obligations set forth in Section 8 of this Agreement; and

                  (x) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; PROVIDED that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $75,000,000.

6.5      RESTRICTED JUNIOR PAYMENTS.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; PROVIDED that Company may make Restricted Junior Payments to Libbey (i) in an amount equal to the income taxes attributable to Libbey's Investment in Company and its Subsidiaries and attributable to Company and its Subsidiaries which are then due and payable (less the amount of loans made to Libbey for such purposes pursuant to subsection 6.3(xiv) and still outstanding), (ii) in an amount not to exceed $2,000,000 in any Fiscal Year to allow Libbey to pay expenses (less the amount of loans made to Libbey for such purposes pursuant to subsection 6.3(xiv) and still outstanding) and (iii) if, after giving effect thereto, (A) no Event of Default or Potential Event of Default shall have occurred and be continuing and
(B) the aggregate of all such Restricted Junior Payments after the making of the initial Loans (as defined in the Existing Credit Agreement) on the Original Closing Date under the Existing Credit Agreement would not exceed the sum of (X) 50% of cumulative Consolidated Net Income since June 30, 1993 (including, for purposes of this subsection 6.5, net extraordinary gains and net extraordinary losses but not taking into account net extraordinary gains or net extraordinary losses which result from one-time non-cash adjustments for accounting changes and so long as there are no material cash receipts or payments during the term of this Agreement relating to such accounting changes) PLUS (Y) $15,000,000.

6.6      FINANCIAL COVENANTS.

         A. TOTAL LEVERAGE RATIO. Company shall not permit the Total Leverage Ratio at any time to exceed 4.10 to 1.00.

         B. [Intentionally omitted].

         C. INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense for any four fiscal quarter period ending as of the last day of any fiscal quarter of Company to be less than 2.50


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to 1.00; PROVIDED that, for the purposes of this subsection 6.6C, if any Person is acquired by Company or its Subsidiaries as permitted under subsection 6.7(v) and thereby becomes a Subsidiary of Company, Consolidated Adjusted EBITDA and Consolidated Interest Expense shall be calculated as if such Person was a Subsidiary of Company for the preceding four fiscal quarter period; PROVIDED FURTHER that for the purposes of calculating Consolidated Interest Expense under this subsection 6.6C, acquisition of any such Person shall be deemed to have been financed with the borrowings under this Agreement.

6.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

                 Company shall not, and shall not permit any of its Subsidiaries to, sell or otherwise transfer a Subsidiary of Company to Libbey or one of its Subsidiaries unless such Subsidiary remains a Subsidiary of Company, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

                 (i) any Subsidiary of Company may be merged or consolidated with or into Company or any wholly-owned Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company; PROVIDED that, in the case of such a merger or consolidation, Company or a wholly-owned Subsidiary of Company shall be the continuing or surviving corporation;

                 (ii) subject to subsection 6.10, Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; PROVIDED that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                 (iii) Company and its Subsidiaries may make Asset Sales; PROVIDED that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) the sole consideration received shall be cash or non-cash consideration which constitutes Investments permitted under subsection 6.3(vi), (ix) or (xv); and (z) the proceeds of such Asset Sales shall be applied as required by subsection 2.4A(iii)(a); and

                 (iv) Company and its Subsidiaries may acquire stock or assets of another Person or create additional Subsidiaries; PROVIDED that in respect of all such acquisitions other than the acquisition of a business known as "WorldCrisa" and the Investments to be made in Vitrocrisa S.A. DE C.V., Crisa Corporation, Vitrocrisa Holding S.A. DE C.V. and any affiliated entities therewith, (A) the Total Leverage


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         Ratio (calculated on a pro forma basis and, if a Person which will be a
         Subsidiary of Company is being acquired, considering such Person to be a Subsidiary of Company in the calculation of Consolidated Total Debt and of Consolidated Adjusted EBITDA, or if a Person is being acquired pursuant to a Joint Venture, taking into effect the dividends or other distributions to be paid to the Company or its Subsidiaries in the calculation of Consolidated Adjusted EBITDA) shall be in compliance with the requirement of subsection 6.6A and (B) in the case of an acquisition of stock, the acquired Person will be a Subsidiary of Company or a Joint Venture to which Company or any of its Subsidiaries is a party.

6.8      SALE OR DISCOUNT OF RECEIVABLES.

                 Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable unless Company or such Subsidiary, as the case may be, receives fair value for such notes or accounts receivable, as determined in good faith by the board of directors of Company, and such notes or accounts receivable are sold without recourse in the ordinary course of business of Company or such Subsidiary.

6.9      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                 Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; PROVIDED that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries or
(ii) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries.

6.10     DISPOSAL OF SUBSIDIARY STOCK.

                 Except for any sale of 100% of the capital stock or other equity Securities of any of its Subsidiaries in compliance with the provisions of subsection 6.7(iv), Company shall not:

                 (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

                 (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity


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         Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

6.11     CONDUCT OF BUSINESS.

                 From and after the Effective Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders; PROVIDED that the Company or any of its Subsidiaries may acquire a business known as "WorldCrisa."

6.12     RECEIVABLES PROGRAMS.

                 Notwithstanding anything to the contrary contained in this Agreement (including without limitation subsection 10.11), Company may, and may permit its Subsidiaries to, enter into one or more transactions (each such transaction being referred to herein as a "RECEIVABLES PROGRAM") involving the sale or other financing by Company or any of its Subsidiaries, without recourse based solely upon a default by one or more account debtors in the payment of any accounts receivable included in the applicable Receivables Program, of accounts receivable arising in the ordinary course of business of Company or any of its Subsidiaries.

SECTION 7.       EVENTS OF DEFAULT

                 IF any of the following conditions or events ("Events of Default") shall occur:

7.1      FAILURE TO MAKE PAYMENTS WHEN DUE.

                 Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; failure to pay when due any amount payable to Bankers in reimbursement of any drawing under any Letter of Credit issued pursuant to subsection 2.7; or failure to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

7.2      DEFAULT IN OTHER AGREEMENTS.

                 (i) Failure of Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) in an individual principal amount of $10,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $10,000,000 or more or any Contingent Obligation in an individual principal amount of $10,000,000 or more or (b) any loan agreement, mortgage,


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

indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; PROVIDED that, in the case of clause (ii), such failure, default or breach has not been waived by such holder or holders (or a trustee on behalf of such holder or holders); or

7.3      BREACH OF CERTAIN COVENANTS.

                 Failure of Company or Libbey Canada, as the case may be, to perform or comply with any term or condition contained in subsection 2.4, 2.5, 5.1(vii), 5.2 or Section 6 of this Agreement; or

7.4      BREACH OF WARRANTY.

                 Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS.

                 Company or Libbey Canada, as the case may be, shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of Company becoming aware of such default or (ii) receipt by Company of notice from Agent or any Lender of such default; or

7.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                 (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its material



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Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                 (i) Company or any of its material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its material Subsidiaries shall make a general assignment for the benefit of creditors; or
(ii) Company or any of its material Subsidiaries shall be unable or shall fail, or shall admit in writing its inability, to generally pay its debts as such debts become due; or the Board of Directors of Company or any of its material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8      JUDGMENTS AND ATTACHMENTS.

                 Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $4,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9      DISSOLUTION.

                 Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10     EMPLOYEE BENEFIT PLANS.

                 There shall occur one or more ERISA Events which results in or would reasonably be expected to result in liability of Company or any of its ERISA Affiliates in an individual amount in excess of $4,000,000 or in an aggregate amount in excess of $10,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension


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Plans with respect to which assets exceed benefit liabilities) as set forth in the most recent actuarial report prepared for such Pension Plans, which exceeds $10,000,000; or

7.11     CHANGE IN CONTROL.

                 Libbey shall cease to beneficially own and control all of the issued and outstanding shares of capital stock of Company; individuals who on the Effective Date were members of the board of directors of Libbey (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of Libbey was approved by a vote of a majority of the directors then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; or any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Securities of Libbey (or other Securities convertible into such Securities) representing 30% or more of the combined voting power of all Securities of Libbey entitled to vote in the election of directors:

THEN (i) upon the occurrence and during the continuance of any Event of Default described in the foregoing subsections 7.6 or 7.7 each of (x) the unpaid principal amount of and accrued interest on the Loans, (y) an amount equal to the maximum amount which may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letter of Credit) and (z) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company and Libbey Canada and the obligation of each Lender to make any Loan and the obligation of Bankers to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent shall, upon the written request of Requisite Lenders, by written notice to Company and Libbey Canada, declare all of the Loans to be, and an amount equal to the amounts described in clauses (x) through (z) above to be, and the same shall forthwith become, due and payable, together with accrued interest thereon, and the obligation of each Lender to make any Loan and the obligation of Bankers to issue any Letter of Credit hereunder shall thereupon terminate; PROVIDED that the foregoing shall not affect in any way the obligations of Lenders to purchase from Bankers participations in the unreimbursed amount of any drawings under any Letters of Credit as provided in subsection 2.7D. So long as any Letter of Credit shall remain outstanding, any amounts described in clause (y) above with respect to such Letter of Credit, when received by Bankers, shall be held by Bankers pursuant to such documentation as Bankers shall request, as cash collateral for the obligation of Company to reimburse Bankers in the event of any drawing under such Letter of Credit, and so much of such funds shall at all times remain on deposit as cash collateral as aforesaid as shall equal the maximum amount available at any time for drawing under all Letters of Credit (the "MAXIMUM AVAILABLE AMOUNT"); PROVIDED that, in the event of cancellation or expiration of any Letter of Credit or any reduction in the Maximum Available Amount, Bankers shall apply the


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difference between the Maximum Available Amount immediately prior to such cancellation, expiration or reduction and the Maximum Available Amount immediately after such cancellation or reduction, FIRST, to the payment in full of the outstanding Obligations, and THEN, to Company or to such other Person who may be lawfully entitled to receive such funds or as a court of competent jurisdiction may direct.

                 Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company and Libbey Canada shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company and Libbey Canada, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Company or Libbey Canada and do not grant Company or Libbey Canada the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.       GUARANTY OF COMPANY

                 Company hereby confirms that it will continue to guarantee all Canadian Obligations. In furtherance of the foregoing, Company hereby agrees as follows:

         8.1     GUARANTY BY COMPANY

                 As consideration for Lenders and Canadian Agent agreeing to enter into this Agreement and extend the Commitments hereunder, Company hereby unconditionally and irrevocably guaranties the due and punctual payment when due (whether by required prepayment, declaration, demand or otherwise) (including amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a) or operation of any stay under applicable Canadian law) of all Obligations of Libbey Canada (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to Company, or a similar action with respect to Libbey Canada, would accrue on such Obligations) and all obligations of Libbey Canada in respect of the Drafts or Bankers' Acceptances or any Currency Agreements or Interest Rate Agreements relating to Libbey Canada's Obligations hereunder and to which Canadian Agent is a party (the "CANADIAN OBLIGATIONS"). For purposes of this Section 8, Company is referred to as a "GUARANTOR" and the obligations of Company under this subsection 8.1 are referred to as this "GUARANTY."


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         8.2     TERMS OF GUARANTY

                 Guarantor agrees that the Obligations of Libbey Canada may be extended or renewed, and the Canadian Loans repaid and reborrowed in whole or in part, without notice or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any such Obligation or repayment and reborrowing of the Canadian Loans.

         The Guarantor waives presentation of, demand of, payment from and protest of any Obligation of Libbey Canada and also waives notice of protest for nonpayment. The obligations of Guarantor under this Guaranty shall not be affected by, and Guarantor hereby waives its rights (to the extent permitted by law) in connection with:

                 (a) the failure of Agent, any Co-Agent, Canadian Agent or any other Lender to assert any claim or demand or to enforce any right or remedy against Libbey Canada or Company under the provisions of this Agreement or any other agreement or otherwise,

                  (b) any extension or renewal of any provision thereof,

                  (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any instrument executed pursuant hereto,

                  (d) the release of any of the security held by Agent or Canadian Agent for the Obligations of Libbey Canada,

                  (e) the failure of Agent, any Co-Agent, Canadian Agent or any other Lender to exercise any right or remedy against any other guarantor of the Obligations of Libbey Canada or Company,

                  (f) Agent, any Co-Agent, Canadian Agent or any other Lender taking and holding security or collateral for the payment of this Guaranty, any other guaranties of the Canadian Obligations or other liabilities of Libbey Canada and the Obligations guarantied hereby, and exchanging, enforcing, waiving and releasing any such security or collateral,

                  (g) Agent, any Co-Agent, Canadian Agent or any other Lender applying any such security or collateral and directing the order or manner of sale thereof as Agent in its discretion may determine, or

                  (h) Agent, any Co-Agent, Canadian Agent or any other Lender settling, releasing, compromising, collecting or otherwise liquidating the Obligations and any security or collateral therefor in any manner determined by Agent, such Co-Agent, Canadian Agent or such Lender.


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                 Guarantor further agrees that this Guaranty constitutes a
guaranty of payment when due and not of collection and waives any right to require that any resort be had by Canadian Agent, Agent or any other Person to any security held for payment of the Obligations of Libbey Canada or to any balance of any deposit account or credit on the books of Canadian Agent, Agent or any other Person in favor of Libbey Canada or any other Person.

                 The obligations of Guarantor under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Canadian Obligations, discharge of Libbey Canada from the Canadian Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor under this Guaranty shall not be discharged or impaired or otherwise affected by the failure of Agent, any Co-Agent, Canadian Agent or any other Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of Libbey Canada, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Guarantor or would otherwise operate as a discharge of Guarantor as a matter of law or equity.

                 Agent and Canadian Agent may, at their election, foreclose on any security held by Agent and Canadian Agent by one or more judicial or nonjudicial sales, or exercise any other right or remedy Agent and Canadian Agent may have against Libbey Canada or any security without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Canadian Obligations have been paid. Guarantor waives any defense arising out of such election by Agent and Canadian Agent, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Libbey Canada or any security, so long as Agent and Canadian Agent have acted in a commercially reasonable manner.

                 Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of Libbey Canada is rescinded or must otherwise be restored by Agent or Canadian Agent upon the bankruptcy or reorganization of Libbey Canada or otherwise.

                 Guarantor further agrees, in furtherance of the foregoing and not in limitation of any other right that Agent or Canadian Agent may have at law or in equity against Guarantor by virtue hereof, upon the failure of Libbey Canada to pay any of its Obligations when and as the same shall become due (whether by required prepayment, declaration, demand or otherwise), Guarantor will forthwith pay, or cause to be paid, in cash, to Agent an amount equal to the sum of the unpaid principal amount of such Obligations, accrued and unpaid



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interest on such Obligations and all other Obligations of Libbey Canada to Agent or Canadian Agent.

                 So long as any of the Obligations of Libbey Canada shall remain outstanding hereunder, Guarantor hereby irrevocably waives any right of subrogation, contribution, indemnity or otherwise against Libbey Canada that may arise out of or be caused by this Guaranty, all rights and/or claims against Libbey Canada which may arise against Libbey Canada by reason of this Guaranty, any right to enforce any remedy that Agent or Canadian Agent now has or may hereafter have against Libbey Canada and any benefit of, and any right to participate in, any security now or hereafter held by Agent or Canadian Agent.

                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon any failure of Libbey Canada to pay its Obligations when due (whether by required prepayment, declaration, demand or otherwise) and consequent acceleration of the Obligations pursuant to Section 7, Canadian Agent, upon the consent of Agent and Requisite Lenders, is hereby authorized by Guarantor at any time or from time to time, without notice to Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time owing by Canadian Agent to or for the credit or the account of Guarantor against and on account of the obligations and liabilities of Guarantor to Canadian Agent under this Guaranty, including but not limited to, all such obligations and liabilities with respect to all claims of any nature or description arising out of or connected with this Agreement, this Guaranty or the Letters of Credit or any of the other Loan Documents, irrespective of whether or not Canadian Agent or Agent, with respect to any Obligation owed under the Letters of Credit or this Agreement, shall have made any demand hereunder. Each of Canadian Agent and Agent agrees promptly to notify Guarantor after any such set-off and application is made by Canadian Agent or Agent.

                 Notwithstanding anything contained in this Section 8 to the contrary, this Guaranty shall not be effective or in full force and effect until the Effective Date.

SECTION 9.                AGENT AND CO-AGENTS

                 Provisions governing Agent, Co-Agents, Syndication Agent and Documentation Agent are set forth in Appendix C annexed hereto.



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SECTION 10.  MISCELLANEOUS

10.1     ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

         A. GENERAL. Each Lender shall have the right at any time to (i) sell, assign, transfer or negotiate to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of any Loan or Loans made by it or its Commitments or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; PROVIDED that no such assignment or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such assignment or participation of the Loans, Letters of Credit or participations therein or the other Obligations under the securities laws of any state; and PROVIDED FURTHER that, notwithstanding anything to the contrary stated in this Agreement, no Lender shall have the right to sell, assign, transfer, negotiate or sell participations in all or any part of any Negotiated Rate Loan or Negotiated Rate Loans made by such Lender. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or any granting of participations in, all or any part of the Loans, the Commitments, Letters of Credit or participations therein or the other Obligations owed to such Lender.

         B. ASSIGNMENTS.

                 (i) AMOUNTS AND TERMS OF ASSIGNMENTS. Each Loan, Commitment or other Obligation may (a) be assigned in any amount (of a constant and not a varying percentage) to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Agent or (b) be assigned in an amount (of a constant and not a varying percentage) of not less than $10,000,000 (or such lesser amount (X) as shall constitute the aggregate amount of all Loans, Commitments, Letters of Credit or participations therein and other Obligations of the assigning Lender or (Y) so long as after giving effect to such assignment and at the time of such assignment the assignee receives not less than $10,000,000 of such Loan, Commitment or other Obligation assigned to it) to any other Eligible Assignee with the giving of notice to Company and Agent and with the consent of Company and Agent, in the case of an assignment made by a Lender other than Agent, or with the consent of Company, in the case of an assignment made by Agent (which consent of Company and Agent shall not be unreasonably withheld; PROVIDED that the inability of an Eligible Assignee to satisfy the requirements set forth in subsection 10.7B(iv) of this Agreement, if applicable, shall constitute reasonable grounds for withholding such consent); PROVIDED that Canadian Agent shall only be permitted to assign the entire amount of the Canadian Loans, Canadian Loan Commitment and other Obligations related thereto. To the extent of any such assignment in accordance with either clause (a) or
         (b) above, the assigning Lender shall be relieved of its obligations with respect to its Loans, Commitments, Letters of Credit or participations therein or other Obligations or the portion thereof so assigned. The parties to each such assignment


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         shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with, with respect to assignments which occur following the Effective Date, a processing and recordation fee of $3,500, and such certificates, documents or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Acceptance may be required to deliver to Agent pursuant to subsection 10.7B(iv). Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment and Acceptance, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, including, without limitation, the obligation in subsection 10.23 to maintain the confidentiality of all non-public information received by it pursuant to this Agreement and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); PROVIDED that, if the assignee of the assigning Lender is an Affiliate of such Lender, such assignee shall not be entitled to receive any greater amount pursuant to section D of Appendix A annexed hereto or to subsection 10.7 than the assigning Lender would have been entitled to receive in respect of the amount of the assignment effected by such assigning Lender to such Affiliate had no such assignment occurred. The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of a Note to the assigning Lender hereunder, if requested pursuant to subsection 2.1E or 2.11K, as the case may be, new Notes shall, upon surrender of the assigning Lender's Note, be issued to the assignee and to the assigning Lender, substantially in the form of EXHIBIT III, EXHIBIT IV or EXHIBIT V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments of the assignee and the assigning Lender. In the event that a Lender assigns the full amount of its Revolving Loans, Revolving Loan Commitments and other Obligations and such Lender has any outstanding Negotiated Rate Loans at the time of such assignment, such Lender must also assign the full amount of such Negotiated Rate Loans to an Eligible Assignee.

                 (ii) ACCEPTANCE BY AGENT; RECORDATION IN REGISTER. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any certificates, documents or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 10.7B(iv), Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT X hereto and if Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment and



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         Acceptance by executing a counterpart thereof as provided therein
         (which acceptance shall evidence any required consent of Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it as provided in this subsection 10.1B(ii).

         C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan or payments due in repayment of draws under Letters of Credit allocated to such participation, and all amounts payable by Company hereunder shall be determined as if such Lender had not sold such participation. A Lender which has sold a participation in its Loans or Commitments shall require the holder of such participation to agree in writing to comply with the provisions of subsection 10.23 and if a Lender desires to give any prospective participant a copy of any non-public information obtained by Lenders pursuant to the requirements of this Agreement which has been identified as such by Company, such Lender shall require such prospective participant to agree in writing to hold such information in accordance with such prospective participant's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices prior to its delivery of such material to such prospective participant. Company hereby acknowledges and agrees that, only for purposes of section D of Appendix A annexed hereto and subsections 10.4, 10.5 and 10.7, any participation will give rise to a direct obligation of Company to the participant and the participant shall be considered to be a "Lender"; PROVIDED that no participant shall be entitled to receive any greater amount pursuant to section D of Appendix A annexed hereto or to subsection 10.7 than the transferor Lender would have been entitled to receive in respect of the amount of the participation effected by such transferor Lender to such participant had no such participation occurred.

         D. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.23.

10.2     EXPENSES.

                 Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Company (including without limitation any opinions reasonably requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent in connection with the negotiation,


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preparation, execution and administration of the Loan Documents, the Letters of
Credit and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iv) all other actual and reasonable costs and expenses incurred by Agent in connection with the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence and during the continuation of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agent, Co-Agents and Lenders in enforcing any Obligations of or in collecting any payments due from Company hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3     INDEMNITY.

                 In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Agent, Co-Agents and Lenders, and the officers, directors, employees, agents and affiliates of Agent, Co-Agents and Lenders (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder and Lender's agreement to purchase participations therein as provided for herein, or the use or intended use of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to Company with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); PROVIDED that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

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10.4     SET OFF.

                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company and Libbey Canada at any time or from time to time, without notice to Company or Libbey Canada or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company or Libbey Canada, as the case may be, against and on account of the obligations and liabilities of Company or Libbey Canada, as the case may be, to that Lender under this Agreement, and the Notes and the Letters of Credit and participations therein, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans, the Notes, any obligations of Company in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to
Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5     RATABLE SHARING.

                 Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or under Letters of Credit or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents or any amounts payable in respect of Letters of Credit (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; PROVIDED that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off


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or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6     AMENDMENTS AND WAIVERS.

                 A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or consent to any departure by Company or Libbey Canada therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; PROVIDED that no such amendment, modification, termination, waiver or consent shall, without the written consent of each Lender (with Obligations directly affected in the case of the following clause (i)): (i) extend the scheduled final maturity of the Revolving Loans or Canadian Loans or Notes, or extend the stated expiration date of any letter of Credit, beyond the Revolving Loan Commitment Termination Date, reduce the principal amount of the Loans, extend the dates on which interest or any fees are payable; decrease the interest rates borne by the Loans, other than the definition of "Drawing Fee" and under subsection 2.2D; (ii) reduce the percentage specified in the definition of "Requisite Lenders" (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date);
(iii) amend, modify, terminate or waive any provision of subsections 7.1 and 10.6; or (iv) decrease any amounts payable in respect of the Letters of Credit (including the fees payable in connection therewith other than administrative fees payable pursuant to subsections 2.7E(i) or 2.10D(i)) or in the amount of any fees payable to all Lenders hereunder; PROVIDED FURTHER that no such amendment, modification, termination or waiver shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the written consent of such Lender (it being understood that amendments, modifications or waivers of conditions precedent, covenants, Potential Events of Default or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender); (2) without the written consent of Bankers, amend, modify, terminate or waive any provision of subsection 2.1A(iii) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans; (3) without the written consent of Bankers and Agent, amend, modify, terminate or waive the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit or which has not been reimbursed for a drawing under a Letter of Credit issued by Bankers; (4) without the written consent of Agent or Co-Agents, amend, modify, terminate or waive any provision of Section 9 or Appendix C as the same applies to Agent or Co-Agents or of any other provision of this Agreement as the same applies to the rights or obligations of Agent or Co-Agents, as the case may be; and (5) without the written consent of or behalf of Canadian Agent, amend, modify, terminate or waive any of the provisions contained in subsections 2.8,
2.9 and 2.10 and Section 8.


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                 B. If, in connection with any proposed amendment, modification, termination or waiver to any of the provisions of this Agreement or the Notes as contemplated by clauses (i) through (iv) of the first proviso of subsection 10.6A, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or
(ii) below, to either (i) replace each such nonconsenting Lender or Lenders with one or more Replacement Lenders pursuant to subsection 10.8 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (ii) terminate such non-consenting Lender's Commitments and repay in full its outstanding Loans in accordance with subsections 2.4A(i)(b) and 2.4A(ii)(b); PROVIDED that unless the Commitments that are terminated and the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined before giving effect to the proposed action) shall specifically consent thereto; PROVIDED FURTHER that Company shall not have the right to terminate such non-consenting Lender's Commitment and repay in full its outstanding Loans pursuant to clause (ii) of this subsection 10.6B if, immediately after the termination of such Lender's Revolving Loan Commitment in accordance with subsection 2.4A(ii)(b), the Revolving Loan Exposure of all Lenders would exceed the Revolving Loan Commitments of all Lenders; PROVIDED STILL FURTHER that Company shall not have the right to replace a Lender solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to subsection 10.6A.

                 C. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company and Libbey Canada, on Company and Libbey Canada, as the case may be.

                 D. Notwithstanding anything to the contrary provided herein, if at any time there is an amendment, modification or waiver with respect to the Revolving Loan Commitments or the Revolving Loans with the effect that there is any reduction in the amount or shortening of the final maturity of the Revolving Loan Commitments or the Revolving Loans, a proportionate reduction in the amount or an identical shortening of the final maturity of the Canadian Loan Commitment or the Canadian Loans shall be automatically effected at such time unless otherwise agreed to in writing by Canadian Agent.



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10.7     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

         A. COMPENSATION FOR INCREASED COSTS AND TAXES. In the event that any Lender shall determine (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that is adopted after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                 (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the Loans or any of its obligations hereunder, or changes the basis of taxation of payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of Tax on the overall net income of such Lender or its applicable lending office);

                 (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

                 (iii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market, other than with respect to Taxes;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon written demand and receipt of the written notice referred to below, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; PROVIDED that any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to Eurodollar Rate Loans; PROVIDED FURTHER that a Lender shall not be entitled to avail itself of the benefit of this subsection 10.7A to the extent that any such increased cost or reduction was incurred more than six months prior to the time it gives notice to Company (as provided in the next sentence) of the relevant circumstance,


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unless such circumstance arose or became applicable retrospectively, in which case no time limit shall apply. Such Lender shall deliver to Company a written notice, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 10.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest or demonstrable error.

         B.      WITHHOLDING OF TAXES.

                 (i) PAYMENTS TO BE FREE AND CLEAR. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                 (ii) WITHHOLDING IN RESPECT OF PAYMENTS. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Agent, any Co-Agent or any Lender under any of the Loan Documents:

                           (a) Company shall notify Agent of any such
                  requirement or any change in any such requirement as soon as Company becomes aware of it;

                           (b) Company shall pay any such Tax before the date on
                  which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Agent, such Co-Agent or such Lender, as the case may be) on behalf of and in the name of Agent, such Co-Agent or such Lender;

                           (c) in the event such Tax is a Covered Tax, the sum
                  payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent, such Co-Agent or such Lender, as the case may be, receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and

                           (d) within 30 days after paying any sum from which it
                  is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Agent evidence reasonably satisfactory to the other


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                  affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

         PROVIDED that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement in respect of payments to such Lender.

                 (iii) TAX REFUND. If Company determines in good faith that a reasonable basis exists for contesting a Covered Tax, the relevant Lender or Tax Transferee or Agent or Co-Agent, as applicable, shall cooperate with Company (but shall have no obligation to disclose any confidential information, unless arrangements satisfactory to the relevant Lender have been made to preserve the confidential nature of such information) in challenging such Tax at Company's expense if requested by Company (it being understood and agreed that none of Agent, any Co-Agent or any Lender shall have any obligation to contest, or any responsibility for contesting, any Tax). If any Lender, Tax Transferee, Agent or any Co-Agent, as applicable, receives a refund (whether by way of a direct payment or by offset) of any Covered Tax for which a payment has been made pursuant to this subsection 10.7 which, in the reasonable good faith judgment of such Lender, Tax Transferee, Agent or such Co-Agent, as the case may be, is allocable to such payment made under subsection 10.7, the amount of such refund (together with any interest received thereon) shall be paid to Company to the extent payment has been made in full as and when required pursuant to this subsection 10.7.

                  (iv) U.S. TAX CERTIFICATES. Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof shall deliver to Agent for transmission to Company, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Agent (each in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly and accurately completed and duly executed by such Lender (including, without limitation, Internal Revenue Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or
         Section 1.1441-6(c) or any successor thereto) to establish that such Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. Company shall not be required to pay any additional amount to any such Lender under clause (c) of subsection 10.7B(ii) if such Lender shall have failed to satisfy the requirements of the immediately preceding sentence; PROVIDED that if such Lender shall have satisfied such requirements on the

         Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment and Acceptance pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 10.7B(iv) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 10.7B(ii) in the event that, as a result of any change in applicable law after the Effective Date or the date of the applicable Assignment and Acceptance, as the case may be, such Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in the immediately preceding sentence.

         C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined in good faith that the adoption, effectiveness, phase-in or applicability (excluding any adoption, effectiveness, phase-in or applicability published as of the Effective Date and currently scheduled to take effect) after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after written demand by such Lender (with a copy of such demand to Agent), Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; PROVIDED that a Lender shall not be entitled to avail itself of the benefit of this subsection 10.7C to the extent that any such reduction in return was incurred more than six months prior to the time it first makes a demand therefor, unless the circumstance giving rise to such reduced return arose or became applicable retrospectively, in which case no time limit shall apply (PROVIDED that such Lender has notified Company within six months from the date such circumstances arose or became applicable). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this subsection 10.7C, will give prompt written notice thereof to Company, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of Company's obligations to pay additional amounts under this subsection 10.7C.

10.8     LENDERS' OBLIGATION TO MITIGATE; REPLACEMENT OF LENDER.

                 Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans under this Agreement becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender as provided in section C of Appendix A annexed hereto or that would entitle such Lender to receive payments under subsection 10.7A or 10.7C, it will, to the extent not inconsistent with such Lender's internal policies, use reasonable efforts (i) to make, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) to take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender as provided in section C of Appendix A annexed hereto would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 10.7A or 10.7C would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; PROVIDED that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 10.8 unless Company agrees to pay all reasonable expenses incurred by such Lender in utilizing such other lending office. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 10.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company shall be conclusive absent manifest or demonstrable error.

                 If, notwithstanding the actions by a Lender pursuant to the foregoing, Company receives a notice pursuant to subsections 10.7A or 10.7C or section C of Appendix A annexed hereto, or in the event of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Requisite Lenders as provided in subsection 10.6, Company shall have the right, if no Event of Default then exists, to replace such Lender (a "REPLACED LENDER") with one or more Eligible Assignees (collectively, the "REPLACEMENT LENDER") acceptable to Agent, PROVIDED that (i) at the time of any replacement pursuant to this subsection 10.8 the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to subsection 10.1B (and with all fees payable pursuant to such subsection 10.1B to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans and Commitments of, and in each case participations in Letters of Credit and Swing Line Loans by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all unpaid drawings with respect to Letters of Credit that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender with respect thereto, (y) Bankers an amount equal to such Replaced Lender's Pro Rata Share of any unpaid drawings with respect to Letters of Credit (which at such time remains an unpaid drawing) issued by it to the extent such amount was not theretofore funded by such Replaced Lender, and (z) Bankers an amount equal to such Replaced Lender's Pro Rata Share of any Refunded Swing Line Loans to the extent such amount was not theretofore funded by such Replaced Lender, and (ii) all obligations

(including without limitation all such amounts, if any, owing under Section D of Appendix A annexed hereto) of Company owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Acceptances, recordation of such assignment in the Register by Agent pursuant to subsection 2.1D, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder except with respect to indemnification provisions under this Agreement which by the terms of this Agreement survive the termination of this Agreement, which indemnification provisions shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, Bankers may not be replaced as a Lender hereunder at any time while it has Letters of Credit outstanding hereunder unless arrangements satisfactory to Bankers (including the furnishing of a Standby Letter of Credit in form and substance, and issued by an issuer satisfactory to Bankers or the furnishing of cash collateral in amounts and pursuant to arrangements satisfactory to Bankers) have been made with respect to such outstanding Letters of Credit.

10.9     CHANGE IN ACCOUNTING PRINCIPLES.

                 If any changes in accounting principles from those used in the preparation of the financial statements referred to in subsection 4.3 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 5 and 6 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Company's financial condition shall be the same after such changes as if such changes had not been made.

10.10    INTERCREDITOR AGREEMENT.

                 Lenders each agree among themselves that if any of them shall, through the exercise of the right of counterclaim, set-off, banker's lien, collection or other remedy by Agent or otherwise, including the enforcement of rights under this Agreement, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest then due with respect to the Loans, amounts payable in respect of such Lender's right to receive reimbursement from Company or Libbey Canada in respect of the Letters of Credit or Canadian Letters of Credit and amounts due under or in respect of the Bankers' Acceptance Facility, as the case may be (collectively, the "Aggregate Amounts Owing" to such Lender) which is greater than the proportionate reduction of the Aggregate Amounts Owing to any other Lender, then the Lender receiving such proportionately greater payment shall (y) notify each other Lender and Agent of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon receipt of any such payment) in the Aggregate Amounts Owing to the other Lenders as necessary to assure that all such recoveries and payments in respect of the Aggregate Amounts Owing shall be ratably shared by all of the Lenders in accordance with their respective Pro Rata Shares; PROVIDED, HOWEVER, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that Lender to the extent of such recovery, but without interest; PROVIDED FURTHER that such participations shall not at any time be deemed to be participations in the Loans, amounts payable in respect of a Lender's right to receive reimbursement in respect of the Letters of Credit or Canadian Letters of Credit or amounts due under or in respect of the Bankers' Acceptance Facility, as the case may be.

10.11    INDEPENDENCE OF COVENANTS.

                 All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.12 NOTICES.

                 Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex, or four Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; PROVIDED that notices to Agent and/or Company and/or Libbey Canada shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company, Agent and Co-Agents such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

10.13    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the issuance of the Letters of Credit.

         B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in Section D of Appendix A annexed hereto, Section C of Appendix B annexed hereto and in subsections 10.2, 10.3 and 10.7, the agreements of Libbey Canada set forth in subsections 2.8I, 2.8J, 2.9L and Section C of Appendix D annexed hereto, and the agreements of Lenders set forth in sections 2C and 4 of Appendix C annexed hereto and subsections 10.4, 10.5 and 10.7B(iii) shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder and the termination of this Agreement.

10.14    FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                 No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or under a Letter of Credit shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement, the Notes, the Letters of Credit and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.15    MARSHALLING; PAYMENTS SET ASIDE.

                 Neither Agent, any Co-Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.16    SEVERABILITY.

                 In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.17    OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

                 The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be, subject to Section

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7, entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.18    HEADINGS.

                 Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.19    APPLICABLE LAW.

                 THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS
(1993) REVISION, INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

10.20    SUCCESSORS AND ASSIGNS.

                 This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of any of the Loans, and in the event of any such transfer or assignment the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Neither Company's or Libbey Canada's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company or Libbey Canada without the prior written consent of all Lenders. Lenders' rights of assignment are subject to subsection 10.1.

10.21    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                 ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY OR LIBBEY CANADA ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH OF COMPANY AND LIBBEY CANADA ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND

UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Each of Company and Libbey Canada designates and appoints The Corporation Trust Company, and such other Persons as may hereafter be selected by Company irrevocably agreeing in writing to so serve, as its and Libbey Canada's agent to receive on their behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by Company and Libbey Canada to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to Company at its address provided in subsection 10.12; PROVIDED that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of such proceSection If any agent appointed by Company or Libbey Canada refuses to accept service, Company and Libbey Canada hereby agree that service of process sufficient for personal jurisdiction in any action against Company or Libbey Canada may be made by registered or certified mail, return receipt requested, to Company at its address provided in subsection 10.12, and Company and Libbey Canada hereby acknowledge that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Company or Libbey Canada in the courts of any other jurisdiction.

10.22    WAIVER OF JURY TRIAL.

                 EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.



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

10.23    CONFIDENTIALITY.

                 Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and PROVIDED, FURTHER that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.24    ENTIRE AGREEMENT.

                 This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Company to Agent and Lenders pursuant to the Loan Documents, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof.

10.25    COUNTERPARTS; EFFECTIVENESS.

                 This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                          COMPANY:

                                           LIBBEY GLASS INC.

                                           By: Kenneth G. Wilkes
                                              ---------------------------------
                                           Title: Chief Financial Office
                                                 ------------------------------


                                           Notice Address:

                                                   300 Madison Avenue
                                                   Toledo, Ohio  43604
                                                            or
                                                   P.O. Box 10060
                                                   Toledo, Ohio  43699-0060

                                                   Attn:  Kenneth G. Wilkes
                                                   Tel:  (419) 325-2490
                                                   Fax:  (419) 325-2117

                                 LIBBEY CANADA:

                                           LIBBEY CANADA INC.

                                           By: /s/ Kenneth G. Wilkes
                                              ---------------------------------
                                           Title: Chief Financial Officer
                                                 ------------------------------

                                           Notice Address:

                                                   1250 James Street
                                                   Wallaceburg, Ontario N8A4
                                                   Canada

                          LENDERS:

                              BANKERS TRUST COMPANY,
                              individually and as Administrative Agent

                              By: /s/ Robert R. Telesca
                                 ---------------------------------
                              Title: Assistant Vice President
                                    ------------------------------

                              Notice Address:

                                      130 Liberty Street, 14th Floor
                                      New York, New York  10006
                                      Attn:  Lori Marrone

                                      Tel:     (212) 250-7466
                                      Fax:     (212) 250-6029/7351

                              With copy to:

                                      BT Securities Corporation
                                      300 South Grand Avenue, 41st Floor
                                      Los Angeles, California  90071
                                      Attn:            Robert G. Kolb

                                      Tel:     (213) 620-8465
                                      Fax:     (213) 620-8484

                                THE FIRST NATIONAL BANK OF CHICAGO,
                                individually and as Syndication Agent

                                By: /s/ Gary C. Wilson
                                   ---------------------------------
                                Title: First Vice President
                                      ------------------------------

                                Notice Address:

                                        611 Woodward
                                        Detroit, Michigan  48226
                                        Attn:            Robert Jackson

                                        Tel:     (313) 225-1241
                                        Fax:     (313) 225-1212

                          NATIONSBANK, N.A.,
                          individually and as Documentation Agent

                          By: /s/ Wallace W. Harris, Jr.
                             ---------------------------------
                          Title: Vice President
                                ------------------------------


                          Notice Address:

                                  Sears Tower, Suite 2800
                                  233 S. Wacker Drive
                                  Chicago, Illinois  60606-6308
                                  Attn: Wallace Harris

                                  Tel:  (312) 234-5626
                                  Fax:  (312) 234-5619

                                 THE BANK OF NOVA SCOTIA,
                                 individually and as Co-Agent


                                 By: /s/ F.C.H. Ashby
                                    ---------------------------------
                                 Title: Senior Manager Loan Operations
                                       ------------------------------

                                 Notice Address:

                                         Atlanta Agency
                                         600 Peachtree Street, NE #2700
                                         Atlanta,GA  30308
                                         Attn:            Shannon Law

                                         Tel:     (404) 877-1561
                                         Fax:     (404) 888-8998

                                 THE BANK OF NOVA SCOTIA,
                                 as Canadian Agent


                                 By: /s/ Stephen Hart
                                    ---------------------------------
                                 Title: Vice President
                                       ------------------------------

                                 Notice Address:

                                         The Bank of Nova Scotia
                                         44 King Street West
                                         16th Floor
                                         Toronto, Ontario
                                         M5H 1H1

                                         Tel:     (416) 866-5815
                                         Fax:     (416) 866-2009

                                           THE BANK OF NEW YORK,
                                           individually and as Co-Agent

                                           By: /s/ Edward Dougherty
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           Notice Address:

                                                   One Wall Street
                                                   New York, New York  10286
                                                   Attn: Edward J. Dougherty

                                                   Tel:     (212) 635-1066
                                                   Fax:     (212) 635-6434

                               CAISSE NATIONALE DE CREDIT AGRICOLE,
                               individually and as Co-Agent

                               By: /s/ David Bouhl F.V.P.
                                  -------------------------------------
                               Title: Head of Corporate Banking Chicago
                                     ----------------------------------


                               Notice Address:

                                       55 East Monroe Street
                                       Suite 4700
                                       Chicago, Illinois  60603
                                       Attn: Ray Falkenberg

                                       Tel:  (312) 917-7426
                                       Fax:  (312) 372-3724

                                           FLEET BANK, N.A.
                                           individually and as Co-Agent

                                           By: /s/ Robert Bloch
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           Notice Address:

                                                   1185 Avenue of the Americas
                                                   3rd Floor
                                                   New York, New York  10036
                                                   Attn: Robert A. Bloch

                                                   Tel:     (212) 819-5738
                                                   Fax:     (212) 819-4120

                                           KEYBANK NATIONAL ASSOCIATION,
                                           individually and as Co-Agent

                                           By: /s/ Matthew P. Tuohey
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           Notice Address:

                                                   127 Public Square
                                                   Cleveland, Ohio  44114
                                                   Attn: Tom Purcell

                                                   Tel:     (216) 689-4439
                                                   Fax:     (216) 689-4981

                            ABN AMRO BANK, N.V.

                            By: /s/ J.M. Janovsky
                               ---------------------------------------
                            Title: Group V.P.
                                  ------------------------------------

                            By: /s/ Kathryn C. Toth
                               ---------------------------------------
                            Title: Group V.P. and Operational Manager
                                  ------------------------------------


                            Notice Address:

                                    PPG Place, Suite 2950
                                    Pittsburgh, PA  15222-5401
                                    Attn: J. M. Janovsky

                                    Tel:     (412) 566-2269
                                    Fax:     (412) 566-2266

                                           BANK OF AMERICA ILLINOIS

                                           By: /s/ Carl Jordan
                                              ---------------------------------
                                           Title: Managing Director
                                                 ------------------------------

                                           Notice Address:

                                                   231 S. La Salle Street
                                                   Chicago, Illinois  60697
                                                   Attn: Paul Higdon

                                                   Tel:     (312) 828-7952
                                                   Fax:     (312) 987-0303

                                           BANK OF HAWAII

                                           By: /s/ Donna R. Parker
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           Notice Address:

                                                   1850 North Central Avenue
                                                   Suite 400
                                                   Phoenix, Arizona  85004
                                                   Attn: Donna Parker

                                                   Tel:     (602) 257-2436
                                                   Fax:     (602) 257-2235

                                 BANK OF MONTREAL

                                 By: /s/ Mary V. Roney
                                    ---------------------------------
                                 Title: Director
                                       ------------------------------

                                 Notice Address:

                                         115 S. LaSalle Street, 13th Floor West
                                         Chicago, Illinois  60603
                                         Attn: Mary V. Roney

                                         Tel:     (312) 750-3888
                                         Fax:     (312) 750-6057

                                           THE BANK OF TOKYO-MITSUBISHI, LTD.,
                                           CHICAGO BRANCH

                                           By: /s/ Hajime Watanabe
                                              ---------------------------------
                                           Title: Deputy General Manager
                                                 ------------------------------

                                           Notice Address:

                                                   227 W. Monroe Street
                                                   Suite 2300
                                                   Chicago, Illinois  60606
                                                   Attn: Thomas Denio

                                                   Tel:     (312) 696-4665
                                                   Fax:     (312) 696-4535

                                           BANQUE PARIBAS

                                           By: /s/ Karen E. Coons
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           By: /s/ Gerald P. ??
                                              ---------------------------------
                                           Title: Assistant V.P.
                                                 ------------------------------

                                           Notice Address:

                                                   227 W. Monroe Street
                                                   Suite 3300
                                                   Chicago, Illinois  60606
                                                   Attn: Karen E. Coons

                                                   Tel:     (312) 853-6011
                                                   Fax:     (312) 853-6020

                                       COMPAGNIE FINANCIERE DE CIC ET DE L'UNION
                                       EUROPEENNE

                                       By: /s/ Brian O'Leary
                                          ---------------------------------
                                       Title: Vice President
                                             ------------------------------

                                       By: /s/ Sean Mounier
                                          ---------------------------------
                                       Title: First Vice President
                                             ------------------------------


                                       Notice Address:

                                               520 Madison Avenue
                                               37th Floor
                                               New York, New York  10022
                                               Attn: Brian O'Leary

                                               Tel:     (212) 715-4422
                                               Fax:     (212) 715-4535

                                           DRESDNER BANK AG, NEW YORK AND GRAND
                                           CAYMAN BRANCHES

                                           By: /s/ B. Craig Erickson
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           By: /s/ Anthony J. Berti
                                              ---------------------------------
                                           Title: Assistant Treasurer
                                                 ------------------------------


                                           Notice Address:

                                                   75 Wall Street
                                                   New York, New York  10005
                                                   Attn: Anthony J. Berti

                                                   Tel:     (212) 429-2247
                                                   Fax:     (212) 429-2781

                                           THE FUJI BANK, LIMITED

                                           By: /s/ Peter L. Chinnici
                                              ---------------------------------
                                           Title: Joint General Manager
                                                 ------------------------------

                                           Notice Address:

                                                   225 West Wacker Drive
                                                   Suite 2000
                                                   Chicago, Illinois  60606
                                                   Attn: James Fayen

                                                   Tel:     (312) 621-0397
                                                   Fax:     (312) 621-0539

                          THE LONG-TERM CREDIT BANK OF JAPAN, LTD.,
                          CHICAGO BRANCH

                          By: /s/ Armund J. Schoen Jr.
                             -------------------------------------------
                          Title: Vice President & Deputy General Manager
                                ----------------------------------------

                          Notice Address:

                                  190 South LaSalle Street
                                  Suite 800
                                  Chicago, Illinois  60603
                                  Attn: Kris A. Grosshans

                                  Tel:     (312) 704-5474
                                  Fax:     (312) 704-8505

                                           MELLON BANK, N.A.

                                           By: /s/ Mark F. Johnston
                                              ---------------------------------
                                           Title: AVP
                                                 ------------------------------

                                           Notice Address:

                                                   One Mellon Bank Center
                                                   Pittsburgh, PA  15258-0001
                                                   Attn: Mark F. Johnston

                                                   Tel:     (412) 236-2793
                                                   Fax:     (412) 236-1914

                                     MORGAN GUARANTY TRUST COMPANY OF NEW
                                     YORK

                                     By: /s/ Patricia P. Lenke
                                        ---------------------------------
                                     Title: Vice President
                                           ------------------------------

                                     Notice Address:

                                             c/o J.P. Morgan Services, Inc.
                                             500 Stanton Christiana Road
                                             P.O. Box 6070
                                             Newark, Delaware  19713-2107
                                             Attn: Michael Massena

                                             Tel:     (302) 634-1914
                                             Fax:     (302) 634-1091

                                           THE NORTHERN TRUST COMPANY

                                           By: /s/ S. Biff Bowman
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           Notice Address:

                                                   50 S. LaSalle Street
                                                   Chicago, Illinois  60675
                                                   Attn: Nicole R. Kidder

                                                   Tel:     (312) 557-8205
                                                   Fax:     (312) 444-5055

                                           THE SANWA BANK, LIMITED,
                                           CHICAGO BRANCH

                                           By: /s/ James Byrnes
                                              ---------------------------------
                                           Title: First Vice President
                                                 ------------------------------

                                           Notice Address:

                                                   200 Public Square
                                                   29th Floor, Suite 3400
                                                   Cleveland, Ohio  44114
                                                   Attn: Jim Byrnes

                                                   Tel:     (216) 736-3377
                                                   Fax:     (216) 736-3381

                                           SOCIETE GENERALE

                                           By: /s/ Joseph A. Philbin
                                              ---------------------------------
                                           Title: Vice President
                                                 ------------------------------

                                           Notice Address:

                                                   181 W. Madison Street
                                                   Suite 3400
                                                   Chicago, Illinois  60602
                                                   Attn: Joseph Philbin

                                                   Tel:     (312) 578-5005
                                                   Fax:     (312) 578-5099

                                   APPENDIX A
                                   ----------

               SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS
               --------------------------------------------------

         A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest or demonstrable error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

         B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

         C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender (including Agent or Co-Agent) shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans
(i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to Company and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or


                                  Appendix A-1
a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Prime Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Prime Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of section D herein, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telecopy or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this section C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or conversion of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company to repay its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this Appendix A and under subsection 10.7A of this Agreement shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the



                                  Appendix A-2
relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; PROVIDED, HOWEVER, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Appendix A and under subsection 10.7A of this Agreement.

     G. EURODOLLAR RATE LOANS AFTER DEFAULT. Unless Requisite Lenders shall otherwise agree, after the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and
(ii) subject to the provisions of section D of this Appendix A, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

     H. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an Interest Period to be applicable to such Loan; PROVIDED that:

               (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

               (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iv) any Interest Period for a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this section H of this Appendix A, end on the last Business Day of a calendar month;

               (v) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Loan Commitment Termination Date;


                                  Appendix A-3

               (vi) there shall be no more than 15 Interest Periods relating to Eurodollar Rate Loans or any combination thereof outstanding at any time;

               (vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month; and

               (viii) no Eurodollar Rate Loan shall have an Interest Period of nine or twelve months unless Agent, after consultation with Lenders, has determined in good faith based on prevailing conditions in the Eurodollar market on any date of determination that U.S. dollar deposits are offered by each Lender to first class banks in the Eurodollar market for a comparable maturity.


                                  Appendix A-4

                                   APPENDIX B
                                   ----------

                ADDITIONAL PROVISIONS GOVERNING LETTERS OF CREDIT
                -------------------------------------------------

     A. OBLIGATIONS ABSOLUTE. The obligation of Company to reimburse Bankers for drawings made under the Letters of Credit issued by it and the obligations of Lenders under subsection 2.7D of this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit;

               (ii) the existence of any claim, set-off, defense or other right which Company may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), Bankers, Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or any of its Subsidiaries and the beneficiary for which the Letter of Credit was procured);

               (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by Bankers under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, PROVIDED that such payment does not constitute bad faith, gross negligence or willful misconduct of Bankers;

               (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

               (vi) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing.

     B. ADDITIONAL PAYMENTS. If by reason of (a) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (b) compliance by Bankers or any Lender with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:




                                  Appendix B-1

                 (i) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by Bankers or participations therein purchased by any Lender; or

                 (ii) there shall be imposed on Bankers or any Lender any other condition regarding subsection 2.7 of this Agreement or this Appendix B, any Letter of Credit or any participation or any obligation to participate therein;

and the result of the foregoing is to directly or indirectly increase the cost to Bankers or any Lender of issuing, making or maintaining any Letter of Credit or of committing to purchase, purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by Bankers or any Lender (other than an increase in cost or reduction in amount receivable as a consequence of any Tax, which shall be governed by the provisions of subsection
10.7 of this Agreement), then and in any such case Bankers or such Lender may, at any time within six months after the additional cost is incurred or the amount received is reduced, notify Company, and Company shall pay within ten days of receipt of notice such amounts as Bankers or such Lender may specify pursuant to the certificate described below to be necessary to compensate Bankers or such Lender for such additional cost or reduced receipt, together with interest on such amount from 10 days after the date of such demand until payment in full thereof at a rate equal at all times to the Prime Rate per annum. The determination by Bankers or any Lender, as the case may be, of any amount due pursuant to this section B as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

         C. INDEMNIFICATION; NATURE OF BANKERS' DUTIES. In addition to amounts payable as elsewhere provided in subsection 2.7 of this Agreement and this Appendix B, Company hereby agrees to protect, indemnify, pay and save Bankers harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Bankers may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of Bankers as determined by a court of competent jurisdiction or (ii) the failure of Bankers to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENT ACTS").

         As between Company, Bankers and Lenders, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Bankers by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Bankers shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in




                                  Appendix B-2
part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;
(vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Bankers, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of Bankers' rights or powers hereunder; PROVIDED HOWEVER that Bankers shall be responsible for any payment it makes under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit in the event such payment constitutes gross negligence or willful misconduct of Bankers as determined by a court of competent jurisdiction.

         In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Bankers under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without bad faith, gross negligence or willful misconduct, shall not put Bankers under any resulting liability to Company.

         Notwithstanding anything to the contrary contained in subsection 2.7 of this Agreement and in this Appendix B, Company shall have no obligation to indemnify Bankers in respect of any liability incurred by Bankers arising out of the gross negligence or willful misconduct of Bankers, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by Bankers of proper demand for payment made under the Letters of Credit issued by it.

     D. COMPUTATION OF INTEREST. Interest payable pursuant to subsection 2.7 of this Agreement and to this Appendix B shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

     E. AMENDMENTS. Company may request that Bankers enter into one or more amendments of any Letter of Credit by delivering to Agent a Request for Issuance of Letter of Credit specifying (i) the proposed date of the amendment and (ii) the requested amendment. Bankers shall be entitled to enter into amendments with respect to Letters of Credit; PROVIDED HOWEVER that any such amendment extending the expiry date or increasing the stated amount of any Letter of Credit shall only be permitted if Bankers would be permitted to issue a new Letter of Credit having such an expiry date or stated amount under subsection 2.7 of this Agreement or this Appendix B on the date of the amendment.


                                  Appendix B-3

                                   APPENDIX C
                                   ----------

                   PROVISIONS RELATING TO AGENT AND CO-AGENTS
                   ------------------------------------------

         1.      APPOINTMENT.

                 Bankers is hereby appointed administrative agent ("AGENT") under this Agreement and under the other Loan Documents by each Lender, The First National Bank of Chicago is hereby appointed Syndication Agent by each Lender, NationsBank, N.A. is hereby appointed Documentation Agent by each Lender and The Bank of New York, The Bank of Nova Scotia, Caisse Nationale De Credit Agricole, Fleet Bank, N.A. and KeyBank National Association are hereby appointed Co-Agents under this Agreement and under the other Loan Documents by each Lender (for purposes of this Agreement, the Syndication Agent, the Documentation Agent and the Co-Agents are collectively referred to as the "CO-AGENTS" and singularly as a "CO-AGENT"). Each Lender hereby authorizes Agent and Co-Agents to act as its agents in accordance with the terms of this Agreement and the other Loan Documents. Each of Agent and each Co-Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. Except as expressly set forth in this Appendix C, the provisions of this Appendix C are solely for the benefit of Agent, Co-Agents and Lenders, and Company shall have no rights as a third party beneficiary of any of the provisions hereof, but Company shall have the rights expressly granted to it in section 6 of this Appendix C. In performing its functions and duties under this Agreement, each of Agent and each CoAgent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

         2.      POWERS; GENERAL IMMUNITY.

         A. DUTIES SPECIFIED. Each Lender irrevocably authorizes each of Agent and each Co-Agent to take such action on such Lender's behalf and to exercise such powers under this Agreement and under the other Loan Documents as are specifically delegated to Agent or Co-Agents, as the case may be, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each of Agent and each Co-Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees. Neither Agent nor any Co-Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent or any Co-Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Neither Agent nor any Co-Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or



                                  Appendix C-1
for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent or any CoAgent to Lenders or by or on behalf of Company to Agent or any Co-Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Agent or any Co-Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, neither Agent nor any CoAgent shall have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

         C. EXCULPATORY PROVISIONS. Neither Agent nor any Co-Agent and none of their respective officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent or such Co-Agent, as the case may be, hereunder or in connection herewith except to the extent caused by its or their gross negligence or willful misconduct. If Agent or any Co-Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Agent or such Co-Agent, as the case may be, shall be entitled to refrain from such act or taking such action unless and until Agent or such Co-Agent, as the case may be, shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) each of Agent and each Co-Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent or any Co-Agent as a result of Agent or such Co-Agent, as the case may be, acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or all Lenders where applicable). Each of Agent and each Co-Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

     D. AGENT AND CO-AGENTS ENTITLED TO ACT AS LENDERS. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent or any Co-Agent in its individual capacity as a Lender under this Agreement. With respect to its participation in the Loans and Letters of Credit, each of Agent and each Co-Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each of Agent and each Co-Agent in its individual capacity. Each of Agent and each CoAgent and each of their respective



                                  Appendix C-2

Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         3. REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                 Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and the issuance of Letters of Credit hereunder and such Lender's purchasing of participations in such Letters of Credit and that it has made and shall continue to make its own appraisal of the creditworthiness of Company. Each Lender agrees that no Lender shall have any fiduciary duty to another Lender under this Agreement. Neither Agent nor any Co-Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of the Letters of Credit or at any time or times thereafter, and neither Agent nor any Co-Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

         4.      RIGHT TO INDEMNITY.

                 Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each of Agent and each Co-Agent, to the extent that Agent or such Co-Agent, as the case may be, shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or such Co-Agent, as the case may be, in performing its duties hereunder or under this Agreement or other Loan Documents or otherwise in its capacity as Agent or Co-Agent, as the case may be, in any way relating to or arising out of this Agreement or the other Loan Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's or such Co-Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent or any Co-Agent, as the case may be, for any purpose shall, in the opinion of Agent or such Co-Agent, as the case may be, be insufficient or become impaired, Agent or such Co-Agent, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         5.      REGISTERED PERSONS TREATED AS OWNERS.

                 Agent may deem and treat the Persons listed as Lenders in the Register as the owners of the corresponding Loans listed therein for all purposes hereof unless and until an



                                  Appendix C-3

Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii) of this Agreement. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, transferee or assignee of the corresponding Loan.

         6.      SUCCESSOR AGENT.

                 Either Agent or any Co-Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and either Agent or any Co-Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Agent or such Co-Agent, as the case may be, and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Agent or a Co-Agent; PROVIDED that if such proposed successor Agent or Co-Agent is not a Lender, Company shall have the right to approve such appointment (which approval may not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent or Co-Agent hereunder by a successor Agent or Co-Agent, that successor Agent or Co-Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent or Co-Agent and the retiring or removed Agent or Co-Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's or Co-Agent's resignation or removal hereunder as Agent or Co-Agent, the provisions of this Appendix C shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Co-Agent under this Agreement.


                                  Appendix C-4

                                   APPENDIX D
                                   ----------

           ADDITIONAL PROVISIONS GOVERNING CANADIAN LETTERS OF CREDIT
           ----------------------------------------------------------

     A. OBLIGATIONS ABSOLUTE. The obligation of Libbey Canada to reimburse Canadian Agent for drawings made under the Canadian Letters of Credit issued by it shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

               (i) any lack of validity or enforceability of any Canadian Letter of Credit;

               (ii) the existence of any claim, set-off, defense or other right which Libbey Canada may have at any time against a beneficiary or any transferee of any Canadian Letter of Credit (or any persons or entities for whom any such transferee may be acting), Canadian Agent, Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Libbey Canada or any of its Subsidiaries and the beneficiary for which the Canadian Letter of Credit was procured);

               (iii) any draft, demand, certificate or any other document presented under any Canadian Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by Canadian Agent under any Canadian Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Canadian Letter of Credit, PROVIDED that such payment does not constitute bad faith, gross negligence or willful misconduct of Canadian Agent;

               (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

               (vi) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing.

     B. ADDITIONAL PAYMENTS. If by reason of (a) any change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (b) compliance by Canadian Agent with any direction, request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:



                                  Appendix D-1

               (i) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Canadian Letters of Credit issued by Canadian Agent; or

               (ii) there shall be imposed on Canadian Agent any other condition regarding subsection 2.10 of this Agreement or this Appendix D, any Canadian Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to Canadian Agent of issuing, making or maintaining any Canadian Letter of Credit or to reduce the amount receivable in respect thereof by Canadian Agent (other than an increase in cost or reduction in amount receivable as a consequence of any Tax, which shall be governed by the provisions of subsection
10.7 of this Agreement), then and in any such case Canadian Agent may, at any time within six months after the additional cost is incurred or the amount received is reduced, notify Libbey Canada, and Libbey Canada shall pay within ten days of receipt of notice such amounts as Canadian Agent may specify pursuant to the certificate described below to be necessary to compensate Canadian Agent for such additional cost or reduced receipt, together with interest on such amount from 10 days after the date of such demand until payment in full thereof at a rate equal at all times to the Canadian Prime Rate per annum. The determination by Canadian Agent of any amount due pursuant to this section B as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

         C. INDEMNIFICATION; NATURE OF CANADIAN AGENT'S DUTIES. In addition to amounts payable as elsewhere provided in subsection 2.10 of this Agreement and this Appendix D, Libbey Canada hereby agrees to protect, indemnify, pay and save Canadian Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Canadian Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Canadian Letters of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of Canadian Agent as determined by a court of competent jurisdiction or (ii) the failure of Canadian Agent to honor a drawing under any Canadian Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENT ACTS").

     As between Libbey Canada and Canadian Agent, Libbey Canada assumes all risks of the acts and omissions of, or misuse of the Canadian Letters of Credit issued by Canadian Agent by, the respective beneficiaries of such Canadian Letters of Credit. In furtherance and not in limitation of the foregoing, Canadian Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Canadian Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Canadian Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid



                                  Appendix D-2
or ineffective for any reason; (iii) for failure of the beneficiary of any such Canadian Letter of Credit to comply fully with conditions required in order to draw upon such Canadian Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Canadian Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Canadian Letter of Credit of the proceeds of any drawing under such Canadian Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Canadian Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of Canadian Agent's rights or powers hereunder; PROVIDED HOWEVER that Canadian Agent shall be responsible for any payment it makes under any Canadian Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Canadian Letter of Credit in the event such payment constitutes gross negligence or willful misconduct of Canadian Agent as determined by a court of competent jurisdiction.

         In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Canadian Agent under or in connection with the Canadian Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without bad faith, gross negligence or willful misconduct, shall not put Canadian Agent under any resulting liability to Libbey Canada.

         Notwithstanding anything to the contrary contained in subsection 2.10 of this Agreement and in this Appendix D, Libbey Canada shall have no obligation to indemnify Canadian Agent in respect of any liability incurred by Canadian Agent arising out of the gross negligence or willful misconduct of Canadian Agent, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by Canadian Agent of proper demand for payment made under the Canadian Letters of Credit issued by it.

         D. COMPUTATION OF INTEREST. Interest payable pursuant to subsection
2.10 of this Agreement and to this Appendix D shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period during which it accrues.

         E. AMENDMENTS. Libbey Canada may request that Canadian Agent enter into one or more amendments of any Canadian Letter of Credit by delivering to Canadian Agent a Request for Issuance of Canadian Letter of Credit specifying
(i) the proposed date of the amendment and (ii) the requested amendment. Canadian Agent shall be entitled to enter into amendments with respect to Letters of Credit; PROVIDED, HOWEVER, that any such amendment extending the expiry date or increasing the stated amount of any Canadian Letter of Credit shall only be permitted if Canadian Agent would be permitted to issue a new Canadian Letter of Credit having such an expiry date or stated amount under subsection 2.10 of this Agreement or this Appendix D on the date of the amendment.



                                  Appendix D-3

                                  SCHEDULE 2.1

                                                 Revolving Loan        Pro Rata          Canadian Loan           Pro Rata
                         Lender                   Commmitment       (re: Rev. Loan)       Commitment           (re: Can. Loan)
          -----------------------------------  -----------------  ------------------   ------------------    -------------------
  1        Bankers Trust Company                     $25,000,000        6.849315%                               0.000000%

  2        The First National Bank of                 36,000,000        9.863014%                               0.000000%
           Chicago

  3        NationsBank, N.A.                          36,000,000        9.863014%                               0.000000%

  4        The Bank of New York                       36,000,000        9.863014%                               0.000000%

  5        The Bank of Nova Scotia                    19,000,000        5.205479%         $15,000,000           100.000000%

  6        Caisse Nationale de Credit                 15,000,000        4.109589%                               0.000000%
           Agricole

  7        KeyBank National Association               15,000,000        4.109589%                               0.000000%

  8        Fleet Bank, N.A.                           15,000,000        4.109589%                               0.000000%

  9        The Long-Term Credit Bank of               12,000,000        3.287671%                               0.000000%
           Japan, Ltd., Chicago Branch

 10        Bank of Montreal                           12,000,000        3.287671%                               0.000000%

 11        Dresdner Bank AG, New York                 12,000,000        3.287671%                               0.000000%
           and Grand Cayman Branches

 12        The Fuji Bank, Limited                     12,000,000        3.287671%                               0.000000%

 13        Mellon Bank, N.A.                          12,000,000        3.287671%                               0.000000%

 14        The Northern Trust Company                 12,000,000        3.287671%                               0.000000%

 15        Societe Generale                           12,000,000        3.287671%                               0.000000%

 16        Bank of Hawaii                             12,000,000        3.287671%                               0.000000%

 17        Compagnie Financiere de CIC                12,000,000        3.287671%                               0.000000%
           et de L'Union Europeenne

 18        Morgan Guaranty Trust                      10,000,000        2.739726%                               0.000000%
           Company of New York

 19        The Sanwa Bank, Limited,                   10,000,000        2.739726%                               0.000000%
           Chicago Branch

 20        The Bank of Tokyo-Mitsubishi,              10,000,000        2.739726%                               0.000000%
           Ltd., Chicago Branch

 21        ABN Amro Bank, N.V.                        10,000,000        2.739726%                              0.000000%

 22        Bank of America Illinois                   10,000,000        2.739726%                              0.000000%

 23        Banque Paribas                             10,000,000        2.739726%                              0.000000%
                                                    ------------      ----------          -----------        ----------
                                                    $365,000,000      100.000000%         $15,000,000        100.000000%
                                                    ============      ===========         ===========        ===========



                                                      Total Loan      Pro Rata Share
                         Lender                       Commitment      (Overall)
          -----------------------------------     ------------------ ----------------
  1        Bankers Trust Company                    $25,000,000        6.578947%

  2        The First National Bank of                36,000,000        9.473684%
           Chicago

  3        NationsBank, N.A.                         36,000,000        9.473684%

  4        The Bank of New York                      36,000,000        9.473684%

  5        The Bank of Nova Scotia                   34,000,000        8.947368%

  6        Caisse Nationale de Credit                15,000,000        3.947368%
           Agricole

  7        KeyBank National Association              15,000,000        3.947368%

  8        Fleet Bank, N.A.                          15,000,000        3.947368%

  9        The Long-Term Credit Bank of              12,000,000        3.157895%
           Japan, Ltd., Chicago Branch

 10        Bank of Montreal                          12,000,000        3.157895%

 11        Dresdner Bank AG, New York                12,000,000        3.157895%
           and Grand Cayman Branches

 12        The Fuji Bank, Limited                    12,000,000        3.157895%

 13        Mellon Bank, N.A.                         12,000,000        3.157895%

 14        The Northern Trust Company                12,000,000        3.157895%

 15        Societe Generale                          12,000,000        3.157895%

 16        Bank of Hawaii                            12,000,000        3.157895%

 17        Compagnie Financiere de CIC               12,000,000        3.157895%
           et de L'Union Europeenne

 18        Morgan Guaranty Trust                     10,000,000        2.631579%
           Company of New York

 19        The Sanwa Bank, Limited,                  10,000,000        2.631579%
           Chicago Branch

 20        The Bank of Tokyo-Mitsubishi,             10,000,000        2.631579%
           Ltd., Chicago Branch

 21        ABN Amro Bank, N.V.                       10,000,000        2.631579%

 22        Bank of America Illinois                  10,000,000        2.631579%

 23        Banque Paribas                            10,000,000        2.631579%
                                                   ------------        ----------
                                                   $380,000,000        100.000000%
                                                   ============        ===========


                                  SCHEDULE 2.7

                           EXISTING LETTERS OF CREDIT

               OUTSTANDING LETTERS OF CREDIT FOR LIBBEY GLASS INC.

Balance                 Beneficiary                           Reference #
-------                 -----------                           -----------
$1,000,000              Louisiana Department of Labor         Bankers Trust
                        Office of Workers' compensation       LOC #S09388

$1,634,115              State of California - Department of   Bankers Trust
                        Industrial Relations                  LOC #S09632


$2,432,000              State of New York Workers'            Bankers Trust
                        Compensation Board                    #S10687

                                  SCHEDULE 2.10

                       EXISTING CANADIAN LETTERS OF CREDIT

                                      NONE

                                SCHEDULE 3.1A(I)

                  Company is unable to provide on the Effective Date a good standing certificate for itself from (i) the Commonwealth of Massachusetts and
(ii) the State of Massachusetts solely due to the delay on the part of the office of the secretary of state of each of such jurisdictions in the processing of the annual report filed by Company. Company hereby represents that it has filed its annual report with the office of the Secretary of State of each such jurisdiction prior to the applicable due date and that Company is in good standing in each such jurisdiction. Company will provide to Agent a good standing certificate from each such jurisdiction as soon as it becomes available.

                                 SCHEDULE 4.1

                           SUBSIDIARIES OF COMPANY

                                                                                                       Ownership
                                        Jurisdiction of                    Direct                      by Company
            Entity                      Incorporation                    Parent(s)                 (Direct/indirect)
            ------                      -------------                    ---------                 -----------------
The Drummond Glass                      Delaware                         Libbey Glass                 Direct 100%
Company                                                                  Inc. ("Libbey
                                                                         Glass")

LGA2 Corp.                              Delaware                         Libbey Glass                 Direct 100%

LGA3 Corp.                              Delaware                         Libbey Glass                 Direct 100%

LGA4 Corp.                              Delaware                         Libbey Glass                 Direct 100%

Libbey Canada Inc.                      Ontario                          Libbey Glass                 Direct 100%

Syracuse China Company                  Delaware                         Libbey Glass                 Direct 100%
  (formerly known as
   LG Acquisition Corp.)

                                  SCHEDULE 4.6

                                   LITIGATION

                                      NONE

                                  SCHEDULE 4.11

                         CERTAIN EMPLOYEE BENEFIT PLANS

    Description/Title                                                     Beneficiaries/Participants
    -----------------                                                     --------------------------
Libbey Inc. Stock Purchase and Retirement                                 Salaried employees
  Savings Plan

Libbey Inc. Stock Purchase and Supplemental                               Certain hourly employees
  Retirement Plan

Libbey Inc. Long-Term Savings Plan and                                    Certain hourly employees
  Trust                                                                   including Syracuse China Co.

Libbey Inc. Pre-Tax Reimbursement Account Plan                            Salaried and hourly employees

Libbey Inc. Salary Employees Welfare Benefit Plan                         Salaried employees

Libbey Inc. Hourly Employees Welfare Benefit Plan                         Hourly employees

Libbey Inc. Salary Retirement Plan                                        Salaried employees

Libbey Inc. Hourly Retirement Plan                                        Hourly employees

Libbey Inc. Supplemental Retirement Benefit Plan                          Salaried employees who cannot
                                                                          get all benefits under the Salary
                                                                          Retirement Plan

Libbey Inc. Executive Savings Plan                                        Salaried employees who cannot
                                                                          get all benefits under the Stock
                                                                          Purchase and Retirement
                                                                          Savings Plan

Libbey Canada Inc. Pension Plan for Non-                                  Salaried employees of Libbey
  Unionized Salary Employees                                              Canada

Pension Plan for Unionized Employees of Libbey                            Pending approval for Hourly
  Canada Inc.                                                             employees of Libbey Canada

Libbey Inc. Senior Executive Life Insurance Plan                          Senior executives


    Description/Title                                                     Beneficiaries/Participants
    -----------------                                                     --------------------------


Syracuse China Company Retiree Health Care                                Certain salaried and
Benefits for Syracuse China Company Employees                             hourly employees.
                                                                          Contributions in various
                                                                          amounts are required from
                                                                          certain employees, depending
                                                                          upon the retirement date.
                                                                          Current employees are expected
                                                                          to pay the cost of the benefits
                                                                          upon their retirement.

Syracuse China Company Salary Retirement Plan                             Salaried employees

Syracuse China Company Union Pension                                      Hourly employees

Syracuse China Salaried Employees                                         Salaried employees
Welfare Benefit Plan

Syracuse China Hourly Employees                                           Hourly employees
Welfare Benefit Plan

                                  SCHEDULE 4.13

                              ENVIRONMENTAL MATTERS

                                      NONE

                                  SCHEDULE 6.1

                          CERTAIN EXISTING INDEBTEDNESS

                            Original Principal          Outstanding as of
   Description                    Amount                     4/21/97           Payee
   -----------                    ------                     -------           -----
Note                           $10,000,000                 $1,000,000          National City Bank
                                                           (Maturing on
                                                           5/12/97)

                                                           and

                                                           $9,000,000
                                                           (Maturing on
                                                           4/30/97)

Note                           $10,000,000                 $1,980,000          The Sanwa Bank
                                                           (Maturing on
                                                           4/22/97)


                                  SCHEDULE 6.2

                             CERTAIN EXISTING LIENS

                                      NONE

                                  SCHEDULE 6.3

                          CERTAIN EXISTING INVESTMENTS

                                      NONE

                                  SCHEDULE 6.4

                     CERTAIN EXISTING CONTINGENT OBLIGATIONS

Balance                         Beneficiary                            Reference #
-------                         -----------                            -----------
$445,582                        State of California                    Societe Generale
                                Department of Industrial Relations     LOC #IC70521




$402,348                        Atlantic Mutual Insurance Company      Societe Generale
                                New York, NY                           LOC #IC70502


 $10,000                        State of New York                      Societe Generale
                                Workers' Compensation Board/Self-      LOC #IC70585
                                Insured Office


                                    EXHIBIT I

                          [FORM OF NOTICE OF BORROWING]

                               NOTICE OF BORROWING

         Pursuant to that certain Second Amended and Restated Credit Agreement dated as of April ____, 1997, as amended to the date hereof (said Second Amended and Restated Credit Agreement, as so amended, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Libbey Glass Inc., a Delaware corporation ("COMPANY"), Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada ("LIBBEY CANADA"), the financial institutions listed therein as Lenders ("LENDERS"), The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent ("SYNDICATION AGENT"), NationsBank, N.A., as Documentation Agent ("DOCUMENTATION AGENT"), The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association, as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent ("AGENT") this represents [Company's][Libbey Canada's] request to borrow on ____________, ______ from [Lenders] [Canadian Agent] [in accordance with their applicable Pro Rata Shares] [Lender providing Negotiated Rate Loan], [Cdn.]$__________________ in [Revolving/Swing Line/Canadian/Negotiated Rate] Loans [as [Prime/Eurodollar/Canadian Prime/Canadian Eurodollar/a combination of Prime/Eurodollar or Canadian Prime/Canadian Eurodollar] Rate Loans]. [The initial Interest Period for such [Canadian] Eurodollar Rate Loans is requested to be a __________ month period.] The proceeds of such Loans are to be deposited in [Company's][Libbey Canada's] account at [Agent] [Canadian Agent][____________].



         The undersigned officer[s], to the best of [his or her] [their] knowledge as officer[s] of Company [and Libbey Canada], and Company [and Libbey Canada] certify that:

                  (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except (a) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date and (b) to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under the Credit Agreement;

                  (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;



                                      I-1                            (Exhibit I)

                  (iii) Each of Company and Libbey Canada has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; [and]

                  (iv) There is no pending or, to the knowledge of Company or Libbey Canada, threatened, action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 4.6 or 5.1(viii) of the Credit Agreement prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of the Credit Agreement), and there has occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, would reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans or the issuance of Letters of Credit thereunder[; and]

                  (v) [for Revolving Loans, Canadian Loans, Swing Line Loans and Negotiated Rate Loans] The Total Utilization of [Revolving] [Canadian] Loan Commitment[s], after giving effect to the proposed borrowing, does not exceed the aggregate [Revolving] [Canadian] Loan Commitment[s]; [and]

                  (vi) [for Swing Line Loans] The amount of the proposed borrowing will not cause the aggregate principal amount of Swing Line Loans outstanding to exceed the Swing Line Loan Commitment then in effect]; [and]

                  (viii) [for Negotiated Rate Loans] The amount of the proposed borrowing will not cause the aggregate principal amount of Negotiated Rate Loans outstanding to exceed $190,000,000 and that the maturity of the Negotiated Rate Loans requested hereby shall be__________________].




                                      I-2                           (Exhibit I)

DATED: _________________                    LIBBEY GLASS INC.
                                            [LIBBEY CANADA INC.]

                                            By:________________________________
                                            Title:_____________________________







                                      I-3                           (Exhibit I)

                                   EXHIBIT II

                  [FORM OF NOTICE OF CONVERSION/CONTINUATION]

                         NOTICE OF CONVERSION/CONTINUATION

         Pursuant to that certain Second Amended and Restated Credit Agreement dated as of April 23, 1997, as amended to the date hereof (said Second Amended and Restated Credit Agreement, as so amended, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Libbey Glass Inc. a Delaware corporation ("COMPANY"), Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada ("LIBBEY CANADA"), the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent ("AGENT"), this represents [Company's] [Libbey Canada's] request to [SELECT A OR B WITH APPROPRIATE INSERTIONS AND DELETIONS: [A: convert $__________ in principal amount of presently outstanding [Revolving/Canadian] Loans that are [Prime/Eurodollar/Canadian Prime/Canadian Eurodollar] Rate Loans [with a final Interest Payment Date of _______, _____] to [Prime/Eurodollar/Canadian Prime/Canadian Eurodollar] Rate Loans on __________, _____. [The initial Interest Period for such [Canadian] Eurodollar Rate Loans is requested to be a month period.]] [B: continue as [Canadian] Eurodollar Rate Loans $_________ in principal amount of presently outstanding [Revolving/Canadian] Loans with a final Interest Payment Date of ___________, ____. The Interest Period for such [Canadian] Eurodollar Rate Loans commencing on such final Interest Payment Date is requested to be a _________ month period.]]

         [FOR CONVERSIONS TO OR CONTINUATIONS OF EURODOLLAR RATE LOANS OR CANADIAN EURODOLLAR RATE LOANS ONLY: The undersigned officer[s], to the best of [his or her] [their] knowledge as officer[s] of Company [and Libbey Canada], and Company [and Libbey Canada] certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.]

  DATED: ____________________________            LIBBEY GLASS INC.
                                                 [LIBBEY CANADA INC.]

                                                 By:___________________________
                                                 Title:________________________


                                    II-1                            (Exhibit II)

                                   EXHIBIT III

                       [FORM OF NEGOTIATED RATE LOAN NOTE]
                                LIBBEY GLASS INC.

                                 PROMISSORY NOTE                            [1]

            FOR VALUE RECEIVED, LIBBEY GLASS INC., a Delaware corporation ("COMPANY"), promises to pay to [2] ("PAYEE") the unpaid principal amount of each advance made by Payee to Company as a Negotiated Rate Loan under the Credit Agreement referred to below on the maturity date set forth in the Notice of Borrowing relating to such Negotiated Rate Loan.

            Company also promises to pay interest on the unpaid principal amount of each Negotiated Rate Loan from the date such Negotiated Rate Loan is made until paid in full, at the rates and at the times agreed to between the Company and Payee in accordance with the provisions of the Credit Agreement referred to below.

            This Note is one of Company's "Negotiated Rate Loan Notes" and is issued pursuant to and entitled to the benefits of the Second Amended and Restated Credit Agreement dated as of April _, 1997 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) and entered into by and among Company, Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada, the Lenders party thereto (referred to herein individually as a "LENDER" and collectively as "LENDERS"), The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association, as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent ("AGENT"), to which reference is hereby made for a more complete statement of the terms and conditions under which the Negotiated Rate Loan evidenced hereby was made and is to be repaid.

                   All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at a place as agreed to between

-------------------------

    [1]    INSERT DATE.

    [2]    INSERT LENDER'S NAME IN CAPITAL LETTERS.

                                     III-1                       (Exhibit III)
    the Payee and the Company. Until notified in writing of the transfer of this Note, Company and Agent shall be entitled to deem Payee, or such Person who has been so identified by the transferor in writing to Company and Agent as the holder of this Note, as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

            Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless otherwise provided in the Credit Agreement) and such extension of time shall be included in the computation of the payment of interest on this Note.

            This Note is subject to mandatory prepayment as provided in subsection 2.4A(iii) of the Credit Agreement and to prepayment at the option of Company as provided in Subsection 2.4A(i) of the Credit Agreement.

            THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

            This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.20 of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                               III-2                               (Exhibit III)

            Company promises to pay all reasonable costs and expenses, including reasonable fees and expenses of counsel, as provided in subsection 10.2 of the Credit Agreement. Company and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]






                              III-3                                (Exhibit III)

        IN WITNESS WHEREOF, Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and the place first above written.



                                            LIBBEY GLASS INC.

                                            By:___________________________
                                            Title:________________________


                               S-1                                 (Exhibit 111)

                                  TRANSACTIONS
                                       ON
                            NEGOTIATED RATE LOAN NOTE

                                                      Outstanding
                    Amount of        Amount of         Principal
                    Loan Made      Principal Paid       Balance        Notation
Date                This Date         This Date        This Date       Made By
----                ---------         ---------        ---------       -------


                                                                   (Exhibit 111)

                                  EXHIBIT IV-A

                       [FORM OF REVOLVING NOTE -- COMPANY]

                                LIBBEY GLASS INC.

                                 PROMISSORY NOTE

$[1]                                                             April___, 1997

         FOR VALUE RECEIVED, LIBBEY GLASS INC., a Delaware corporation ("Company"), promises to pay to the order of [2] ("Payee"), on or before the Revolving Loan Commitment Termination Date (as defined in the Credit Agreement defined below), the lesser of (x) [3] ($[1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement defined below.

         Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement dated as of April __, 1997 by and among Company, Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association, as Co-Agents for Lenders, and Bankers Trust Company, as Administrative Agent ("AGENT") (said Second Amended and Restated Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is one of Company's "Revolving Notes" in the aggregate principal amount of $365,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States in same day funds at the office of Agent located at One


-----------------

[11  Insert amount of Lender's Revolving Loan Commitment in numbers.

[2]  Insert Lender's name in capital letters.

[3]  Insert amount of Lender's Revolving Loan Commitment in words.

                                                                 (Exhibit IV-A)
                                     IV-A-1

Bankers Trust Plaza, New York, New York, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Until notified in writing of the transfer of this Note, Company and Agent shall be entitled to deem Payee, or such Person who has been so identified by the transferor in writing to Company and Agent as the holder of this Note, as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless otherwise provided in the Credit Agreement) and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory prepayment as provided in subsection 2.4A(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4A(i) of the Credit Agreement.

         THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.20 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive

                                  IV-A-2                        (Exhibit, IV-A)
diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

            [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]






                            IV-A-3                              (Exhibit IV-A)

                      IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first, written above.

                                                     LIBBEY GLASS INC.

                                                     By:
                                                        ---------------------
                                                     Title:
                                                           ------------------




                                     S-1                         (Exhibit IV-A)

                                  TRANSACTIONS
                                       ON
                                 REVOLVING NOTE

                                                     Amount of        Outstanding
                     Type of        Amount of        Principal         Principal
                    Loan Made       Loan Made         Paid              Balance           Notation
     Date           This Date       This Date        This Date         This Date          Made By
    -----          ----------      ----------        ---------        -----------         --------


                                                                 (Exhibit, IV-A)

                                  EXHIBIT IV-B

                      [FORM OF CANADIAN LOAN NOTE - CANADA]

                               LIBBEY CANADA INC.

                                 PROMISSORY NOTE

US $15,000,000

                                                                  April __, 1997

         FOR VALUE RECEIVED, LIBBEY CANADA INC., a corporation organized under the laws of the Province of Ontario, Canada ("LIBBEY CANADA"), promises to pay to the order of THE BANK OF NOVA SCOTIA ("PAYEE"), on or before the Revolving Loan Commitment Termination Date (as defined in the Credit Agreement defined below), the lesser of (x) the Canadian Dollar Equivalent of FIFTEEN MILLION DOLLARS (US $15,000,000) and (y) the unpaid principal amount of all advances made by Payee to Libbey Canada as Canadian Loans under the Credit Agreement defined below.

         Libbey Canada also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement dated as of April __, 1997 by and among Company, Libbey Canada, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association, as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent ("AGENT") (said Second Amended and Restated Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; the terms defined therein and not otherwise defined herein being used herein as therein defined).

         This Note is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Canadian Loans evidenced hereby were made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of Canada in same day funds at the Canadian Lending Office, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Until notified in writing of the transfer of this Note, Libbey Canada and Agent shall be entitled to deem Payee, or such Person who has been so identified by the transferor in writing to Libbey Canada and Agent as the holder of this Note, as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest

                                  IV-B-1                         (Exhibit IV-B)
hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Libbey Canada hereunder with respect to payments of principal of or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless otherwise provided in the Credit Agreement) and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory prepayment as provided in subsection 2.4A(iii), 2.8E(ii) and 2.8E(iii) of the Credit Agreement and to prepayment at the option of Libbey Canada as provided in subsection 2.8E(i) of the Credit Agreement.

         THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         This Note is subject to restrictions on transfer or assignment as provided in subsections 10.1 and 10.20 of the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Libbey Canada, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         Libbey Canada promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 10.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Libbey Canada and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                  IV-B-2                        (Exhibit, IV-B)

         IN WITNESS WHEREOF, Libbey Canada has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                                     LIBBEY CANADA INC.

                                                     By:
                                                        -----------------------
                                                     Title:
                                                           --------------------

                                  S-1                           (Exhibit, IV-B)

                                  TRANSACTIONS
                                       ON
                               CANADIAN LOAN NOTE

                                                                  Outstanding
               Type of        Amount of         Amount of          Principal
              Loan Made       Loan Made       Principal Paid       Balance         Notation
   Date       This Date       This Date         This Date          This Date       Made By
   ----      ----------       ---------       --------------      ----------       --------




                                                                 (Exhibit IV-B)

                                  EXHIBIT V

                          [FORM OF SWING LINE NOTE]

$25,000,000                                                  New York, New York
                                                                  April 23, 1997

         FOR VALUE RECEIVED, LIBBEY GLASS INC., a Delaware corporation ("COMPANY"), promises to pay to the order of BANKERS TRUST COMPANY ("PAYEE"), on or before the Revolving Loan Commitment Termination Date (as defined in the Credit Agreement defined below), the lesser of (x) TWENTY-FIVE MILLION DOLLARS ($25,000,000), and (y) the unpaid aggregate principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.

         Company also promises to pay interest on the unpaid principal amount hereof until paid at the rates, at the times and from the dates which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement dated as of April 23, 1997 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement) and entered into by and among Company, Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada, the Lenders party thereto (referred to herein individually as a "LENDER" and collectively as "LENDERS"), The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent ("AGENT").

         This Note is Company's "Swing Line Note" and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were or are made and are to be repaid.

         All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Agent located at One Bankers Trust Plaza, New York, New York, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Until notified in writing of the transfer of this Note, Company and Agent shall be entitled to deem Payee or such person who has been so identified by the transferor in writing to Company and Agent as the holder of this Note, as the owner and holder of this Note. Each of Payee and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Note shall not limit or otherwise

                                    V-1                             (Exhibit V)
affect the obligation of Company hereunder with respect to payments of principal or interest on this Note.

         Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless otherwise provided in the Credit Agreement) and such extension of time shall be included in the computation of the payment of interest on this Note.

         This Note is subject to mandatory prepayment as provided in subsection 2.4A(iii) of the Credit Agreement and to prepayment at the option of Company as provided in Subsection 2.4A(i) of the Credit Agreement.

         This Note is subject to restriction on transfer or assignment as provided in subsections 10.1 and 10.20 of the Credit Agreement.

         THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

         Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

         The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

         No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

         Company promises to pay all reasonable costs and expenses, including reasonable fees and expenses of counsel, as provided in subsection 10.2 of the Credit Agreement. Company and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.



             [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]



                                       V-2                          (Exhibit V)

         IN WITNESS WHEREOF, Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and the place first above written.

                                      LIBBEY GLASS INC.

                                      By:
                                         ----------------------
                                      Title:
                                            -------------------

                                       S-1                          (Exhibit V)

                                  TRANSACTIONS
                                       ON
                                 SWING LINE NOTE

                                                                   Amount of           Outstanding
                     Type of              Amount of                Principal            Principal
                    Loan Made             Loan Made                  Paid                Balance       Notation
     Date           This Date             This Date                This Date            This Date       Made By
     ----           ---------             ---------                ---------            ----------     --------


                                                                    (Exhibit V)

                                   EXHIBIT VI

                        [FORM OF COMPLIANCE CERTIFICATE]

                             COMPLIANCE CERTIFICATE


THE UNDERSIGNED HEREBY CERTIFY, IN OUR CAPACITY AS OFFICERS OF LIBBEY GLASS INC., THAT:



         (1) We are the duly elected [Title] and [Title] of Libbey Glass Inc., a Delaware corporation ("COMPANY");

         (2) We have reviewed the terms of that certain Second Amended and Restated Credit Agreement dated as of April 23, 1997, as amended to the date hereof (said Second Amended and Restated Credit Agreement, as so amended, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada, the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

         (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].



         [Set forth below are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

------------------------------------------------------------------------------.]


                                       VI-1                         (Exhibit VI)

         The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this________, day of_________, pursuant to subsection 5.1(iii) of the Credit Agreement.



                                        LIBBEY GLASS INC.



                                        By:
                                           -------------------------
                                        Title:
                                              ----------------------


                                        By:
                                           -------------------------
                                        Title:
                                              ----------------------

                                       VI-2                        (Exhibit VI)

                                ATTACHMENT NO. 1
                           TO COMPLIANCE CERTIFICATE



         This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ________ and pertains to the period from _________, _________ to _____________, ________. Subsection references herein relate to subsections of the Credit Agreement. All calculations herein are made as of ___________, _____.

A.       INDEBTEDNESS

1.     a.      Aggregate face amount of Indebtedness
               outstanding with respect to commercial
               paper as described in subsection 6.1(vii):     $
                                                              -------------
       b.      Maximum permitted under subsection
               6.1(vii):                                      $ 100,000,000

2.     a.      Aggregate amount of Indebtedness
               outstanding with respect to certain stock or
               stock options, as described in subsection
               6.1(ix):                                       $
                                                              -------------
       b.      Maximum permitted under subsection
               6.1(ix):                                       $ 10,000,000

3 .    a.      Aggregate amount of Indebtedness
               outstanding to finance Consolidated Capital
               Expenditures:                                  $
                                                              -------------
       b.      Maximum permitted under subsection
               6.1(x) (20% of Consolidated Assets):           $
                                                              -------------
4.     a.      Aggregate principal amount of Indebtedness
               for other purposes as described in
               subsection 6.1(xi):                            $
                                                              -------------
       b.      Aggregate Amount of Reduction in
               Revolving Loan Commitments and the
               Canadian Loan Commitment pursuant to
               subsection 2.4A(ii):                           $
                                                              -------------
       c.      Maximum permitted under subsection
               6.1(xi) ((b) PLUS $150,000,000):               $
                                                              -------------





                                       VI-3                       (Exhibit VI)

B.  LIENS
    1.   a.       Aggregate amount of Indebtedness
                  permitted to be outstanding under
                  subsections 6.1 (vi) and 6.1 (x) secured by
                  Liens as described in subsection 6.2A(iii):         $
                                                                      ------------
         b.       Maximum amount of Indebtedness secured
                  by such Liens permitted under subsection
                  6.2A(iii):                                          $ 75,000,000

    2.   a.       Aggregate amount of Indebtedness
                  permitted to be outstanding under
                  subsection 6.1 (other than subsections
                  6.1(vi) and (x)) secured by Liens as
                  described in subsection 6.2A(iv):                   $
                                                                      ------------
         b.       Maximum amount of Indebtedness secured
                  by such Liens permitted under subsection
                  6.2A(iv):                                           $ 10,000,000

C.  INVESTMENTS

    1.   a.       Aggregate fair value of Investments in
                  connection with Assets Sales permitted by
                  subsection 6.7(iv) as described in
                  subsection 6.3(vi):                                 $
                                                                      ------------
         b.       Maximum permitted under subsection
                  6.3(vi):                                            $ 20,000,000

    2.   a.      Aggregate fair value of equity securities
                 listed on the NYSE or the AMSE or traded
                 in the NASDAQ as described in subsection
                 6.3(ix), as determined by the closing price
                 on the NYSE, AMSE or NASDAQ for such
                 equity securities on the Business Day
                 prior to making the Investment:                      $
                                                                      ------------
         b.      Maximum permitted under subsection
                 6.3(ix):                                             $ 10,000,000

    3.   a.      Aggregate amount of Investments in respect
                 of Joint Ventures as described in subsection
                 6.3(x) (other than the Investments referred
                 to in subsection 6.3(xvi)):                          $
                                                                      ------------

                                       VI-4                        (Exhibit VI)

         b.     Maximum permitted under subsection
                6.3(x):                                               $ 75,000,000

    4.   a.     Aggregate fair value of Investments in
                Margin Stock as described in subsection
                6.3(xii):                                             $
                                                                      ------------
         b.     Maximum permitted under subsection
                6.3(xii):                                             $    200,000

     5.  a.     Aggregate fair value of Investments in
                Libbey's common stock in connection with
                Company's 401K program and any deferred
                compensation plan of Company for its
                executive officers as described in
                subsection 6.3(xiii) as determined by the
                closing price on the NYSE for such
                equity securities on the Business Day prior to
                making the Investment:                                $
                                                                      ------------
         b.     Maximum permitted under subsection
                6.3(xiii):                                            $ 10,000,000

    6.   a.     Aggregate amount of loans outstanding to
                Libbey as described in subsection 6.3(xiv):           $
                                                                      ------------
         b.     Maximum permitted under subsection
                6.3(xiv), as determined by amount of
                Restricted Junior Payments Company may
                make on its capital stock under subsection
                6.5 (without giving effect to reductions in
                permitted Restricted Junior Payments by
                the amount of loans made by Company to
                Libbey):                                              $
                                                                      ------------
    7.  a.      Aggregate amount of other Investments as
                described in subsection 6.3(xv):                      $
                                                                      ------------
        b.      Maximum permitted under subsection
                6.3(xv):                                              $ 40,000,000

D.    CONTINGENT OBLIGATIONS




                                       VI-5                        (Exhibit VI)


    1. a.     Aggregate amount of Contingent
              Obligations in respect of Commercial
              Letters of Credit and Standby
              Letters of Credit described in
              subsection 6.4(i)(a) ("CP Letters of
              Credit"):                                         $
                                                                 ------------
       b.     Maximum permitted under subsection
              6.4(i)(a):                                        $ 100,000,000

    2. a.     Aggregate amount of Contingent
              Obligations in respect of Commercial
              Letters of Credit and Standby
              Letters of Credit which are not CP
              Letters of Credit or are not issued
              pursuant to the Credit Agreement as
              described in subsection 6.4(i)(b):                 $
                                                                 ------------

       b.     Maximum permitted under subsection
              6.4(i)(b):                                         $ 40,000,000

    3. a.     Aggregate amount of Contingent
              Obligations in respect of Commercial
              Letters of Credit and Standby
              Letters of Credit (including all
              Letters of Credit and Canadian
              Letters of Credit issued pursuant to
              the Credit Agreement but excluding
              CP Letters of Credit) as described
              in subsection 6.4(i)(c):                           $
                                                                 ------------
        b.    Maximum permitted under subsection
              6.4(i)(c):                                         $ 60,000,000

    4.  a.    Aggregate amount of Contingent
              Obligations with respect to the
              cancellation or repurchase of
              certain stock or stock options
              granted to employees as described in
              subsection 6.4(viii):                              $
                                                                 ------------
        b.    Maximum permitted under subsection
              6.4(viii):                                         $ 10,000,000

    5.  a.    Aggregate amount of other Contingent
              Obligations as described in subsection
              6.4(x):                                            $
                                                                 ------------


                                       VI-6                       (Exhibit, VI)


       b.     Maximum permitted under subsection
              6.4(x):                                            $ 75,000,000

E.    RESTRICTED JUNIOR PAYMENTS

    1. a.     Aggregate amount of Restricted Junior
              Payments made in current Fiscal Year
              by Company to Libbey in respect of
              expenses of Libbey as permitted
              under subsection 6.5(ii):                          $
                                                                 ------------
       b.     Maximum permitted in such Fiscal
              Year under subsection 6.5(ii):                     $  2,000,000

    2. a.     Aggregate amount of Restricted Junior
              Payments made by Company to Libbey
              after June 24, 1993 as permitted
              under subsection 6.5(iii):                         $
                                                                 ------------
       b.     Maximum aggregate amount permitted
              under subsection 6.5(iii) (the sum
              of (y) 50% of cumulative
              Consolidated Net Income since June
              30, 1993 (including net
              extraordinary gains and net
              extraordinary losses but not taking
              into account net extraordinary gains
              or net extraordinary losses which
              result from one-time non-cash
              adjustments for accounting changes
              so long as there are no material
              cash receipts or payments during the
              term of the Credit Agreement
              relating to such accounting changes)
              PLUS (z) $15,000,000:                              $
                                                                 ------------

F.     TOTAL LEVERAGE RATIO (FOR THE FOUR-FISCAL QUARTER PERIOD ENDING_________,
       ____________)

    1. Consolidated Adjusted EBITDA

       a.     Consolidated Net Income:                           $
                                                                 ------------
       b.     Consolidated Interest Expense:                     $
                                                                 ------------
       c.     Provisions for taxes based on income:              $
                                                                 ------------
       d.     Total depreciation expense:                        $
                                                                 ------------
       e.     Total amortization expense:                        $
                                                                 ------------

                                 VI-7                              (Exhibit VI)

       f.     Other non-cash items reducing
              Consolidated Net Income:                           $
                                                                 -------------
       g.     Aggregate amount of any discount on
              the sale of accounts receivables by
              Company or any of its Subsidiaries
              pursuant to a Receivables Program:                 $
                                                                 -------------
       h.     Other non-cash items increasing
              Consolidated Net Income:                           $
                                                                 -------------
       i.     Consolidated Adjusted EBITDA
              (a+b+c+d+e+f+g-h):                                 $
                                                                 -------------
    2. Consolidated Total Debt:                                  $
                                                                 -------------
    3. Net sales proceeds of accounts receivables
       sold by Company and its Subsidiaries
       pursuant to a Receivables Program MINUS any
       collections thereon:                                      $
                                                                 -------------
    4. Total Debt to EBITDA Ratio (F2 PLUS F3):(Fl):                 :1.00
                                                                 ----
                                                                 4.10:1.00

    5. Maximum ratio permitted under subsection 6.6A:

G. INTEREST COVERAGE RATIO (for the four-fiscal quarter period ending ______, 199_)

       1.     Consolidated Adjusted EBITDA (F.1):                $
                                                                 -------------
       2.     Consolidated Interest Expense:                     $
                                                                 -------------
       3.     Interest Coverage Ratio (G.1): (G.2):                  :1.00
                                                                 ----
       4.     Minimum ratio required under subsection 6.6C:      2.50:1.00

I.     ACQUISITIONS.

    1. Pro forma Total Leverage Ratio after giving
       effect to proposed acquisition of stock or
       assets of another Person as described in
       subsection 6.7(iv)(A):                                        :1.00
                                                                 ----

    2. Maximum Total Leverage Ratio permitted
       under subsection 6.6A at time of such
       acquisition:                                              4.10:1.00


                                      VI-8                          (Exhibit VI)

                                 Exhibit VII-B
[LIBBEY LOGO]

Arthur H. Smith

Vice President,
General Counsel & Secretary


                                 April 23,1997



Bankers Trust Company, as Administrative Agent
130 Liberty Street
New York, NY 10006

The First National Bank of Chicago, as Syndication Agent
NationsBank, N.A., as Documentation Agent

The Bank of New York
The Bank of Nova Scotia
Caisse Nationale De Credit Agricole
Fleet Bank, N.A.

and

KeyBank National Association
  as Co-Agents

and

The Lenders Identified on Exhibit A
  hereto



       RE: THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF APRIL 23, 1997, BY AND AMONG LIBBEY GLASS INC. AND LIBBEY CANADA INC., AS BORROWERS, BANKERS TRUST COMPANY, AS ADMINISTRATIVE AGENT, THE FIRST NATIONAL AGENT, THE FIRST NATIONAL BANK OF CHICAGO, AS SYNDICATION AGENT, NATIONSBANK, N.A. AS DOCUMENTATION AGENT, THE BANK OF NEW YORK THE BANK OF NOVA SCOTIA, CAISSE NATIONALE DE CREDIT AGRICOLE, FLEET BANK, N.A. AND KEYBANK NATIONAL ASSOCIATION, AS CO-AGENTS, AND THE OTHER FINANCIAL INSTITUTIONS PARTIES THERETO.



Ladies and Gentlemen:

I am General Counsel to Libbey Glass Inc.. a Delaware corporation (the "Company") and have acted as counsel to Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada ("Libbey Canada") in connection with the Second Amended Restated Credit Agreement dated as of April 23, 1997 by and among the Company and Libbey Canada, as Borrowers, the financial institutions party thereto as Lenders, The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A. as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Casse Nationale De Credit Agricole, Fleet Bank, N.A. and KeyBank National Association as Co-Agents, and Bankers Trust Company, as Administration Agent (the "Credit Agreement"). This opinion is rendered to you pursuant to section 3.1 F. of the Credit Agreement Capitalized terms defined in the Credit

300 Madison Avenue  Post Office Box 10060   Toledo, Ohio 43699-0060
419-325-2111   FAX: 419-325-2585

Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

I have examined, among other things, the following:

     (a)  the Credit Agreement;

     (b) the forms of promissory note(s) to be issued pursuant to the Credit Agreement;

     (c) the indentures, notes, loan agreements, deeds of trust, security agreements and other written agreements and instruments which are material to the Company (the "Company Material Agreements");

     (d) the indentures, notes, loan agreements, mortgages, deed of trust, security agreements and other written agreements and instruments which are material to Libbey Canada (the "Libbey Canada Material Agreements");

     (e) the Certificate of Incorporation and Bylaws of the Company (the "Governing Documents");

     (f) a good standing certificate for the Company from the Secretary of the State of Delaware;

     (g) court administrative orders, writs, judgments and decrees specifically directed to the Company and material to the Company (the "Company Court Orders"); and

     (h) court and administrative orders, writs, judgments and decrees specifically directed to Libbey Canada and material to Libbey Canada (the "Libbey Canada Court Orders").

The documents described in subsections (a) and (b) above are referred to herein collectively as the "Loan Documents."

In my capacity as General Counsel of the Company and counsel to Libbey Canada, I have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to my satisfaction as being true reproductions of originals of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

I have also obtained, and with your consent, have relied upon certificates of officers of the Company and Libbey Canada with respect to factual matters. In addition, I have obtained and relied upon such certificates and assurance from public officials as I have deemed necessary.

In my examination, I have assumed the genuineness of the signatures of persons signing all documents and instruments in connection with which this opinion is rendered other than officers of the Company, the authority of such persons signing on behalf of the parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary or appropriate. My opinion is limited to the effect on the subject transactions only of the federal laws of the United States, the internal laws of the State of Ohio and the General Corporation Law of the State of Delaware and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state. Various issues concerning Libbey Canada are addressed in the opinion of Gowling, Strathy & Henderson, separately provided to you, and I express no opinion with respect to those matters.

My opinion set forth in paragraph 3 below is based upon my consideration of only the statutes, rules and regulations which, in my experience, are normally applicable to borrowers and guarantors in unsecured loan transactions.

For purposes of this opinion, I have assumed, with your permission, that (i) Libbey Canada is duly incorporated, validly existing and in good standing under the laws of the Province of Ontario, Canada with corporate power and authority to conduct its business as now conducted and to own, or hold under lease, its assets and to enter into the Loan Documents to which it is a party and perform its obligations thereunder, (ii) Libbey Canada has duly authorized, executed and delivered each Loan Document to which it is a party, and (iii) none of the execution, delivery and performance by Libbey Canada of each Loan Document to which it is a party will result in the violation of the Articles of Incorporation or Bylaws of Libbey Canada.

Subject to the foregoing and the other matters set forth herein, and in reliance thereon, I am of the opinion that, as of the date hereof.

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, and is in good standing in all other states where, by reason of its business activities as now conducted, qualification to do business is required of the Company, with corporate power and authority to conduct its business as now conducted and to own, or hold under lease, its assets and to enter into the Loan Documents and perform its obligations thereunder.

2. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate action of the Company, and the Loan Documents have been duly executed and delivered by the Company.

3. The execution and delivery of the Loan Documents by the Company and the borrowing and repayment of the Loans by the Company pursuant to the Credit Agreement do not: (a) violate any Ohio statute, rule or regulation applicable to the Company, (b) violate the provisions of the Governing Documents or (c) result in any breach of or a default under any of the Company Material Agreements or Company Court Orders. No opinion is expressed in this paragraph 3 as to the application of any antifraud, antitrust or trade regulation laws.

4. The execution and delivery of the Loan Documents by Libbey Canada and the borrowing and repayment of the Loans by Libbey Canada pursuant to the Credit Agreement do not result in the breach of or a default under any of the Libbey Canada Material Agreements or Libbey Canada Court Orders. No opinion is expressed in this paragraph 4 as to the application of any antifraud, antitrust or trade regulation laws.

5. After due inquiry, I have no knowledge of any legal or governmental proceeding pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that has a significant likelihood of resulting in a Material Adverse Effect (as defined in the Credit Agreement).

This opinion is furnished by me to you, in my capacity as General Counsel of the Company and counsel to Libbey Canada, and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without my prior written consent. At your request, I hereby consent to reliance hereon by any future assigns of your interest under the Credit Agreement which are Eligible Assignees as expressly permitted under subsection 10.1 of the Credit Agreement; provided that you have notified any such assignee that this opinion speaks only as of the date hereof and to its addressees and that I have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other development of which I may later become aware.



                                             Very truly yours,


                                             /s/ Arthur H. Smith
                                             Arthur H. Smith

                                    EXHIBIT A
                                     TO THE
                           OPINION OF ARTHUR H. SMITH


                              DATED APRIL 23,1997



Lenders:
--------

    Bankers Trust Company
    The First National Bank of Chicago
    NationsBank, N.A.
    The Bank of Nova Scotia
    The Bank of New York
    Caisse Nationale DeCredit Agricole
    Fleet Bank, N.A.
    KeyBank National Association
    ABN AMRO Bank, N.V.
    Bank of America Illinois
    Bank of Hawaii
    Bank of Montreal
    The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch
    Banque Paribas
    Compagnie Financiere De CIC et De L'Union Europeenne
    Dresdner Bank AG, New York and Grand Cayman Branches
    The Fuji Bank Limited
    The Long-Term Credit Bank of Japan, Ltd. Chicago Branch
    Mellon Bank, N.A.
    The Northern Trust Company
    The Sanwa Bank, Limited, Chicago Branch
    Societe Generale
    Morgan Guaranty Trust Company of New York

           Exhibit VIII

               Gowling, Strathy & Henderson | Barristers & Solicitors | Patent & Trade Mark Agents


[GOWLINGS LOGO]                                        Commerce Court West
                                                       Suite 4900
                                                       Toronto, Ontario
                                                       Canada,  M5L lJ3
                                                       Telephone (416) 862-7525
                                                       Facsimile (416) 862-7661

April 23, 1997

The Bank of New York
One Wall Street, 22nd Floor
New York, New York 10286

The Bank of Nova Scotia
44 King Street West
Corporate Credit Central
Toronto, Ontario, M5H 1H1
Canada

Caisse Nationale de Credit Agricole
55 East Monroe Street
Suite 4700
Chicago, Illinois 60603

Fleet Bank, N.A.
1185 Avenue of the Americas
3rd Floor
New York, N.Y. 10036

KeyBank National Association
500 Tideman Road
Brooklyn, Ohio 44144


as Co-Agents


The First National Bank of Chicago
as Syndication Agent
One First National Plaza
15th Floor
Chicago, Illinois 60670

NationsBank, N.A.
as Documentation Agent
Sears Tower
233 South Wacker Drive
Suite 2800
Chicago, Illinois 60606

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               Gowling, Strathy & Henderson | Barristers & Solicitors
               | Patent & Trade Mark Agents

and

Bankers Trust Company
as Administrative Agent
130 Liberty Street, New York, New York 10006:



The Lenders Identified on
Exhibit A hereto



          RE: THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF APRIL 23, 1997 AMONG LIBBEY GLASS INC., LIBBEY CANADA INC., THE FINANCIAL INSTITUTIONS LISTED THEREIN, AS LENDERS, THE BANK OF NOVA SCOTIA, AS CANADIAN AGENT, THE FIRST NATIONAL BANK OF CHICAGO, AS SYNDICATION AGENT, NATIONSBANK, N.A., AS DOCUMENTATION AGENT, THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA, CAISSE NATIONALE DE CREDIT AGRICOLE, FLEET BANK, N.A. AND KEYBANK NATIONAL ASSOCIATION AS CO-AGENTS AND BANKERS TRUST COMPANY AS ADMINISTRATIVE AGENT



 Ladies and Gentlemen,

          We have acted as counsel to Libbey Canada Inc., a corporation incorporated under the laws of the Province of Ontario, Canada ("Libbey Canada"), in connection with the Second Amended and Restated Credit Agreement dated as of April 23, 1997 (the "Second Amended and Restated Credit Agreement") by and among Libbey Glass Inc., Libbey Canada, the financial institutions listed on the signature page thereof ("Lenders"), The Bank of Nova Scotia, as Canadian Agent. The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Rank, N.A. and KeyBank National Association, as Co-Agents and Bankers Trust Company, as Administrative Agent for Lenders. This opinion is rendered to you at the request of Libbey Canada in compliance with clause F of subsection 3.1 of the Second Amended and Restated Credit Agreement. Capitalized terms used herein without definition have the same meanings as in the Second Amended and Restated Credit Agreement.



          In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

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               Gowling, Strathy & Henderson | Barristers & Solicitors
               | Patent & Trade Mark Agents |


These records, documents and instruments included the following:

          (a)  Articles of Incorporation of Libbey Canada, as amended to date;

          (b)  The By-Laws of Libbey Canada, as amended to date;

          (c) All records of proceedings and actions of the Board of Directors of Libbey Canada relating to the Second Amended and Restated Credit Agreement and the transactions contemplated thereby;

          (d) The Second Amended and Restated Credit Agreement and exhibits thereto.

          We have been furnished with, and with Lenders' consent have relied upon, certificates of officers of Libbey Canada with respect to certain factual matters, copies of which have been delivered to Lenders. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary, copies of which have been delivered to Lenders. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, and the conformity to original or certified documents of all documents submitted to us as conformed or photostatic copies.

          We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only the laws of the Province of Ontario and the laws of Canada applicable therein.

          On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below we are of the opinion that:

          1. Libbey is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

          2. Libbey Canada has all requisite corporate power and authority to execute, deliver and perform the Second Amended and Restated Credit Agreement and to carry out the transactions contemplated thereby.

          3. The execution, delivery and performance of the Second Amended and Restated Credit Agreement have been duly authorized by all necessary corporate action on the part of Libbey Canada. The Second Amended and Restated Credit Agreement has been duly executed and delivered by Libbey Canada.

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               Gowling, Strathy & Henderson | Barristers & Solicitors
               | Patent & Trade Mark Agents |

          4. Neither the execution and delivery of the Second Amended and Restated Credit Agreement by Libbey Canada nor the consummation of the transactions contemplated by the Second Amended and Restated Credit Agreement nor the payment by Libbey Canada of the obligations thereunder nor the compliance with the terms and conditions thereof by Libbey Canada conflicts with, results in a breach or violation of, or constitutes a default under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Libbey Canada or any present Ontario or Canadian statute, rule or regulation binding on Libbey Canada.

          5. No consents or approvals of, authorizations by, or registrations, declarations or filings with, any Ontario or Canadian governmental authority are required by Libbey Canada in connection with the execution and delivery by Libbey Canada of the Second Amended and Restated Credit Agreement or the extensions of credit thereunder or the payment by Libbey Canada of the obligations thereunder.

          6. To the best of our knowledge, after due enquiry, there are no actions, suits or proceedings pending or threatened against Libbey Canada which have a significant likelihood of materially and adversely affecting either the business, operations, properties, assets or condition (financial or otherwise) of Libbey Canada or the ability of Libbey Canada to perform its obligations under the Second Amended and Restated Credit Agreement.



          The Second Amended and Restated Credit Agreement is governed by the laws of the State of New York. We express no opinion as to the enforceability of the Second Amended and Restated Credit Agreement or of any provision of the Second Amended and Restated Credit Agreement. It should be noted that a judgment in money rendered by a court in the Province of Ontario must be awarded in Canadian currency.

          Our opinions in paragraphs 4 and 5 above as to compliance with certain statutes, rules and regulations and as to the lack of any required consents or approvals of, authorizations by, or registrations, declarations or filings with certain governmental authorities are based upon a review of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Second Amended and Restated Credit Agreement.

          To the extent that the obligations of Libbey Canada may be dependent upon such matters, we have assumed for purposes of this opinion, other than with respect to Libbey Canada, that each additional party to the Second Amended and Restated Credit Agreement is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; that each such other party has the requisite corporate or other organizational power

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               Gowling, Strathy & Henderson | Barristers & Solicitors
               | Patent & Trade Mark Agents |




and authority to perform its obligations under the Second Amended and Restated Credit Agreement; and that the Second Amended and Restated Credit Agreement has been duly authorized, executed and delivered by each of them and constitutes the legally valid and binding obligation of such other parties, as applicable, enforceable against such other parties in accordance with its respective terms. Except as expressly covered in this opinion, we are not expressing any opinion as to the effect of compliance by any Lender with any Ontario provincial or Canadian federal laws or regulations applicable to the transactions because of the nature of any of its businesses.

          This opinion is rendered only to the Co-Agents, Syndication Agent, Documentation Agent, Canadian Agent, Administrative Agent and Lenders and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by the Co-Agents, Syndication Agent, Documentation Agent, Canadian Agent, Administrative Agent or Lenders for any other purpose or quoted to or relied upon by any other person, firm or corporation for any purpose without our prior written consent. At your request, we hereby consent to reliance hereon by any future assigns of your interest under the Second Amended and Restated Credit Agreement which are Eligible Assignees as expressly permitted by subsection 10.1 of the Second Amended and Restated Credit
Agreement provided that you have notified any such assignee that this opinion speaks only as of the date hereof and to its addressees and that we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other development of which we may later become aware.



                                        Yours truly,


                                        /s/ Gowling, Strathy & Henderson

                                   EXHIBIT A

                                       TO

                    OPINION OF GOWLING, STRATHY & HENDERSON

                              DATED APRIL 23, 1997



LIST OF LENDERS:

    Bankers Trust Company
    The First National Bank of Chicago
    NationsBank, N.A.
    The Bank of Nova Scotia
    The Bank of New York
    Caisse Nationale de Credit Agricole
    Fleet Bank, N.A.
    KeyBank National Association
    ABN Amro Bank, N.V.
    Bank of America Illinois
    Bank of Hawaii
    Bank of Montreal
    The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch
    Banque Paribas
    Compagnie Financiere de CIC et de L'Union Europeenne Dresdner Bank AG, New York and Grand Cayman Branches
    The Fuji Bank, Limited
    The Long-Term Credit Bank of Japan, Ltd., Chicago Branch
    Mellon Bank, N.A.
    The Northern Trust Company
    The Sanwa Bank, Limited, Chicago Branch
    Societe Generale
    Morgan Guaranty Trust Company of New York

                                   EXHIBIT IX

                  [FORM OF OPINION OF O'MELVENY & MYERS LLP]

                                      April
                                      23rd
                                      1997

                                                                     045,710-429


Bankers Trust Company,
 as Administrative Agent
280 Park Avenue
New York, New York 10015,

The First National Bank of Chicago,
 as Syndication Agent,
NationsBank N.A.,
 as Documentation Agent,
The Bank of New York,
The Bank of Nova Scotia,
Caisse Nationale de Credit Agricole,
Fleet Bank, N.A. and
KeyBank National Association,
 as Co-Agents

       and

The Lenders Party to the Credit
  Agreement Referenced Below


     Re:    Loans to Libbey Glass Inc. and Libbey Canada Inc.
            -------------------------------------------------

 Ladies and Gentlemen:

           We have acted as counsel to Bankers Trust Company, as Administrative Agent (in such capacity, "Agent"), in connection with the preparation and delivery of a Second Amended and Restated Credit Agreement dated as of April 23, 1997 (the "Credit Agreement") among Libbey Glass Inc., a Delaware corporation ("Company"), Libbey Canada Inc., a corporation organized under the laws of the Province of Ontario, Canada ("Libbey Canada"), the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association as co-agents for Lenders, and Bankers Trust



                               IX-1                                 (Exhibit IX)

Company, as Administrative Agent, and in connection with the preparation and delivery of certain related documents.



           We have participated in various conferences with representatives of Company and Agent and conferences and telephone calls with Latham & Watkins, special counsel to Company, and with your representatives, during which the Credit Agreement and related matters have been discussed, and we have also participated in the meeting held on the date hereof (the "Closing") incident to the funding of the initial loans made under the Credit Agreement. We have reviewed the forms of the Credit Agreement and the exhibits thereto, including the forms of the promissory notes annexed thereto (the "Notes"), the opinion of each of Latham & Watkins, Gowling, Strathy & Henderson, counsel to Libbey Canada, and Arthur H. Smith, General Counsel to Company and Counsel to Libbey Canada, (collectively, the "Opinions") and the officers' certificates and other documents delivered at the Closing. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

           Although we have not independently considered all of the matters covered by the Opinions to the extent necessary to enable us to express the conclusions therein stated, we believe that the Credit Agreement and the exhibits thereto are in substantially acceptable legal form and that the Opinions and the officers' certificates and other documents delivered in connection with the execution and delivery of, and as conditions to the making of the initial loans under, the Credit Agreement and the Notes are substantially responsive to the requirements of the Credit Agreement.



                                            Respectfully submitted,



                                            O'MELVENY & MYERS LLP



                                IX-2                                (Exhibit IX)

                                   EXHIBIT X

                      [FORM OF ASSIGNMENT AND ACCEPTANCE]

                           ASSIGNMENT AND ACCEPTANCE



           This ASSIGNMENT AND ACCEPTANCE (this "AGREEMENT") is entered into by and between the parties designated as Assignor ("ASSIGNOR") and Assignee ("ASSIGNEE") above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the "SCHEDULE OF TERMS") and relates to that certain Second Amended and Restated Credit Agreement described in the Schedule of Terms (said Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; the terms defined therein and not otherwise defined herein being used herein as therein defined).

           IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

           SECTION 1. ASSIGNMENT AND ASSUMPTION.

           (a) Effective as of the Settlement Date specified in Item 4 of the Schedule of Terms (the "SETTLEMENT DATE"), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents with respect to Assignor's Commitments and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the "ASSIGNED SHARE"). Without limiting the generality of the foregoing, the parties hereto hereby expressly acknowledge and agree that any assignment of all or any portion of Assignor's rights and obligations relating to Assignor's Revolving Loan Commitment shall include (i) in the event Assignor is an issuing Lender with respect to any outstanding Letters of Credit (any such Letters of Credit being "ASSIGNOR LETTERS OF CREDIT"), the sale to Assignee of a participation in the Assignor Letters of Credit and any drawings thereunder as contemplated by subsection 2.7D of the Credit Agreement and (ii) the sale to Assignee of a ratable portion of any participation previously purchased by Assignor pursuant to said subsection 2.7D with respect to any Letters of Credit other than the Assignor Letters of Credit.




                                X-1                                 (Exhibit X)

           (b) In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

           (c) Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments and the Pro Rata Share of Assignee being transferred pursuant to this Agreement as described above.

           (d) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share. Assignee hereby acknowledges and agrees that the agreement set forth in this Section l(d) is expressly made for the benefit of Company, Libbey Canada, Agent, Assignor and the other Lenders and their respective successors and permitted assigns.

           (e) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor's rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitments and the Pro Rata Share of Assignee set forth in Item 3 of the Schedule of Terms or on the interest of Assignee in any outstanding Revolving Loans corresponding thereto, and (iii) from and after the Settlement Date, Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including without limitation all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and
(B) in all other cases, to Assignee; PROVIDED that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by
Section 1(b) occurs on a date other than the Settlement Date.


           SECTION 2. CERTAIN REPRESENTATIONS, WARRANTIES AND AGREEMENTS.


           (a) Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.



                                 X-2                                 (Exhibit X)

           (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any of its Subsidiaries to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company, or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

           (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making or the purchasing of loans such as the Loans; that it has acquired the Assigned Share for its own account and not with any present intention of selling all or any portion of such interest; and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto).

           (d) Assignee represents and warrants that it has received from Assignor such financial information regarding Company and its Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

           (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.


           SECTION 3. MISCELLANEOUS.

           (a) Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and

                                X-3                                  (Exhibit X)
deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

           (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

           (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection 10.12 of the Credit Agreement.

           (d) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

           (e) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

           (f) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

           (g) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

           (h) This Agreement shall become effective upon the date (the "EFFECTIVE DATE") upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Company as evidence of its consent hereto to the extent required under subsection 10.1B(i) of the Credit Agreement, (iii) the receipt by Agent of the processing and recordation



                                X-4                                  (Exhibit X)
fee referred to in subsection 10.1B(i) of the Credit Agreement, (iv) in the event Assignee is a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof as described in subsection 10.7B(iv), the delivery by Assignee to Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Agent pursuant to said subsection 10.7B(iv), (v) the execution of a counterpart Hereof by Agent as evidence of its consent hereto to the extent required under subsection 10.1B(i) of the Credit Agreement and its acceptance hereof in accordance with subsection 10.1B(ii) of the Credit Agreement, (vi) the receipt by Agent of originals or telefacsimiles of the counterparts described above and authorization of delivery thereof, and (vii) the recordation by Agent in the Register of the pertinent information regarding the assignment effected hereby in accordance with subsection 10.1B(ii) of the Credit Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.



                  [Remainder of page intentionally left blank]



                                X-5                                  (Exhibit X)

                               SCHEDULE OF TERMS



1.     BORROWER: [Libbey Glass Inc.] [Libbey Canada Inc.]

2. NAME AND DATE OF CREDIT AGREEMENT: Second Amended and Restated Credit Agreement dated as of April 23, 1997 by and among Libbey Glass Inc., Libbey, Canada Inc., the financial institutions listed therein as Lenders and Bankers Trust Company, as administrative agent for Lenders.

3.     AMOUNTS:

                                                            Re:           Re:
                                                      Revolving      Canadian
                                                           Loans         Loans
                                                           -----         -----
       (a) Aggregate Commitments or all Lenders:      $_________     $_________
       (b) Assigned Share/Pro Rata Share:                _____%        _____%
       (c) Amount of Assigned Share of Commitments:   $_________     $_________

4.     SETTLEMENT DATE:_____________, _______

5.     PAYMENT INSTRUCTIONS:
       ASSIGNOR:                                    ASSIGNEE:

       _________________________                    __________________________
       _________________________                    __________________________
       _________________________                    __________________________
       Attention:_______________                    Attention:________________
       Reference:_______________                    Reference:________________

6.     NOTICE ADDRESSES:
       ASSIGNOR:                                    ASSIGNEE:

       _________________________                    __________________________
       _________________________                    __________________________
       _________________________                    __________________________
       _________________________                    __________________________

7.     SIGNATURES:

[NAME OF ASSIGNOR],                                [NAME OF ASSIGNEE],
as Assignor                                        as Assignee

By:_____________________                           By:_____________________
Title:_________________                            Title:_________________



                                       X-6                          (Exhibit X)

[Consented to in accordance with subsection    Consented to in accordance with
10.1B(i) of the Credit Agreement               subsection 10.1B(i) and accepted
                                               in accordance with subsection
                                               10.1B(ii) of the Credit Agreement


LIBBEY GLASS INC.                              BANKERS TRUST COMPANY, as Agent



By:__________________________                  By:___________________________
Title:_______________________                  Title:________________________



                                       X-7                           (Exhibit X)

                                   EXHIBIT XI

               [FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT]



                    Pursuant to that certain Second Amended and Restated Credit Agreement dated as of April 23, 1997 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") entered into by and among Libbey Glass Inc. ("COMPANY"), Libbey Canada Inc. ("LIBBEY CANADA"), the Lenders named therein, The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent ("AGENT"), this represents [Company's] [Libbey Canada's] request [A: to have [Bankers Trust Company] [The Bank of Nova Scotia] issue a Standby letter of Credit on(1) in the stated amount of [Cdn.]$(2) with an expiration date of(3) for the benefit of(4). The purpose of such Standby Letter of Credit is(5).] [B: to have [Bankers Trust Company] [The Bank of Nova Scotia] issue a Commercial Letter of Credit on [1] in the stated amount of [Cdn.]$[2] with an expiration date of [3], for the benefit of [4]. Capitalized terms used herein without definition which are defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement.

                    The undersigned officer[s] on behalf of Company [and Libbey Canada], to the best of [his or her] [their] knowledge as officer[s] of Company and [Libbey Canada], and Company [and Libbey Canada] certify that (i) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except (a) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date and (b) to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under the Credit Agreement; (ii) no event has occurred and is continuing under the Credit Agreement or would result from the proposed issuance of the [Canadian] Letter of Credit requested hereby which would constitute an Event of Default or Potential Event of Default; (iii) Each of Company and Libbey Canada has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement and the other Loan Documents provide shall be performed or satisfied on or before the date of issuance of the [Canadian] Letter of Credit requested pursuant to this Request for Issuance of Letter of Credit; and (iv) there is not pending or, to the knowledge of Company or Libbey Canada, threatened, any action, suit, proceeding governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries which has not been disclosed by Company pursuant to subsection 4.6 or 5.1(viii) prior to the [making of the last preceding [Canadian] Loans] [issuance of the last preceding [Canadian] Letter of




                               XI-1                                 (Exhibit XI)

Credit] [execution of the Credit Agreement] and there has occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, which, in either event would reasonably be expected to have a Material Adverse Effect and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans thereunder or the issuing of a [Canadian] Letter of Credit, thereunder[; and
(v) the Total Utilization of [Revolving] [Canadian] Loan Commitment(s], after giving effect to the proposed issuance of a [Canadian] Letter of Credit, does not exceed the [Revolving] [Canadian] Loan Commitment[s]; and (vi) the [Canadian] Letter of Credit Usage, after giving effect to the proposed issuance of a [Canadian] Letter of Credit, does not exceed [$35,000,000] [$3,000,000].



Date:



                                                 LIBBEY GLASS INC.
                                                 [LIBBEY CANADA INC.]



                                                  By:_______________________
                                                  Title:____________________



                                      XI-2                          (Exhibit XI)

                                  EXHIBIT XII

                            (FORM OF DRAWING NOTICE]


          Pursuant to that certain Second Amended and Restated Credit Agreement dated as of April 23, 1997 among Libbey Glass Inc. ("COMPANY"), Libbey Canada Inc. ("LIBBEY CANADA"), the financial institutions listed therein as Lenders ("LENDERS"), The Bank of Nova Scotia, as Canadian Agent, The First National Bank of Chicago, as Syndication Agent, NationsBank, N.A., as Documentation Agent, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, Fleet Bank, N.A., and KeyBank National Association as co-agents for Lenders, and Bankers Trust Company, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein without definition which are defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement), this represents Company's and Libbey Canada's notice pursuant to subsection 2.9B of the Credit Agreement that Libbey Canada hereby requests a Drawing under the Credit Agreement, and, in connection therewith, sets forth below the information relating to such Drawing as required by subsection 2.9B of the Credit agreement:

           1. The date of the Drawing, which is a Business Day, is ________________, _____;

           2. The aggregate Face Amount of Drafts to be accepted is Cdn. $____________;

           3. The maturity date for such Drafts is ___________, _____, which represents a term to maturity of approximately [30/60/90/120/180] days.

           The undersigned officers, to the best of their knowledge, and Company and Libbey Canada certify that:

                      (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except
           (a) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date and (b) to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under the Credit Agreement;

                      (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;




                              XII-1                                (Exhibit XII)

                      (iii) Each of Company and Libbey Canada has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; [and]

                       (iv) there is no pending or, to the knowledge of Company or Libbey Canada, threatened, any action, suit, proceeding, governmental investigation ()r arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 4.6 or 5.1(viii) prior to the making of the last preceding Loans or Drawing (or, in the case of the initial Loans, prior to the execution of the Credit Agreement), and there has occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event would reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Credit Agreement or the making of Loans or the issuance of Letters of Credit thereunder; and

                      (v) the Total Utilization of Canadian Loan Commitment, after giving effect to the proposed Drawing, does not exceed the aggregate Canadian Loan Commitment.


                                           LIBBEY CANADA INC.
Dated:____________________


                                           By _________________________
                                           Name:_______________________
                                           Title:______________________

                                           LIBBEY GLASS INC.



                                           By _________________________
                                           Name: ______________________
                                           Title: _____________________







                              XII-2                                (Exhibit XII)

                                EXHIBIT XIII-A

                                [FORM OF DRAFT]

BANKERS ACCEPTANCE                           Due _______________, _____
ACCEPTATION BANCAIRE                         Echeant le

NO. B.A. IL.0000

                                         ____________________, Canada

                                         ____________________, ____


On/Le _________________, ________ without grace, for value received, pay to the order of the undersigned drawer the sum of/sans jours de grace et contra valeur, payez a l'ordre du tireur soussigne la somme de/__________ dollars ($_______________)

To/A - [Name of Bank]
___________________, Canada



                                       LIBBEY CANADA INC.



                                       Per:
                                       par:_________________________
                                             Authorized Signature
                                             Signature Autorisee




                           XIII-A-1                             (Exhibit XIII-A)

                                EXHIBIT XIII-B

                             [FORM OF ACCEPTANCE]

                               ACCEPTED/ACCEPTE

date/le ______________________________________________, _______
      Payable at [INSERT LOCATION]/payable a __________________



[Name of Bank]



Per:
par:_________________________
      Authorized Signature
      Signature Autorisee



Per:
par:_________________________
      Authorized Signature
      Signature Autorisee




                           XIII-B-1                             (Exhibit XIII-B)

                                EXHIBIT XIII-C

                 [FORM OF BANKERS ACCEPTANCE EQUIVALENT NOTE]



Libbey Canada Inc.

NOTE NO.
BILLET NO.                                __________________________, _____



Libbey Canada Inc., for value received, hereby promises to pay to or to the order of:
Libbey Canada Inc., pour valeur recue promet par les presentes de payer a ou a l'ordre
de: __________________
on                         the sum of
le  _______________________, _______ la somme de _____________
_________________________________________________________________
in lawful money of Canada, upon presentation and surrender of this promissory note.
en monnaie ayant cours legal au Canada, sur presentation et contre remise dument faites de ce billet a ordre.


                       LIBBEY CANADA INC.



                       Per:
                       par: ______________________________
                             Authorized Signing Officer
                             Representant Autorise A Signer



                       Per:
                       par: ______________________________
                             Authorized Signing Officer
                             Representant Autorise a Signer
1.                                 Insert proposed date of issuance of the
[Canadian] Letter of Credit.



2. Insert stated amount of the Letter of Credit in numbers.


3. Insert expiration date for the Letter of Credit.



4. Insert name and address of the beneficiary of the Letter of Credit.



5.                                 Insert purpose of the Standby Letter of
Credit.





                           XIII-C-1                             (Exhibit XIII-C)